As filed with the Securities and Exchange Commission on February 9, 2023

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Healthy Extracts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2833	47-2594704
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7375 Commercial Way, Suite 125 Henderson, NV 89011	(702) 463-1004
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

Kevin “Duke” Pitts

President

Healthy Extracts, Inc.

7375 Commercial Way, Suite 125

Henderson, NV 89011

(702) 463-1004

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Brian A. Lebrecht, Esq. Clyde Snow & Sessions, PC 201 S. Main Street, Suite 2200 Salt Lake City, UT 84111 Telephone: (801) 322-2516	Richard I. Anslow, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  [   ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated February 9, 2023

HEALTHY EXTRACTS, INC.

[•] shares

common stock

This is an initial public offering of the common stock, par value $0.001 per share (the “Common Stock”), of Healthy Extracts, Inc., a Nevada corporation.

We are hereby registering on the registration statement of which this prospectus forms a part a total of [•] shares of our Common Stock for sale by us. This offering is being made on a firm commitment basis at an assumed offering price of $[•] per share, assuming a 1-for-100 reverse stock split of our outstanding shares of Common Stock. The number of shares of Common Stock offered pursuant to this prospectus and all other applicable information, other than in the historical and pro-forma financial statements and related notes included elsewhere in this prospectus, has been determined based on such assumed offering price. The actual offering price of the shares offered hereby will be determined between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business. Therefore, the assumed offering price per share of the shares used throughout this prospectus may not be indicative of the actual offering price for the shares (see “Underwriting – Determination of Public Offering Price” for additional information).

On September 23, 2022, our majority shareholder approved by written consent, declared it advisable and in our best interest, to amend our Articles of Incorporation to effect a reverse split of our outstanding Common Stock within a range of 1-for-25 to 1-for-150, the exact ratio and timing to be determined by our board of directors (“Board”) no later than June 30, 2023. On September 23, 2022, our Board of Directors approved the stock split. We intend for the Board to effect such reverse stock split in connection with the Offering and our intended listing of our Common Stock on the Nasdaq Capital Market (“Nasdaq”), however we cannot guarantee that The Nasdaq Stock Market LLC will approve our initial listing application for our Common Stock upon such reverse stock split. Unless specifically provided otherwise herein, such numbers and prices above and used elsewhere in this prospectus assume the effectiveness of a 1-for-100 reverse stock split of our Common Stock, an assumed offering price of $[•] per share, and the listing of our Common Stock on Nasdaq to occur as of the effective date of the registration statement of which this prospectus forms a part but prior to the closing of this offering.

Currently, our common stock is quoted on the OTCQB Marketplace maintained by OTC Markets, Inc. under the symbol “HYEX.”  The closing price of our common stock (not adjusted for the anticipated stock split) as reported on the OTCQB on February 8, 2023 was $0.0495. We intend to apply to list our Common Stock on the Nasdaq Capital Market (“Nasdaq”) under the same symbol. We believe that upon the completion of the offering, we will meet the standards for listing on Nasdaq. We cannot guarantee that we will be successful in listing our common stock on Nasdaq; however, we will not complete this offering unless we are so listed.

Investing in the common stock is speculative and involves a high degree of risk. You should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total (1)
Price to the public	$[•]	$[•]
Underwriting discounts (2)	$[•]	$[•]
Proceeds, before expenses, to us	$[•]	$[•]

(1)Assumes no exercise of the over-allotment options by the underwriters.

(2)We have agreed to pay the underwriters a cash fee of 8% of the aggregate gross proceeds raised in the Offering of the shares (including proceeds received from shares of Common Stock sold to cover over-allotments, if any). We have also agreed to issue warrants to purchase up to [•] shares of our Common Stock to the underwriters exercisable at a per share price equal to 110% of the offering price of the shares (the “Underwriters’ Warrants”), which number of shares will be equal to 5% of the aggregate number of shares sold in the Offering (including the over-allotment), and to reimburse the underwriters for certain expenses. See “Underwriting” for additional information regarding underwriting compensation.

We have granted to the representative of the underwriters a 45-day option to purchase up to an additional [•] shares of Common Stock to cover over-allotments, if any.

The underwriters expect to deliver the securities against payment to the investors in this offering made on or about [•], 2023.

The date of this prospectus is [•], 2023

HEALTHYEXTRACTS™
SUPERIOR HEALTH TECHNOLOGY
Live life young again.™
Leading Innovator of Clinically-Proven, Plant-based Products for Heart, Brain & Immune Health

Table of Contents

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto, or to which we have referred you, before making your investment decision. Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement, or any free writing prospectuses or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or any free writing prospectuses or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectuses or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of any shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Neither we nor the underwriters are offering to sell or seeking offers to purchase such shares of Common Stock offered hereby in any jurisdiction where the offer or sale is not permitted. Neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering as to distribution of the prospectus outside of the United States.

Solely for convenience, our trademarks and tradenames referred to in this prospectus and the registration statement of which it forms a part may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our websites, www.healthyextractsinc.com, www.bergamentna.com, and www.tryubn.com does not constitute part of this prospectus or the registration statement of which it forms a part.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus, including our financial statements and related notes and the information set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before investing in our common stock. In this prospectus, the “Company,” “we,” “us,” and “our” refer to Healthy Extracts, Inc.

Our Business

We are a platform for acquiring, developing, researching, patenting, marketing, and distributing science-forward, clinically proven, plant-based nutraceuticals. Our proprietary and patented products target select high-growth categories within the multibillion-dollar nutraceuticals market, such as heart, brain and immune health.

Nutraceuticals are generally considered to be substances that beyond their nutritional value can be used to achieve a benefit for an existing physiological condition or provide protection against potential aliments.

The primary philosophy behind nutraceuticals is the focus on prevention and the body’s ability to use natural rather than artificially derived substances to treat disease or dysfunction—or as the Greek physician and father of modern medicine, Hippocrates, famously espoused, “Let food be your Medicine.”

Today, the role of nutraceuticals in human health and wellbeing has become one of the most active and important areas of scientific investigation, with the latest findings presenting wide-ranging implications for consumers, health care providers, regulators, nutritional supplement producers and distributors. Our mission is to lead and support this investigation and use our findings to acquire or create products with health and performance benefits that have mass consumer appeal.

Guided by this mission, our first two acquisitions (in 2019 and 2020, respectively) formed our current operating subsidiaries, Bergamet NA, LLC (“Bergamet”), which offers nutraceutical heart and immune health products, and Ultimate Brain Nutrients, LLC (“UBN”), which offers nutraceutical products for brain health.

Through more than 17 published clinical trials, our Bergamet products have been shown to support heart health, support immune response, and address metabolic syndrome. Our UBN brain heath formulations have been in development for more than 20 years, over which time it has gained support by more than 100 clinical studies.

On January 13, 2023, we entered into a definitive agreement to acquire nutraceutical manufacturer, Hyperion, L.L.C. (“Hyperion”), and its digital marketing affiliate, Online Publishing & Marketing, LLC (“OPM”), both based in Lexington, Virginia. We intend to use a portion of the proceeds from this Offering to fund this acquisition. See “Use of Proceeds.”

Hyperion products have been formulated to support brain, memory, vision, sinus and digestive health, as well as healthy sleep and aging. OPM provides online advertising and marketing for Hyperion as well as other companies in the health and wellness space. The closing of these two acquisitions is expected to occur following the completion of and using the proceeds from this Offering.

We anticipate the acquisition of Hyperion and OPM to be transformative to our business, significantly strengthening our manufacturing, marketing and distribution capabilities, expanding our nutraceutical product portfolio, adding positive cash flow, and significantly increasing our annualized gross revenues.

We also expect that the greater financial and operational strength afforded by these two acquisitions to better enable us to make future strategic complementary acquisitions, including some of which we have identified and are currently evaluating.

Our Markets

The overall nutraceutical market is growing at a 7.8% compounded annual growth rate (“CAGR”) and is expected to reach $441 billion by 2026, according to ReportLinker. Driving this growth are multiple factors, including changing lifestyles, growing consumer desire to move away from expensive prescription medicine and undesirable side effects, aging population and increased life expectancy.

A growing self-care trend is also driving strong demand for nutraceuticals. Given increasingly hectic lifestyles, and the lack of time for preparing and consuming the required nutrients through a regular diet, the desire to replenish or augment essential nutrients with nutraceuticals is also increasing.

Our BergaMet all-natural Citrus Bergamot SuperFruit formulations address an expanding global heart health ingredients market that is projected to grow at a 4.6% CAGR to reach $55.3 billion by 2027, according to ResearchAndMarkets. This growth is largely being driven by concerns about cardiovascular disease, which remains the leading cause of premature death globally according to the World Health Organization.

Our UBN products tap the fast-growing market for brain health, which is growing at a 9.4% CAGR to reach $15.7 billion by 2030, according to Grandview Research. This market is being driven in part by the rise in the aging adult population in North America and Europe, with consumers increasingly using brain health supplements to prevent or treat mental conditions such as memory loss or dementia, or to improve mental cognition, energy and focus.

Our UBN RELIEF product for migraine suffers also address a huge market opportunity, with an estimated 39 million people suffering from migraine headaches in the U.S. and 1 billion worldwide, according to the American Migraine Foundation.

Our Competitive Strengths

We compete with other manufacturers, distributors and marketers of vitamins, minerals, herbs, and other nutritional supplements both within and outside the U.S. The nutritional supplement industry is highly competitive, and we expect the level of competition to remain high over the near term.

We believe we have unique market position in high gross margin categories, with our gross margin ranging from 60% to 80%, depending on product and market channel.

Based upon our exclusive U.S. and Canada licensing and manufacturing agreement with Gelteq, we believe we are able to offer a unique gel-pack delivery system that our competition in North America cannot provide.

As the exclusive North American provider of the world’s highest strength Citrus Bergamot SuperFruit, our heart and immune products have unique advantages. For example, our BergaMet PRO+ product has 47% BPF Gold potency as compared to our closest competitor at only 38% BPF.

Backed by more than 17 published clinical trials, our citrus bergamot has been shown to support heart health, support immune response, and address metabolic syndrome.

Our peer-reviewed clinical studies that support our health and brain health products also provide us important competitive advantages. Our UBN brain health formulation has been in development for more than 20 years, over which time it has gained support by more than 100 clinical studies.

In January 2022, the World Journal of Advanced Research and Reviews published the results of a clinical study which showed that taking a daily serving of UBN RELIEF for 60 days can naturally reduce or alleviate neurological discomfort. It was also shown to improve cognitive function, sleep satisfaction and overall quality of life.

Future Anticipated Growth Drivers

New Sales Channels and Product Launches

In order to drive continued sales growth and leverage our growing customer base, we are planning to expand our product portfolio to include supplements that support gut health as well as introduce more products in gel-pack format.

We plan to further expand our sales channels as well as our portfolio of proprietary, clinically proven natural formulations for heart and brain health and other indications.

Strategic Acquisitions

The market for nutraceutical products is highly fragmented, which create many acquisition opportunities. As part of our primary mission, we will continue to evaluate potential acquisition opportunities that could expand our product portfolio and benefit from our marketing strength and multi-channel distribution.

We anticipate that the greater financial and operational strength afforded by our planned acquisitions of Hyperion and OPM will better enable us to make future strategic complementary acquisitions.

Employees

On the Healthy Extracts holding company level, are employees are comprised of our company’s officers. Our BergaMet subsidiary has two employees. Our UBN subsidiary currently does not have its own employees since it uses outside contract help on an as-needed basis, with management provided by our officers.

We anticipate all of our employees will continue to work for us for the foreseeable future. We plan to hire appropriate personnel on an as-needed basis and utilize the services of independent contractors as needed.

We anticipate that our planned acquisition of Hyperion and OPM will add approximately 14 employees, which will continue to work out of their existing facilities in Lexington, Virginia.

Corporate History

We were incorporated on December 19, 2014 in the State of Nevada.

On February 4, 2019, we acquired BergaMet NA, LLC, a Delaware limited liability company (“BergaMet”). BergaMet is a wholly-owned subsidiary through which we conduct our nutraceuticals business. As a result of the acquisition, Jay Decker became our majority shareholder. The shares of common stock issued in the acquisition were equal to approximately 80.1% of our outstanding common stock immediately following the closing.

On April 3, 2020, we acquired Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”). UBN is a wholly-owned subsidiary through which we conduct our plant-based neuro-products business. As a result of the acquisition, Jay Decker became a significantly larger shareholder. The shares of common stock issued in the acquisition were equal to approximately 42.5% of our outstanding common stock immediately following the closing.

On January 13, 2023, we entered into an Acquisition Agreement for the acquisition of Hyperion, L.L.C. and Online Publishing & Marketing, LLC, both Virginia limited liabilities companies, by merging them into our newly-formed wholly-owned subsidiaries, Green Valley Natural Solutions, LLC (“Green Valley”) and Online Publishing & Marketing, LLC (“OPM”), both Nevada limited liability companies. The closing of the acquisition will take place following the completion of and using the proceeds from this Offering.

Corporate Information

Our corporate headquarters are located at 7375 Commercial Way, Suite 125, Henderson, NV 89011, and our telephone number is (702) 463-1004. Our websites are www.healthyextractsinc.com, www.bergametna.com, and www.tryubn.com. Information contained on our websites is not incorporated into, and does not constitute any part of, this prospectus.

Recent Developments

Reverse Stock Split

On September 23, 2022, our majority shareholder approved by written consent, declared it advisable and in our best interest, to amend our Articles of Incorporation to effect a reverse split of our outstanding Common Stock within a range of 1-for-25 to 1-for-150, the exact ratio and timing to be determined by our board of directors (“Board”) no later than June 30, 2023. On September 23, 2022, our Board of Directors approved the stock split. We intend for the Board to effect such reverse stock split in connection with the Offering and our intended listing of our Common Stock on the Nasdaq Capital Market (“Nasdaq”), however we cannot guarantee that The Nasdaq Stock Market LLC will approve our initial listing application for our Common Stock upon such reverse stock split. Unless specifically provided otherwise herein, such numbers and prices above and used elsewhere in this prospectus assume the effectiveness of a 1-for-100 reverse stock split of our Common Stock, an assumed offering price of $[•] per share, and the listing of our Common Stock on Nasdaq to occur as of the effective date of the registration statement of which this prospectus forms a part but prior to the closing of the Offering of the shares.

We intend to apply to list our Common Stock on Nasdaq in connection with this offering. We intend for the Board to effect such reverse stock in connection with this Offering and our intended listing of our Common Stock on Nasdaq, however we cannot guarantee that we will receive approval of our initial listing application for our Common Stock on Nasdaq upon such reverse stock split.

The number of shares of Common Stock offered pursuant to this prospectus and all other applicable information, other than in the historical financial statements and related notes included elsewhere in this prospectus, assumes the effectiveness of a 1-for-100 reverse stock split of our Common stock.

2023 Pending Acquisitions

On January 13, 2023, we entered into an Acquisition Agreement for the acquisition of Hyperion, L.L.C. and Online Publishing & Marketing, LLC, both Virginia limited liabilities companies, by merging them into our newly-formed wholly-owned subsidiaries, Green Valley Natural Solutions, LLC (“Green Valley”) and Online Publishing & Marketing, LLC (“OPM”), both Nevada limited liability companies. The closing of the acquisition will take place following the satisfaction of certain closing conditions, including a capital raise of at least $4,000,000 and the commencement of trading, or approval for the commencement of trading, of our common stock on the Nasdaq Capital Market. The total purchase price for the acquisitions will be $1,750,000 in cash, $1,300,000 in the form of secured promissory notes, and $1,250,000 worth of our common stock (based on a 30% premium to the price paid per share of common stock in the above-referenced capital raise, but in no event more than ninety percent (90%) of the volume weighted average price for our common stock for the ninety (90) trading days up to and including the trading day immediately before the day the price is finally determined for securities sold in the capital raise).

The combination of the businesses is expected to significantly increase our current annualized gross revenues. Revenues for Hyperion and OPM were over $9 million for the nine-months ended September 30, 2022. Hyperion is also expected to strengthen our manufacturing and distribution capabilities, as well as expand our product portfolio with 15 unique and proprietary nutraceutical formulations sold under the brand, Green Valley Natural Solutions. These products are formulated to support brain, memory, vision, sinus and digestive health, as well as healthy sleep and aging.

Green Valley Natural Solutions products are manufactured and shipped direct-to-consumer from specially temperature-controlled warehouses in Shenandoah Valley, Virginia. These facilities would add an East Coast presence to our existing warehouse and shipping facilities in Nevada, with this expected to lower customer shipping costs and order delivery times.

Hyperion’s relationships with high-quality contract manufacturers are also expected to lower our manufacturing costs, as well as improve supply chain efficiencies and economies of scale.

Online Publishing & Marketing specializes in creating digital and affiliate marketing content for Hyperion and will enhance our overall marketing strategy and audience reach. They also bring a large email distribution list of hundreds of thousands of potential customers with a new affiliate marketing channel. OPM also produces engaging digital content such as educational videos and newsletters.

The planned acquisition of Hyperion and OPM is expected to add approximately 14 employees, who would continue to work out of the existing facilities in Lexington, Virginia.

We expect these two synergistic and accretive acquisitions to accelerate and support our growth and expand our market reach. Our natural, clinically-proven heart and brain health formulations are perfect for cross selling or private labeling with Green Valley products, such as their stem cell restore formulation that are sold across various marketing channels. Likewise, Green Valley sales would benefit from our established marketing channels, which includes subscription-based direct-to-consumer, national grocery stores, and a strong presence on Amazon.

On a pro forma basis upon the closing of the acquisitions, we would generate over $12 million in annualized gross revenue, including significant recurring revenue being generated by subscriptions. The anticipated positive cash flow would fund future revenue growth from new product introductions and market expansion, as well as other potential strategic acquisitions.

The completion of the acquisitions is subject to certain closing terms and there can be no assurance that the transactions will be completed as described.

Summary of Risk Factors

There are a number of risks related to our business, this offering and our common stock that you should consider before you decide to participate in this offering. You should carefully consider all the information presented in the section titled “Risk Factors” in this prospectus. Some of the principal risks related to our business include the following:

•We rely on a single supplier relationship for licensing and manufacturing, and the termination of that agreement could have material effect on the cost of our products and the manufacturing of our finished goods.

•We have a limited operating history in our current business, we are not profitable, and we do not expect to be profitable in the near future. There is no assurance our future operations will result in revenues sufficient to obtain or sustain profitability. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

•We received and responded to a warning letter from the FDA.

•Our success is linked to the size and growth rate of the vitamins, minerals and supplements market and an adverse change in the size or growth rate of that market could have a material adverse effect on us;

•We expect to incur substantial costs and devote substantial time to the integration of Hyperion and OPM, which could have a negative impact on our operating results;

•Our success depends on our ability to maintain the value and reputation of our brands;

•We may fail to attract, acquire or retain customers at our current or anticipated future growth rate, or may fail to do so in a cost-effective manner, which would adversely affect our business, financial condition and results of operations;

•If we are unable to anticipate customer preferences and successfully develop new and innovative products in a timely manner or effectively manage the introduction of new or enhanced products, then our business may be adversely affected;

•We are highly dependent upon consumers’ perception of the safety, quality, and efficacy of our products as well as similar products distributed by other companies in our industry, and adverse publicity and negative public perception regarding particular ingredients or products or our industry in general could limit our ability to increase revenue and grow our business;

•We face intense competition from competitors that are larger, more established and that possess greater resources than we do, and if we are unable to compete effectively, we may be unable to gain sufficient market share to sustain profitability;

•Because we depend on outside suppliers with whom we do not have long-term agreements for raw materials, we may be unable to obtain adequate supplies of raw materials for our products at favorable prices or at all, which could result in product shortages and back orders for our products, with a resulting loss of sales and profitability;

•A disruption in the service, a significant increase in the cost of our primary delivery and shipping services for our products or a significant disruption at shipping ports could adversely affect our business;

•We will required additional financing in the future, and we can provide no assurance that such funding will be available on terms that are acceptable to us, or at all.

•We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs, and the lack of adequate financing could negatively impact our business;

•We and our suppliers are subject to numerous laws and regulations that apply to the manufacturing and sale of nutritional supplements, and compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, subject us or our suppliers to the risk of enforcement action, or otherwise adversely affect our business, results of operations and financial condition; and

•Our success is dependent on the accuracy, reliability, and proper use of sophisticated and dependable information processing systems and management information technology and any interruption in these systems could have a material adverse effect on our business, financial condition and results of operations.

These and other risks are more fully described in the section titled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our common stock.

The Offering

Shares of Common Stock to be offered by us:	[•] shares ([•] shares if the underwriters exercise their over-allotment option in full to purchase shares of Common Stock at the offering price), based on an assumed offering price of $[•] per share.

Shares of Common Stock outstanding immediately before this Offering:	3,451,724 shares.

Shares of Common Stock outstanding immediately after this Offering:

[•] shares ([•] shares if the underwriters exercise their over-allotment options in full to purchase [•] shares of Common Stock at the offering price), based on an assumed offering price of $[•] per share, and assuming no exercise of any Underwriters’ Warrants.

Assumed public offering price:

$[•] per share. The actual public offering price may be at, above or below such assumed public offering price and will be determined at pricing based on, among other factors, the closing bid price of the Common Stock on the effective date of this registration statement. See “Underwriting — Determination of Public Offering Price” for additional information.

Option to purchase additional shares of Common Stock:	We have granted to the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to [•] additional shares of Common Stock to cover over-allotments, if any.

Underwriters’ Warrants:

The registration statement of which this prospectus forms a part also registers for sale up to an aggregate of [•] shares of Common Stock (based on an assumed public offering price of $[•] per share) underlying the Underwriter’s Warrants as a portion of the underwriting compensation payable to the underwriters in connection with this offering. The Underwriters’ Warrants will be exercisable at any time, and from time to time, in whole or in part, after the closing of this Offering until the fifth anniversary of the date of the commencement of sales of the Shares issued in connection with this Offering at an exercise price of $[•] per share (110% of the public offering price per share of Common Stock). See “Underwriting —Underwriters’ Warrants” for a more detailed description of the Underwriters’ Warrants.

Use of Proceeds:

We estimate that the net proceeds from the sale of our Common Stock in this Offering will be approximately $[•] million, based on an assumed public offering price of $[•] per share, and assuming the underwriters do not exercise their option to purchase additional shares of Common Stock and no exercise of Underwriters’ Warrants.

We intend to use $3.1 million of the net proceeds from this Offering to complete the acquisition of Hyperion, L.L.C. and Online Publishing & Marketing, LLC. The remainder of the proceeds will be used for working capital and general corporate purposes. See the section entitled “Use of Proceeds.”

Reverse Stock Split:

We anticipate that we will effect a reverse stock split of the outstanding shares of Common Stock at a ratio between 1-for-25 and 1-for-150 on or after the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC, but in no event later than the pricing of this Offering. Unless otherwise noted, the share and per share information in this prospectus, other than in the historical financial statements and related notes included elsewhere in this prospectus, assumes the effectiveness of a 1-for-100 reverse stock split of our outstanding shares of Common Stock.

Risk Factors:

An investment in our shares of Common Stock offered hereby is speculative and involves a high degree of risk. You should read the section entitled “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should consider carefully before deciding to purchase our shares of Common Stock offered hereby.

Proposed Nasdaq symbol and trading:

Our Common Stock is presently quoted on the OTCQB Market. We intend to apply to list our Common Stock on Nasdaq. We cannot guarantee that we will be successful in listing our Common Stock on Nasdaq. We will not consummate this Offering unless our Common Stock is approved for listing on Nasdaq.

The number of shares of our Common Stock to be outstanding before this Offering is based on 3,451,724 shares of our Common Stock outstanding as of February 9, 2023, giving effect to the anticipated reverse stock split of our outstanding Common Stock on a 1-for-100 basis, and assuming no exercise of the underwriters’ over-allotment option and no exercise of any Underwriters’ Warrants, and includes or excludes the following, as applicable:

•excludes [•] shares of Common Stock issuable upon the closing of the acquisition of Hyperion, L.L.C. and Online Publishing & Marketing, LLC. The number of shares of Common stock will be equal to $1,250,000 based on a 30% premium to the price paid per share of Common Stock in this Offering, but in no event more than ninety percent (90%) of the volume weighted average price for our common stock for the ninety (90) trading days up to and including the trading day immediately before the day the price is finally determined for securities sold in this Offering;

•excludes 168 shares of Common Stock issuable upon the exercise of outstanding warrants with an exercise price of $6,250.00 per share;

•excludes 75,000 shares of Common Stock issuable upon the exercise of outstanding warrants with an exercise price of $5.00 per share;

•excludes 65,000 shares of Common Stock issuable upon the exercise of outstanding warrants with an exercise price of $7.50 per share;

•excludes 104,500 shares of Common Stock issuable upon the exercise of outstanding options with an exercise price of $5.00 per share; and

•excludes 157,750 shares of Common Stock represented by Restricted Stock Units and 360,000 shares of Common Stock represented by Restricted Stock Awards.

The actual number of shares of our Common Stock to be outstanding before this Offering will be determined based on the actual public offering price and the final reverse stock split ratio, as determined by the Board.

SUMMARY FINANCIAL INFORMATION

		As of and for the Nine Months ended September 30,		As of and for the Year Ended December 31,		As of and for the Year Ended December 31,
Healthy Extracts, Inc.		2022 (unaudited)		2021 (audited)		2020 (audited)

Statement of Operations Data:

Revenue		$1,668,105		$1,676,598		$1,299,398
Net operating income (loss)		$(311,476)		$(907,658)		$(1,755,376)
Net income (loss)		$(1,026,538)		$(97,945)		$(1,056,841

Balance Sheet Data:

Cash		$73,884		$222,098		$59,201
Current assets		$2,041,081		$2,313,404		$625,272
Total assets		$2,779,161		$3,029,579		$3,115,430

Current liabilities		$944,248		$558,841		$261,604
Total liabilities		$944,248		$558,841		$261,604
Accumulated deficit		$(15,970,158)		$(14,943,620)		$(12,956,498)

Net loss per common share – basic and diluted	$	[•]	$	[•]	$	[•]

SUMMARY PRO-FORMA FINANCIAL INFORMATION

Healthy Extracts, Inc.	As of and for the Nine Months ended September 30,	As of and for the Year Ended December 31,	As of and for the Year Ended December 31,
Hyperion, L.L.C. OP&M	2022 (unaudited)	2021 (audited)	2020 (audited)

Statement of Operations Data:

Revenue	$9,576,077	$12,837,096	$13,025,222
Net operating income (loss)	$7,618,113	$10,089,485	$9,161,648
Net income (loss)	$(1,026,551)	$(1,328,145)	$(1,130,008)

Balance Sheet Data:

Cash	$273,884	$2,459,584	$2,603,992
Current assets	$3,199,901	$5,609,481	$5,897,871
Total assets	$7,438,616	$6,484,902	$6,720,442

Current liabilities	$1,303,716	$1,050,058	$749,488
Total liabilities	$1,303,716	$1,050,058	$749,488
Accumulated equity (deficit)	$(15,970,171)	$(11,979,514)	$(9,839,370)
Total stockholders’ equity	6,134,900	5,434,844	5,970,954

Net loss per common share – basic and diluted	$0.003	$0.004	$0.005

RISK FACTORS

Any investment in our common stock is speculative and involves a high degree of risk. You should consider carefully the risk factors related to our business described below, together with the other information and financial statements contained in this prospectus, before you decide to buy our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If one or more of the these risks actually occurs, our business will suffer, and as a result our financial condition or results of operations will be adversely affected. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risk Factors Related to our Business

We rely on a single supplier relationship for licensing and manufacturing, and the termination of that agreement could have material effect on the cost of our products and the manufacturing of our finished goods.

In August 2021, we signed an exclusive U.S. and Canada licensing and manufacturing agreement with Gelteq Pty Ltd, a developer of ingestible gel technology, under which we agreed to develop and manufacture an advanced oral delivery system for our plant-based, clinically proven, heart, immune and brain health formulations. Through this agreement we secured the exclusive rights to use Gelteq’s internationally patented gelification process in the U.S. and Canada for the development and marketing of natural ingestible gels that contain our Citrus Bergamot or UBN ingredients. In the event either party terminates that agreement, our ability to obtain and manufacture our products will be interrupted, and we may not be able to find a replacement at the same cost.

We have a limited operating history in our current business, we are not profitable, and we do not expect to be profitable in the near future. There is no assurance our future operations will result in revenues sufficient to obtain or sustain profitability. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on December 19, 2014, but we have changed our business focus with the acquisition of BergaMet in 2019 and UBN in 2020.  We have not fully developed our current business operations and have not yet to generate significant revenue from such operations. Our ability to continue as a going concern is dependent upon our ability to further establish and then grow our business and to obtain adequate financing in order to reach profitable levels of operations. In that regard we have no proven history of performance, earnings or success.

Our net loss from inception to December 31, 2021, was ($14,943,620). Based on our cash position of $73,884 as of September 30, 2022, we will need to raise additional capital from the sale of our stock or debt. Such funding may not be available, or may be available only on terms which are not beneficial and/or acceptable to us.

Our ability to achieve profitability and positive cash flow in the future is dependent upon our ability to attract new customers who will buy our nutritional supplement products and services, and our ability to generate sufficient revenue through the sale of those products and services.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses that may exceed revenues. We cannot guarantee that we will be successful in generating sufficient revenues in the future. In the event we cannot generate sufficient revenues and/or secure additional financing, we may be forced to cease operations.

Our success is linked to the size and growth rate of the vitamin, mineral and supplement market and an adverse change in the size or growth rate of that market could have a material adverse effect on us.

An adverse change in size or growth rate of the vitamin, mineral and supplement market could have a material adverse effect on us. Underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control, including media attention and scientific research, which may be positive or negative. In addition, the vitamin, mineral and supplement market is heavily saturated, and the demand for and market acceptance of new products and services in the market is uncertain. While we predict that the overall vitamin, mineral and supplement market will continue to grow, it is difficult to predict the future growth rates, if any, to the size of our market. We cannot assure you that our market will continue to develop, that the public’s interest in personalized health and wellness will continue, or that our products and services will become widely adopted. If our market does not further develop, develops more slowly than expected, or becomes saturated with competitors, or if our products and services do not achieve market acceptance, our business, financial condition, and operating results could be adversely affected.

We are highly dependent upon consumers’ perception of the safety and quality of our products and if we fail to maintain adequate quality standards for our products and services, or if our products become subject to regulatory investigations, our business may be adversely affected and our reputation harmed.

Our products, including nutritional supplements, may contain defects or may not perform as intended. These defects could result in a product recall, market withdrawal, negative publicity or other events that would result in harm to our reputation, loss of customers or revenue, health and safety issues for our customers, product liability claims, refunds, order cancellations, or lack of market acceptance of our products and services. Any such defects, errors, or vulnerabilities would require us to take remedial action, which could require us to allocate significant research and development and customer support resources to address any such problems. Further, if we make acquisitions, we may encounter difficulties in integrating acquired technologies into our services and in augmenting those technologies to meet the quality standards that are consistent with our brand and reputation.

Our agreements with customers, distribution partners, and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred in connection with any such defects or errors of our products or services, or other liabilities relating to or arising from our products or services. Some of these indemnity agreements provide for uncapped liability for which we would be responsible, and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments could harm our business, financial condition, and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations, we are not always successful and may still incur substantial liability related to such claims. In addition, although we carry general liability insurance, our insurance against this liability may not be adequate to cover a potential claim, and such coverage may not be available to us on acceptable terms, or at all. Any dispute with a customer or other third party with respect to such obligations could have adverse effects on our relationship with such customer or other third party, our reputation, or demand for our platform. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

Negative public perception may also arise from regulatory actions or investigations, regardless of whether those investigations involve us. We are highly dependent upon consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that such products may be harmful or adverse public reports or other media attention regarding the safety, efficacy and quality of nutritional supplements in general, or our products specifically, or associating the consumption of nutritional supplements with illness, questioning the benefits of nutritional supplements in general, or our products specifically, or claiming that such products do not perform as marketed, labeled and advertised, could have a material adverse effect on us, regardless of whether these reports are scientifically supported. Any such adverse public reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products as directed and the content of such public reports and other media attention may be beyond our control. Publicity related to nutritional supplements may also result in increased regulatory scrutiny of our industry. Adverse publicity may have a material adverse effect on our business, financial condition, results of operations and cash flows. There can be no assurance of future favorable scientific results and media attention or of the absence of unfavorable or inconsistent findings.

Our success depends on our ability to maintain the value and reputation of our brands.

We believe that our customers associate our name with quality products and services and that the strength of our brands is important to attracting and retaining customers. We rely on our trusted brands to differentiate our products and services from those of our competitors in a crowded and saturated market for nutritional supplements. Maintaining, protecting, and enhancing our brands depends largely on the success of our marketing efforts, ability to provide consistent, high-quality products, services, features, content and support. We believe that the importance of our brands will increase as competition further intensifies. Accordingly, brand promotion activities aimed at bolstering our brands may require substantial expenditures. Our brands could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity. Our brands could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity. Our brands could also be harmed if any of our influencers receive negative publicity, or if our products and services do not perform as intended.

We may fail to attract, acquire or retain customers at our current or anticipated future growth rate, or may fail to do so in a cost-effective manner, which would adversely affect our business, financial condition and results of operations.

Our continued growth depends, in part, on our ability to attract, acquire and retain customers in a cost-effective manner. Numerous factors, however, may impede our ability to attract, acquire or retain customers, including our failure to attract, effectively train, retain, and motivate sales and marketing personnel, our failure to educate customers and health professionals about the benefits of our products, our failure to develop or expand relationships with our suppliers, our inability to convert initial adoption into ongoing recurring revenue and our failure to provide customer support once products are delivered.

We rely on internet search engines, lead generators, and social networking sites to help drive traffic to our website and the sale of our products, and if we fail to appear prominently in the search results or fail to drive traffic through paid advertising, our traffic and product sales would decline and our business would be adversely affected.

We depend in part on internet search engines (such as Google), lead generators, and social networking sites (such as Facebook) to drive traffic to our website and the sale of our products. Our ability to maintain and increase the number of visitors directed to our website is not entirely within our control. Our competitors may increase their search engine optimization efforts and outbid us for placement on various sites or search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If internet search engines modify their search algorithms in ways that are detrimental to us, if sites refuse to display any or all of our products in certain geographic markets, or if our competitors’ efforts are more successful than ours, overall growth in our customer base could slow or our customer base could decline. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our website through internet search engines, lead generators, or social networking sites could harm our business and operating results.

Our success depends, in part, on our existing customers continuing to purchase our products. Our customers have no obligation to purchase our products, and in the normal course of business, some customers may decide to purchase less or none of our products. If we acquire fewer customers than expected, or fewer customers purchase our existing products or try our new products, then our business, financial condition and results of operations may be adversely affected. Our business depends on the effectiveness of our advertising and marketing programs, including the strength of our social media presence, to attract and retain customers.

Our business success depends on our ability to attract and retain customers. Our ability to attract and retain customers depends significantly on the effectiveness of our advertising and marketing practices. From time-to-time, we use the success stories of our customers, and utilize brand ambassadors, spokespersons and social media influencers, including in some cases celebrities, in our advertising and marketing programs to communicate on a personal level with consumers. Any actions taken by these individuals that harm their personal reputation or image, or their decision to stop using our services and products, could have an adverse impact on the advertising and marketing campaigns in which they are featured. We and our brand ambassadors, spokespersons and social media influencers also use social media channels as a means of communicating with customers. Unauthorized or inappropriate use of these channels could result in harmful publicity or negative consumer experiences, which could have an adverse impact on the effectiveness of our marketing in these channels. In addition, substantial negative commentary by others on social media platforms could have an adverse impact on our reputation and ability to attract and retain customers. If our advertising and marketing campaigns do not generate a sufficient number of customers, our business, financial condition and results of operations will be adversely affected.

If we are unable to anticipate customer preferences and successfully develop new and innovative products in a timely manner or effectively manage the introduction of new or enhanced products, then our business may be adversely affected.

Part of our success is our ability to innovate and introduce new products focused on our consumer demands. To maintain our success and increase our customer base, we must continue to develop products with differentiated benefits and anticipate and react to changing health professional and consumer demands in a timely manner. Our products and services are subject to changing consumer preferences that cannot be predicted with certainty. If we are unable to introduce new or enhanced products in a timely manner, or our new or enhanced products are not accepted by our customers, then our competitors may introduce competitive products faster than us, which could negatively affect our rate of growth. Moreover, our new products may not receive customer acceptance because preferences could shift rapidly to alternative nutritional supplements, and our future success depends in part on our ability to anticipate and respond to these changes. Failure to anticipate and respond in a timely manner to changing customer preferences could lead to, among other things, lower sales, pricing pressure, lower gross margins, and excess inventory levels. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address them will partially depend upon our continued ability to develop and introduce innovative, high-quality product offerings. Development of new or enhanced products and services may require significant time and financial investment, which could result in increased costs and a reduction in our profit margins.

If we are unable to sustain pricing levels for our products, our business could be adversely affected.

The prices for our nutritional supplement products reflect their high quality, safety and benefits. If we are unable to sustain pricing levels for our products, whether due to competitive pressure or otherwise, then our gross profits could be reduced. Further, our decisions regarding the development of new products are based on assumptions about future pricing. If there is price compression in the market after these decisions are made, then it could lower our gross profits and have a negative effect on our results of operations.

We face intense competition from competitors that are larger, more established and that possess greater resources than we do, and if we are unable to compete effectively, we may be unable to gain sufficient market share to sustain profitability.

Numerous manufacturers and distributors compete actively for consumers. There can be no assurance that we will be able to compete in this intensely competitive environment. In addition, nutritional supplements can be purchased in a wide variety of channels of distribution. These channels include mass market retail stores and the Internet. Because these markets generally have low barriers to entry, additional competitors could enter the market at any time. Private label products of our customers also provide competition to our products. Additional national or international companies may seek in the future to enter or to increase their presence in our distribution channels or the vitamin, mineral supplement market. Increased competition in either or both could have a material adverse effect on us.

Adverse economic conditions may harm our business.

Our business depends on global economic conditions. Unstable market conditions make it difficult for our clients and us to accurately forecast and plan future business activities, and could cause our customers to reduce or delay their spending with us. Economic downturns or unstable market conditions may cause customers to decrease their budgets, which could reduce spend on our products and adversely affect our business, financial condition and results of operations. As we explore new countries to expand our business, economic downturns or unstable market conditions in any of those countries could result in our investments not yielding the returns we anticipate.

Generally, the United States and other key international economies have been affected from time to time by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, and overall uncertainty with respect to the economy, including with respect to tariff and trade issues. In particular, the economies of countries in Europe have been experiencing weakness associated with high sovereign debt levels, weakness in the banking sector, uncertainty over the future of the Eurozone and volatility in the value of the pound sterling and the Euro, including instability surrounding Brexit. We have operations, as well as current and potential new customers, throughout the United Kingdom and most of Europe. If economic conditions in the United Kingdom and Europe and other key markets for our platform continue to remain uncertain or deteriorate further, it could adversely affect our customers’ ability or willingness to subscribe to our platform, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscriptions or affect renewal rates, all of which could harm our operating results.

Inflation or other changes in economic conditions that affect demand for nutritional supplements could adversely affect our revenue. Uncertainty about current global economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit markets, negative financial news and/or declines in income or asset values, each of which could have a material negative effect on the demand for our products. Other factors that could influence demand include conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors affecting consumer spending behavior. These and other economic factors could have a material adverse effect on demand for our products and on our financial condition and operating results.

Overall tightening of the labor market, increases in labor costs or any possible labor unrest may adversely affect our business and results of operations.

Our business, particularly the manufacturing of our products, requires a substantial number of personnel. Any failure to retain stable and dedicated labor by us may lead to disruption to our business operations, including the manufacturing of our products. Although we have not experienced any material labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits and employee headcount. We compete with other companies in our industry and other labor-intensive industries for labor, and we may not be able to offer competitive remuneration and benefits compared to them. If we are unable to manage and control our labor costs, our business, financial condition and results of operations may be materially and adversely affected.

Our operating results could be adversely affected if we are unable to accurately forecast customer demand for our products and services and adequately manage our inventory.

To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers, based on our estimates of future demand for particular products and services. Failure to accurately forecast our needs may result in manufacturing delays or increased costs. Our ability to accurately forecast demand could be affected by many factors, including changes in customer demand for our products and services, changes in demand for the products and services of our competitors, widespread acceptance of personalized health recommendations and nutritional supplements, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. This risk may be exacerbated by the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margins to suffer and could impair the strength and our brand. Further, lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies, which could result in lower margins. Conversely, if we underestimate customer demand, our suppliers and manufacturers may not be able to deliver products to meet our requirements or we may be subject to higher costs in order to secure the necessary production capacity. An inability to meet customer demand and delays in the delivery of our products to our customers could result in reputational harm and damaged customer relationships and have an adverse effect on our business, financial condition, and operating results.

We acquire ingredients for our products from foreign suppliers and may be negatively affected by the risks associated with international trade and importation issues.

We acquire ingredients for a number of our products from suppliers outside of the United States. Accordingly, the acquisition of these ingredients is subject to the risks generally associated with importing raw materials, including, among other factors, delays in shipments, changes in economic and political conditions, quality assurance, health epidemics affecting the region of such suppliers (including the COVID-19 pandemic), nonconformity to specifications or laws and regulations, tariffs, trade disputes and foreign currency fluctuations (particularly as it relates to the tariffs currently imposed on certain products originating from China). While we inspect 100% of the lots received from third party suppliers, we cannot assure you that raw materials received from suppliers or finished products from manufacturers outside of the United States will conform to all specifications, laws and regulations or our internal standards.

There have in the past been quality and safety issues in our industry with certain items imported from overseas. We may incur additional expenses and experience shipment delays due to preventative measures adopted by the U.S. governments, our suppliers and our company.

Ingredient and packaging costs are volatile and may rise significantly, which may negatively impact the profitability of our business.

Costs of ingredients and packaging are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, fluctuations in currency and exchange rates, weather conditions, natural or man-made disasters, consumer demand and changes in governmental trade and agricultural programs. Continued volatility in the prices of the core ingredients and other supplies we purchase could increase our cost of goods sold and reduce our profitability.

We do not use hedges or forward pricing for availability of any core ingredients. As such, any material upward movement in core ingredient pricing could negatively impact our margins if we are not able to pass these costs on to our consumers, or our sales if we are forced to increase its prices. If we are not successful in managing our ingredient and packaging costs, if we are unable to increase our prices to cover increased costs or if such price increases reduce our sales volumes, then such increases in costs will adversely affect our business, financial condition and results of operations.

Certain of our core ingredient contracts have minimum volume commitments that could require purchases without matching revenues during weaker sales periods. Future core ingredient prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

A disruption in the service, a significant increase in the cost of our primary delivery and shipping services for our products or a significant disruption at shipping ports could adversely affect our business.

We use a variety of shipping services for delivery of our products to users and brick-and-mortar and online retail partners, including air carriers and ocean shipping services. We have experienced and could continue to experience increased congestion and new import and export restrictions implemented at ports on which we rely for our business. In many cases, we have had to secure alternative transportation, such as air freight, or use alternative routes, at increased costs, to run our supply chain.

In the event of any significant interruption in service by shipping providers or at airports or shipping ports, we may be unable to engage alternative suppliers or to receive or ship goods through alternate sites in order to deliver our products in a timely and cost-efficient manner. As a result, we could experience delays, increased shipping costs and lost sales as a result of missed delivery deadlines and product demand cycles. For example, at times during the COVID-19 pandemic, shipping of our products has been delayed, which has inconvenienced our users and brick-and-mortar and online retail partners. Furthermore, if the cost of delivery or shipping services were to increase significantly and the additional costs could not be covered by product pricing, our results of operations could be adversely affected.

In particular, we are dependent upon major shipping companies, including FedEx, for the shipment of our products to and from our third-party logistics partner facilities. Changes in shipping terms, or the inability of these third-party shippers to perform effectively, could affect our responsiveness to our users and brick-and-mortar and online retail partners. Increases in our shipping costs may adversely affect our financial results if we are unable to pass on these higher costs to our users or brick-and-mortar and online retail partners.

We will required additional financing in the future, and we can provide no assurance that such funding will be available on terms that are acceptable to us, or at all.

We will require additional financing in the future in order to grow our business, and are faced with the risk that funding will be unavailable in sufficient amounts or on terms acceptable to us, if at all, when needed. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that materially adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to make capital expenditures, declare dividends, or otherwise conduct our business. If we are unable to obtain any funding we need on a timely basis, we may be required to significantly curtail, delay or discontinue research or development of new products, the commercialization of our products or expansion into new geographies, which could materially affect our business, financial condition, and results of operations.

Our business operations have been and may continue to be materially and adversely affected by the coronavirus disease COVID-19.

Throughout 2020, 2021, and 2022, the COVID-19 outbreak caused disruptions in our operations, which have resulted in delays on existing projects. A prolonged disruption or any further unforeseen delay in our operations could continue to result in increased costs and reduced revenue.

We cannot foresee whether the outbreak of COVID-19 or new variants thereof will be effectively contained, nor can we predict the severity and duration of its impact. If any outbreak of COVID-19 or its variants or any similar disease is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers and vendors or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment, cause uncertainties, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Our competitors may develop nutritional supplement products that are less expensive, safer or otherwise more appealing, which may diminish or eliminate the commercial success of any potential product that we may commercialize.

If our competitors market nutritional supplement products that are less expensive, safer or otherwise more appealing than our current and potential products, or that reach the market before our current and potential products, we may not achieve commercial success. The market may choose to continue utilizing existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of any of our products to compete with products marketed by our competitors would impair our ability to generate revenue, which would have a material adverse effect on our future business, financial condition, results of operations, and cash flows. Our competitors may:

•develop and market products that are less expensive, safer, or otherwise more appealing than our products;

•commercialize competing products before we or our partners can launch our products; and

•initiate or withstand substantial price competition more successfully than we can.

Our auditors have substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our auditor’s report reflects that our ability to continue as a going concern is dependent upon our ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, our stockholders will lose their investment. We will be required to seek additional capital to fund future growth and expansion. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, favorable financing may be dilutive to our stockholders.

Our controlling stockholders have significant influence over us.

Our officers and directors currently own stock representing approximately 10% of our outstanding Common Stock. However, when combined with the shares held by our controlling shareholder, Jay Decker, such persons collectively hold approximately 63% of our outstanding Common Stock. In addition, Mr. Decker’s two adult sons collectively own an additional 14% of our outstanding Common Stock.  As a result, such individuals will (even after this offering) possess a significant influence over our affairs and may have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could materially and adversely affect the market price of our common stock. Our minority shareholders will be unable to affect the outcome of stockholder voting as long as our officers and directors retain a controlling interest.

After this Offering, one of our shareholders will continue to own a significant percentage of our Common Stock and will maintain the ability to substantially influence all matters submitted to stockholders for approval.

After this offering, Jay Decker will own approximately [•]% of our outstanding shares of Common Stock (approximately [•]% if the underwriters exercise their over-allotment option in full). As of February 1, 2023, Decker owns approximately 51% of our outstanding shares of Common Stock. For as long as Decker retains a significant ownership of our shares of Common Stock, he will be able to substantially influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, he will substantially influence the election of directors and approval of any merger, consolidation or sale of all or substantially all our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire or result in management that our stockholders disagree with.

Our current officers and directors may set salaries and perquisites in the future which we are unable to support with our current assets.

Although our officers and directors have written employment or services agreements, our officers and directors may decide to award themselves higher salaries and other benefits but all changes to these agreements will need to be approved by the Board of Directors. We do not have significant revenues, and there is no guarantee that we will have significant revenue in the near future. If we do not increase our revenues, we will be unable to support any higher salaries or other benefits for management, which may cause us to cease operations.

We may engage in strategic transactions that fail to enhance stockholder value.

From time to time, we may consider possible strategic transactions, including the potential acquisitions or licensing of products or technologies or acquisition of companies, and other alternatives with the goal of maximizing stockholder value. Our pending acquisitions of Hyperion and OPM are examples of this strategy.  We may never complete a strategic transaction, and in the event that we do complete a strategic transaction, implementation of such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

We may not be able to gain or sustain market acceptance for our products and services.

Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect our financial condition and results of operations. Moreover, there can be no assurance that we will successfully complete our development and introduction of new products and services or that any such products and services will achieve acceptance in the marketplace. We may also fail to develop and deploy new products and services on a timely basis.

We have a significant amount of unsold inventory, which could affect our assets and our profitability.

As of December 31, 2021, we had over $1.9 million in inventory, after writing off over $400,000 in inventory for the year. The amount of our inventory exceeds our revenues for the year ended December 31, 2021. As of September 30, 2022, we had over $1.8 million in inventory. Our inventory could spoil or be damaged, or we could never sell it, affecting the assets on our balance sheet as well as our future profitability.

We are subject to and affected by extensive governmental regulations.

We are subject to and affected by extensive governmental regulations, including, among other things, regulations pertaining to (i) the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products, and (ii) product claims and advertising (including direct claims and advertising by us, as well as claims and advertising by distributors for which we may be held responsible)

We could be found not to be in compliance with existing regulations as a result, among other things, of the ambiguous nature of certain of the regulations, the considerable interpretive and enforcement discretion given to regulators or misconduct by distributors, who are generally independent contractors over whom we have limited control. Enforcement actions that could be undertaken by state and federal regulators include product seizures, injunctions against further product distribution, requests for product recall, and possible criminal prosecution. Any assertion or determination that we or our distributors are not in compliance with existing regulations could have a material adverse effect on our revenues.

In addition, the adoption of new regulations, or changes in the interpretation of existing regulations, could have a material adverse effect on us. For example, in September 1997 the United States Food and Drug Administration (the “FDA”) issued regulations governing the labeling and marketing of dietary supplement products.

In addition, claims made with respect to weight management, dietary supplement, personal care or other products of ours may change the regulatory status of the products. For example, it is possible that the FDA could take the position that claims made in connection with certain of our products place those products within the scope of an FDA “over-the counter” (OTC) drug monograph. OTC monographs prescribe permissible ingredients and appropriate labeling language, and require the marketer or supplier of the products to register and file annual drug listing information with the FDA.

The U.S. Federal Trade Commission (“FTC”), which exercises jurisdiction over the advertising of all our products, has in the past instituted enforcement actions against dietary supplement companies for false and misleading advertising of certain products. These enforcement actions have resulted in consent decrees and monetary payments by the companies involved. In addition, the FTC has increased its scrutiny of the use of testimonials.

We received and responded to a warning letter from the FDA.

On November 14, 2022, BergaMet NA, LLC, our subsidiary, received a warning letter from the FDA regarding claims we allegedly make about our Cholesterol Command product. On December 1, 2022, we responded to the warning letter notifying the FDA that we had hired a third-party to review our advertising and revise portions of our website, Facebook page, and online product listings.

There can be no assurance that the FDA will not pursue this action further. If the FDA were to pursue this action, we may have to cease selling certain of our products. Any action brought by the FDA would have a material adverse effect on our sales and operations.

Economic uncertainties or downturns could materially adversely affect our business.

Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy including conditions resulting from changes in gross domestic product growth, the continued sovereign debt crisis, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in business investments.

General worldwide economic conditions have experienced a significant downturn and continue to remain unstable. These conditions make it extremely difficult for us to forecast and plan future business activities accurately, and they could cause our potential customers to reevaluate their decisions to purchase our product, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times our potential customers may tighten their advertising budgets which may impact their spend on local inventory based digital marketing products. To the extent purchases of our products are perceived by potential customers to be discretionary, sales of our products may never occur. Also, customers may choose to seek other methods to achieve the benefits our products provide.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or industries in which we operate do not improve, or worsen from present levels, our business, results of operations, financial condition and cash flows could be adversely affected.

We are dependent on the services of key personnel and failure to attract qualified management could limit our growth and negatively impact our results of operations.

We are highly dependent on the principal members of our management team, including our President, Kevin “Duke” Pitts, and our Chief Financial Officer, Robert Madden. At this time, we do not know of the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced technical or programing personnel could have a material adverse effect on our financial condition and results of operations.

Other companies may claim that we have infringed upon their intellectual property or proprietary rights.

We do not believe that our products and services violate third-party intellectual property rights; however, we have not had an independent party conduct a study of possible patent infringements. Nevertheless, we cannot guarantee that claims relating to violation of such rights will not be asserted by third parties. If any of our products or services are found to violate third-party intellectual property rights, we may be required to expend significant funds to re-engineer or cause to be re-engineered one or more of those products or services to avoid infringement, or seek to obtain licenses from third parties to continue offering our products and services without substantial re-engineering, and such efforts may not be successful.

In addition, future patents may be issued to third parties upon which our products and services may infringe. We may incur substantial costs in defending against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop or commercialize some or all of our products or services in the United States or abroad, and could result in the award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. There can be no assurance that we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could be costly and have a material adverse effect on our business.

As a part of our business strategy, we have made and expect to continue to make acquisitions. These acquisitions could disrupt our operations and harm our operating results.

An element of our strategy includes expanding our product offerings and gaining access to new skills and other resources through strategic acquisitions when attractive opportunities arise. Acquiring additional businesses and the implementation of other elements of our business strategy are subject to various risks and uncertainties. Some of these factors are within our control and some are outside our control. These risks and uncertainties include, but are not limited to, the following:

 • any acquisition may result in significant expenditures of cash, stock and/or management resources,

 • acquired businesses may not perform in accordance with expectations,

 • we may encounter difficulties and costs with the integration of the acquired businesses,

 • management’s attention may be diverted from other aspects of our business,

 • we may face unexpected problems entering geographic and product markets in which we have limited or no direct prior experience,

 • we may lose key employees of acquired or existing businesses,

 • we may incur liabilities and claims arising out of acquired businesses,

 • we may be unable to obtain financing, and

 • we may incur indebtedness or issue additional capital stock, which could be dilutive to holders of our common stock.

There can be no assurance that attractive acquisition opportunities will be available to us, that we will be able to obtain financing for or otherwise consummate any acquisitions or that any acquisitions which are consummated will prove to be successful. There can be no assurance that we can successfully execute all aspects of our business strategy.

Our success depends on our ability to protect our proprietary technology.

Our success depends, to a significant degree, upon the protection of our proprietary technology, and that of any licensors. Legal fees and other expenses necessary to obtain and maintain appropriate patent protection could be material. Currently, no material aspect of our business is protected by registered patents, copyrights or trademarks. Insufficient funding may inhibit our ability to obtain and maintain such protection. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive, and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

We may also rely on trademarks, trade secrets and contract law to protect certain of our proprietary technology. There can be no assurance that any trademarks will be approved, that such contract will not be breached, or that if breached, we will have adequate remedies. Furthermore, there can be no assurance that any of our trade secrets will not become known or independently discovered by third parties.

Our future growth may be inhibited by the failure to implement new technologies.

Our future growth is partially tied to our ability to improve our knowledge and implementation of mobile, AI, machine learning, and other advanced technologies in a retail environment, which is a rapidly changing market. The inability to successfully implement commercially technologies in response to market conditions in a manner that is responsive to our customers’ requirements could have a material adverse effect on our business.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Risks Related to our Acquisition and Integration of Hyperion, L.L.C. and

Online Publishing & Marketing, LLC

We have incurred and expect to incur substantial costs related to the acquisition of Hyperion and OPM and subsequent integration efforts.

We have incurred and expect to incur a number of non-recurring costs associated with our acquisition of Hyperion and OPM. These costs include legal, accounting, consulting and other advisory fees, closing, integration and other related costs.

In addition, upon closing of the acquisitions, we will pay to the selling parties $1.75 million in cash and execute promissory notes in the aggregate principal amount of $1.3 million. These obligations may have a negative impact on our operating results.

After the acquisition of Hyperion and OPM, integration may be more difficult, costly, or time-consuming than expected, and we may not realize the anticipated benefits of the underlying acquisition.

The anticipated benefits of our pending acquisition of Hyperion and OPM, including product candidate diversification and revenue growth, may not be realized fully or at all or may take longer to commercialize than expected and integration may result in additional and unforeseen expenses. An inability to realize the full extent of the anticipated benefits, as well as any delays encountered in the integration process, could have an adverse effect upon our operating results.

In addition, we and Hyperion and OPM will have operated independently prior to the completion of the acquisition. It is possible that the now-active integration process could result in the loss of one or more key employees, including employees of Hyperion and OPM, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, and policies that adversely affect each company’s ability to maintain relationships with clients, customers, depositors, and employees or to achieve the anticipated benefits of the acquisition. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on our business and operations during this transition period and for an undetermined period.

We may not have discovered certain liabilities or other matters related to Hyperion and OPM, which may adversely affect the future financial performance of the combined company.

In the course of the due diligence review that we conducted prior to the execution of the Acquisition Agreement, we may not have discovered, or may have been unable to properly quantify, certain liabilities of Hyperion and OPM or other factors that may have an adverse effect on the business, results of operations, financial condition, and cash flows of the combined company.

Our estimates and judgments related to the acquisition accounting methods used to record the purchase price allocation related to the merger may be inaccurate.

With respect to our proposed acquisition of Hyperion and OPM (and other acquisitions we may undertake in the future), our management will make significant accounting judgments and estimates related to the application of acquisition accounting of the acquisition under GAAP, as well as the underlying valuation models. Our business, operating results, and financial condition could be materially adversely impacted in future periods if the accounting judgments and estimates prove to be inaccurate.

Risk Factors Related to the Offering and Our Securities Generally

Existing stockholders will experience significant dilution from the sale of our Common Stock.

The sale of our Common Stock pursuant to this Offering will have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.

The market prices and trading volume of our shares of Common Stock may experience rapid and substantial price volatility, which could cause purchasers of our Common Stock to incur substantial losses.

Recently, the market prices and trading volume of shares of Common Stock of other small publicly traded companies with a limited number of shares available to purchasers, have experienced rapid and substantial price volatility unrelated to the financial performance of those companies. Similarly, subsequent to this Offering, shares of our Common Stock may experience similar rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our Common Stock in this Offering to incur substantial losses, which may be unpredictable and not bear any relationship to our business and financial performance. Extreme fluctuations in the market price of our Common Stock may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our Common Stock and our other securities, access to margin debt, trading in options and other derivatives on our shares of Common Stock and any related hedging and other trading factors:

If there is extreme market volatility and trading patterns in our Common Stock, it may create several risks for investors in this Offering, including the following:

•the market price of our Common Stock may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;

•if our future market capitalization reflects trading dynamics unrelated to our financial performance or prospects, purchasers of our Common Stock could incur substantial losses as prices decline once the level of market volatility has abated;

•if the future market price of our Common Stock declines, purchasers of shares of Common Stock in this Offering may be unable to resell such shares at or above the price at which they acquired them. We cannot assure such purchasers that the market of our Common

Stock will not fluctuate or decline significantly in the future, in which case investors in this Offering could incur substantial losses.

Further, we may incur rapid and substantial increases or decreases in our Common Stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our Common Stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our Common Stock or result in fluctuations in the price or trading volume of our Common Stock, including:

•actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;

•our current inability to pay dividends or other distributions;

•publication of research reports by analysts or others about us or the industry in which we operate, including the nutraceutical industry which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;

•changes in market valuations of similar companies;

•market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

•additions or departures of key personnel;

•actions by institutional or significant stockholders;

•short interest in our Common Stock or our other securities and the market response to such short interest;

•the dramatic increase in the number of individual holders of our Common Stock and their participation in social media platforms targeted at speculative investing;

•speculation in the press or investment community about our company or industries in which we operate;

•strategic actions by us or our competitors, such as acquisitions or other investments;

•legislative, administrative, regulatory or other actions affecting our business, our industry, including positions taken by the FDA;

•investigations, proceedings, or litigation that involve or affect us;

•the occurrence of any of the other risk factors included in this registration statement of which this prospectus forms a part; and

•general market and economic conditions.

If our initial listing application for our Common Stock is not approved by Nasdaq, we will not be able to consummate the Offering and will terminate this Offering.

Approval of our initial listing application for our Common Stock by Nasdaq will be subject to, among other things, our fulfillment of the following conditions: (i) the Offering of the Shares is completed and closed; and (ii) we have raised a sufficient amount of equity necessary to qualify for the minimum equity requirements necessary to list our Common Stock on Nasdaq. Currently we are endeavoring to satisfy the standard for admission on Nasdaq requiring $5 million in stockholders’ equity and $15 million market value of publicly held shares of Common Stock. If we fail to meet the minimum requirements for initial listing on Nasdaq, we will not be able to consummate the Offering and will terminate this Offering. There is no assurance that our Common Stock will ever be listed on Nasdaq or that we will be able to comply with such applicable initial listing standards. Failure to have our Common Stock listed on Nasdaq would make it more difficult for our stockholders to dispose of our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange.

The Nasdaq Stock Market LLC may delist our Common Stock from trading on Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

In the event that our Nasdaq initial listing application for our Common Stock is approved, should we fail to satisfy the continued listing requirements for remaining listed on Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, The Nasdaq Stock Market LLC may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below Nasdaq’s minimum bid price requirement or prevent future non-compliance with such listing requirements.

If we cannot maintain the listing of our Common Stock for trading on Nasdaq, we could face significant material adverse consequences, including:

•a limited availability of market quotations for our Common Stock;

•reduced liquidity for our Common Stock;

•a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Stock;

•a limited amount of news and analyst coverage; and

•a decreased ability to issue additional Common Stock or obtain additional financing in the future.

Even if the reverse stock split of our outstanding shares of Common Stock currently achieves the requisite increase in the market price of our Common Stock for listing of our Common Stock on Nasdaq, we cannot assure you that the market price of our Common Stock will remain high enough for such reverse split to have the intended effect of complying with Nasdaq’s minimum bid price requirement.

In connection with this Offering and the initial listing of our Common Stock on Nasdaq, we expect to effect a reverse stock split of our Common Stock at the ratio we believe necessary to allow us to obtain Nasdaq approval of our initial listing application to list our Common Stock on Nasdaq. Even if such reverse stock split achieves the requisite increase in the market price of our Common Stock for listing of our common stock on Nasdaq, there can be no assurance that the market price of our Common Stock following such reverse stock split will remain at the level required for continuing compliance with such requirements. It is not uncommon for the market price of a company’s Common Stock to decline in the period following a reverse stock split. If the market price of our Common Stock declines following the effectuation of such reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our Common Stock outstanding, such as negative financial or operational results, could adversely affect the market price of our Common Stock and thus jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement.

If we are unable to satisfy these requirements or standards, we would not be able to meet Nasdaq’s initial listing application, which could cause us to terminate the Offering. We can provide no assurance that any such action taken by us would allow our Common Stock to be listed on Nasdaq, stabilize the market price or improve the liquidity of our common stock, prevent the price of our Common Stock from dropping below Nasdaq’s minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

The anticipated reverse stock split to be effected by us in connection with this Offering may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by a reverse stock split to be effected by us in connection with this Offering given the reduced number of shares of our Common Stock that will be outstanding following such reverse stock split, especially if the market price of our Common Stock does not increase as a result of such reverse stock split. In addition, such reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares of Common Stock and greater difficulty effecting such sales.

Following such anticipated reverse stock split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve.

As a result of when the post-reverse split price of our Common Stock will be made available upon the anticipated listing of our Common Stock on Nasdaq, potential investors in this Offering will not have an opportunity to check the actual post-reverse split market price of our Common Stock before confirming their purchases of shares of Common Stock in this Offering.

The post-split price of our Common Stock will only be available following the SEC declaring the registration statement of which this prospectus forms a part effective and upon the anticipated initial listing of the Common Stock on Nasdaq, which will occur prior to the closing of the Offering of the Shares. Because such post-reverse split price will not be available until the SEC declares such registration statement effective and in connection with the pricing of this Offering of the Shares and such initial listing, potential investors may not be able to check the actual post-reverse split market price of our Common Stock on Nasdaq before confirming purchases of shares of Common Stock in the Offering.

A significant portion of our total outstanding shares of Common Stock are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our Common Stock to drop significantly, even if our business is performing well.

As a result of this Offering and the initial listing of our Common Stock on Nasdaq sales of a substantial number of shares of our Common Stock in the public market could occur at any time, subject to certain restrictions described below. All of the Shares will be freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act (“Rule 144”). These sales, or the perception in the market that holders of a large number of shares of our Common Stock intend to sell shares, could reduce the market price of our Common Stock. After this Offering, assuming no exercise of the Underwriters’ over-allotment option and no exercise of any Underwriters’ Warrants, we will have outstanding 3,451,724 shares of Common Stock based on the number of our shares of Common Stock outstanding as of February 9, 2023, 1,651,919 of which may be resold in the public market immediately without restriction, and the rest of which may be sold pursuant to Rule 144. Also, we intend to register all shares of Common Stock that we may issue under our equity compensation plan on a registration statement on Form S-8. Upon such registration, such shares can be freely sold in the public market upon issuance, subject to the terms of applicable award agreements, volume limitations applicable to affiliates and the lock-up agreements described in the “Shares Eligible for Future Sale” section of this prospectus.

If you purchase our shares of Common Stock in this Offering at the public offering price, you will suffer immediate dilution of your investment.

The public offering price of the Shares will be substantially higher than the net tangible book value per share of our Common Stock. Therefore, if you purchase shares of Common Stock in this Offering at such price, you will pay an public offering price per share of Common Stock that substantially exceeds our net tangible book value per share after such Offering. Based on the assumed public offering price of $[•] per share, you will experience immediate dilution of $[•] per share, representing the difference between the assumed public offering price per share of our Common Stock and our as adjusted pro forma net tangible book value per share of $[•] after giving effect to this Offering of the Shares. See “Dilution.” In addition, to the extent any Underwriters’ Warrants, or any of our outstanding options or other warrants are exercised, you will incur further dilution.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Common Stock, the price of our Common Stock could decline.

The trading market for our Common Stock may rely, in part, on the research and reports that industry or financial analysts publish about us or our business. If securities analysts do not commence coverage of us, the trading price of our Common Stock could decrease. Additionally, if one or more of the analysts covering our business downgrade their evaluations of our Common Stock, the price of our Common Stock could decline. If one or more of these analysts cease to cover our Common Stock, we could lose visibility in the market for our Common Stock, which in turn could cause our Common Stock price to decline.

The price of our Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Common Stock in this Offering.

The public offering price for the shares of our Common Stock sold in this Offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our Common Stock following this Offering. In addition, the market price of our Common Stock is likely to be highly volatile due to many factors, including:

•the success of competitive products or technologies;

•commencement or termination of collaborations;

•regulatory or legal developments in the United States and other countries;

•developments or disputes concerning patent applications, issued patents or other proprietary rights;

•the recruitment or departure of key personnel;

•the level of expenses related to any of our product candidates or clinical development programs;

•the results of our efforts to discover, develop, acquire or in-license additional product candidates;

•actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•our inability to obtain or delays in obtaining adequate product supply for any approved product or inability at acceptable prices;

•disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•significant lawsuits, including patent or stockholder litigation;

•variations in our financial results or those of companies that are perceived to be similar to us;

•market conditions in the nutraceutical sector;

•general economic, industry and market conditions; and

•the other factors described in this “Risk Factors” section.

An active trading market for our Common Stock may not develop and you may not be able to resell your shares at or above the public offering price.

Prior to this Offering, there has been a limited public market for shares of our Common Stock. Although we have applied to list our Common Stock on Nasdaq, an active trading market for our Common Stock may never develop or be sustained following this Offering. The public offering price of our Common Stock will be determined through negotiations between us and the underwriters. This public offering price may not be indicative of the market price of our Common Stock after this Offering. In the absence of an active trading market for our Common Stock, investors may not be able to sell their Common Stock at or above the public offering price or at the time that they would like to sell. An inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to acquire other companies, products or technologies by using shares of our Common Stock as consideration.

We have broad discretion in the use of our cash, including the net proceeds from the Shares sold in this Offering, and may not use them effectively.

Our management will have broad discretion in the application of our cash, including the net proceeds from this Offering of the Shares, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or cause the price of our Common Stock to decline. Pending their use, we may invest our cash, including the net proceeds from this Offering of the Shares, in a manner that does not produce income or that loses value.

Raising additional capital may cause dilution to our existing stockholders and restrict our operations.

We will likely seek to raise additional capital following this offering through a combination of public and private equity offerings, debt financings. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or any of our product candidates, or grant licenses on terms unfavorable to us.

We will incur increased costs as a result of operating as a smaller reporting public company, and our management will be required to devote substantial time to new compliance initiatives.

As a smaller reporting public company, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about the following:

•our estimates regarding the potential market opportunity for our products;

•our ability to identify and develop new product candidates;

•the anticipated benefits of our pending acquisition of Hyperion and OPM;

•our ability to identify, recruit and retain key personnel;

•our commercialization and marketing capabilities and strategy;

•the implementation of our business model, strategic plans for our business, product candidates and technology;

•the rate and degree of market acceptance and clinical utility of our product candidates, in general;

•our competitive position;

•our intellectual property position and our ability to protect and enforce our intellectual property;

•our financial performance;

•developments and projections relating to our competitors and our industry;

•our ability to obtain additional funding;

•our expectations related to the use of proceeds from this Offering;

•our estimates regarding expenses, future revenue, capital requirements and needs for or ability to obtain additional financing;

•the impact of laws and regulations; and

•the impact that general economic conditions and the uncertainty of the U.S. and global economy, particularly the continuing COVID-19 pandemic, inflation in the U.S., globally supply chain disruptions and the sanctions imposed on Russia as a result of its invasion of Ukraine has had and will have on our industry, market, business and product candidates.

Forward-looking statements are subject to a number of significant risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this annual report to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale in this Offering of [•] Shares will be approximately $[•] million (or $[•] million if the underwriters exercise in full their option to purchase additional shares of Common Stock), assuming no exercise of any Underwriters’ Warrants and an assumed public offering price of $[•] per share, and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

Each $0.25 increase (decrease) in the assumed public offering price of $[•] per share and, would increase (decrease) the net proceeds to us from this Offering by approximately $[•] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and assuming no exercise of any Underwriters’ Warrants, and after deducting the underwriting discounts and estimated offering expenses payable by us. Similarly, each 500,000 increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by $[•] million, assuming the assumed public offering price per share remains the same and assuming no exercise of any Underwriters’ Warrants, and after deducting the underwriting discounts and estimated offering expenses payable by us.

As of September 30, 2022, we had cash and short-term investments of approximately $73,000. We intend to use the net proceeds from this Offering, together with our existing cash, as follows:

•approximately $3.1 million to complete the acquisition of Hyperion, L.L.C. and Online Publishing & Marketing, LLC; and

•any remaining balance for general corporate purposes, including general and administrative expenses and working capital.

We believe that our current cash, along with the net proceeds from this Offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements into 2024.

The amounts and timing of our actual expenditures will depend on numerous factors, including the amount of cash used in our operations. Although we have no present intention or commitment to do so, we may use a portion of the net proceeds for the acquisition of, or investment in, technologies, intellectual property or businesses that complement our business.

Our expected use of net proceeds from this Offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of the Offering or the actual amounts that we will spend on the uses set forth above. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will retain broad discretion over the allocation of the net proceeds of this Offering. Pending the uses described above, we may invest the net proceeds from this Offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have not declared or paid a cash dividend on our capital stock in our last two fiscal years and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2022:

•on an actual basis; and

•on a pro forma basis, after giving effect to the sale of [•] shares of our Common Stock in this Offering at an offering price of $[•] per share, after deducting the underwriting discounts and estimated offering expenses payable by us, and the issuance of shares of our common stock in the acquisition of Hyperion and OPM.

The information in this table is illustrative only and our capitalization following the closing of the offering will be adjusted based upon the actual public offering price and other terms of this offering determined at pricing.

		Actual		Pro forma as adjusted
Cash and cash equivalents	$	[•]	$	[•]

Capitalization
Current liabilities:
Accounts payable		[•]		[•]
Accrued expenses		[•]		[•]
Short term debt		[•]		[•]
Total current liabilities		[•]		[•]

Long term debt		[•]		[•]

Total liabilities		[•]		[•]

Stockholders’ Equity
Common stock, $0.001 par value, 2,500,000,000 shares authorized, 345,172,442 shares issued and outstanding ([•] pro-forma)		[•]		[•]
Additional paid in capital		[•]		[•]
Accumulated deficit		[•]		[•]
Total stockholders equity (deficit)	$	[•]	$	[•]

DILUTION

We are registering for sale to new investors up to [•] shares at $[•] per share. Our existing shareholders paid approximately $5.16 per share for their shares. The shares for other existing shareholders may have been paid for in cash, or were issued for assets contributed to us or services provided to us. The following table sets forth on a pro forma basis at September 30, 2022, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price paid per share (assuming a proposed public offering price of $[•] per share).

	Shares Purchased		Total Consideration			Average Price Per Share
	Amount	Percent		Amount	Percent

Existing Stockholders	3,451,724	63%		$17,805,071	[•]%		$5.16

New Investors	[•]	[•]%	$	[•]	[•]%	$	[•]

Total	[•]	100%	$	[•]	100%	$	[•]

The difference between the public offering price per share of common stock and the net tangible book value per share of common stock after this Offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock. The dilution calculations we have set forth in this section reflect an offering price of $[•] per share.

As of September 30, 2022, we had a net tangible book value of $1,119,772 or $0.32 per share of issued and outstanding common stock. After giving effect to the sale of the shares proposed to be offered in the Offering of [•] shares, the net tangible book value at that date would have been $[•] or $[•] per share. This represents an immediate increase in net tangible book value of $[•] per share to existing shareholders and an immediate dilution of $[•] per share to new investors.

The following table illustrates such per share dilution:

Proposed public offering price (per share)			$	[•]
Net tangible book value per share at September 30, 2022		$0.32
Increase in net tangible book value per share attributable to the proceeds of the maximum offering	$	[•]
Pro forma net tangible book value per share after the offering			$	[•]

Dilution to new investors	$	[•]

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by and should be read together with our financial statements and the related notes thereto appearing elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties, as described under the heading “Cautionary Note Regarding Forward-Looking Statements.” Actual results could differ materially from those projected in the forward-looking statements.

Overview

We are a platform for acquiring, developing, researching, patenting, marketing, and distributing science-forward, clinically proven, plant-based nutraceuticals.  Our proprietary and patented products target select high-growth categories within the multibillion-dollar nutraceuticals market, such as heart, brain and immune health.

Guided by this mission, our first two acquisitions formed our current operating subsidiaries, Bergamet, which offers nutraceutical heart and immune health products, and UBN, which offers nutraceutical products for brain health. Through more than 17 published clinical trials, our Bergamet products have been shown to support heart health, support immune response, and address metabolic syndrome. Our UBN brain heath formulations have been in development for more than 20 years, over which time it has gained support by more than 100 clinical studies.

On January 13, 2023, we entered into a definitive agreement to acquire nutraceutical manufacturer, Hyperion, and its digital marketing affiliate OPM. We intend to use a portion of the proceeds from this offering to fund this acquisition.  Hyperion products have been formulated to support brain, memory, vision, sinus and digestive health, as well as healthy sleep and aging. OPM provides online advertising and marketing for Hyperion as well as other companies in the health and wellness space. The closing of these two acquisitions is expected to occur following the completion of and using the proceeds from this Offering. We anticipate the acquisition of Hyperion and OPM to be transformative to our business, significantly strengthening our manufacturing, marketing and distribution capabilities, expanding our nutraceutical product portfolio, adding positive cash flow, and significantly increasing our annualized gross revenues. Revenues for Hyperion and OPM were over $9 million for the nine-months ended September 30, 2022.

We expect the combination of these synergistic and accretive acquisitions to help accelerate our growth and expand our market reach. Our existing natural, clinically-proven heart and brain health formulations are perfect for cross selling with Hyperion’s Green Valley Natural Solutions branded product line. Likewise, we see Green Valley sales benefiting from our established broad marketing channels, which includes subscription-based direct-to-consumer sales, national grocery stores, wholesale distribution, and a strong presence on Amazon.  We also anticipate that the greater financial and operational strength afforded by these two acquisitions to better enable us to make future strategic complementary acquisitions, including some of which we have identified and are currently evaluating.

Going Concern

As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the years ended December 31, 2021 and 2020 that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. From inception (December 19, 2014) through the end of December 31, 2021, we have incurred accumulated net losses of $14,943,620. In order to continue as a going concern we must effectively balance many factors and generate more revenue so that we can fund our operations from our sales and revenues.

If we are not able to do this we may not be able to continue as an operating company. At our current revenue and burn rate, we have an immediate cash need, and thus we must raise capital by issuing debt or through the sale of our stock. However, there is no assurance that our existing cash flow will be adequate to satisfy our existing operating expenses and capital requirements.

Results of Operations for the Three and Nine Months Ended September 30, 2022 and 2021

Introduction

We had revenues of $573,967 and $1,668,105 for the three and nine months ended September 30, 2022, respectively, compared to $447,986 and $903,142 for the three and nine months ended September 30, 2021. Our cost of revenue for the three and nine months ended September 30, 2022 were $68,551 and $402,788, respectively, compared to $72,250 and $147,456 for the three and nine months ended September 30, 2021.

Our operating expenses were $485,568 and $1,744,326 for the three and nine months ended September 30, 2022, respectively, compared to $692,940 and $1,873,858 for the three and nine months ended September 30, 2021. Our operating expenses consisted entirely of general and administrative expenses.

We had a Net Loss of $170,223 for the three months ended September 30, 2022, compared to a Net Loss of $672,470 for the three months ended September 30, 2021.

Revenues and Net Operating Loss

Our revenue, operating expenses, net operating loss, and net gain (loss) for the three and nine months ended September 30, 2022 and 2021 were as follows:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021

Revenue	$573,967	$447,986	1,668,105	903,142

Cost of Revenue	68,551	72,250	402,788	147,456

Gross Profit	431,102	307,625	1,030,062	646,737

Operating expenses:
General and administrative	485,568	692,940	1,744,326	1,873,858
Total operating expenses	485,568	692,940	1,744,326	1,873,858

Other income (expense)
Interest expenses, net of interest income	(11,336)	(19,242)	(68,657)	(48,598)
Change in fair value on derivative	(104,421)	(307,746)	(246,260)	(1,287,971)
Loss on extinguishment of debt	-	-	-	-
SBA Loan Forgiveness	-	39,833	-	39,833
Gain on sale of asset	-	-	2,643	-
Total other income (expense)	(115,757)	(287,155)	(312,274)	(1,296,736)

Net income (loss)	$(170,223)	$(672,470)	(1,026,538)	(2,523,857)

Revenues

We had revenues of $573,967 and $1,668,105 for the three and nine months ended September 30, 2022, compared to $447,986 and $903,142 for the three and nine months ended September 30, 2021, an increase of $125,981 and $764,963, or 28% and 85%, respectively.

Cost of Revenue

Our cost of revenue for the three and nine months ended September 30, 2022 was $68,551 and $402,788, or 12% and 24% of revenue, respectively, compared to $72,250 and $147,456, or 16% and 16% of revenue, for the three and nine months ended September 30, 2021. Gross profit was $431,102 and $1,030,062 for the three and nine months ended September 30, 2022, compared to $307,625 and $646,737 for the three and nine months ended September 30, 2021, an increase of $123,477 and $383,325, or 40% and 59%, respectively.

General and Administrative

General and administrative expenses were $485,568 and $1,744,326 for the three and nine months ended September 30, 2022, compared to $692,940 and $1,873,858 for the three and nine months ended September 30, 2021. In the three months ended September 30, 2022, general and administrative expenses consisted mainly of advertising of $456,270, consulting fees of $448,515, broker fees of $383,938, professional fees of $94,966, and salary and wages of $109,305. In the three months ended September 30, 2021, general and administrative expenses consisted mainly of advertising of $443,416, consulting fees of $534,702, professional fees of $445,223, salary and wages of $109,236, and postage of $36,956.

Other Income (Expense)

Other income (expense) was $(115,757) and $(312,274) for the three and nine months ended September 30, 2022, compared to $(287,155) and $(1,296,736) for the three and nine months ended September 30, 2021, a decrease of $171,398, or 60%, for three months ended September 30, 2022 and a decrease of $984,462, or 76%, for the three months ended September 30, 2021. In the three months ended September 30, 2022, other income (expense) consisted of interest expenses, net of interest income of $(11,336) and change in fair value on derivative of $(104,421). In the three months ended September 30, 2021, other income (expense) consisted of interest expense, net of interest income of $(19,242) and change in fair value on derivative of $(307,746), offset by SBA loan forgiveness of $39,833. Change in fair value of derivative was related to the conversion of convertible debts into common stock shares.

Net Income (Loss)

Net income (loss) was $(170,223) and $(1,026,538), or $0.00 and $0.00 per share, for the three and nine months ended September 30, 2022, compared to $(672,470) and $(2,523,857), or $0.00 and $0.01 per share, for the three and nine months ended September 30, 2021.

Our net income (loss) various from period to period primarily because of the change in fair value on derivative.

Liquidity and Capital Resources

Introduction

During the three and nine months ended September 30, 2022, we were unable to generate sufficient revenues and had negative operating cash flows. Our cash on hand as of December 31, 2021 was $222,098 and as of September 30, 2022 was $73,884. Our monthly cash flow burn rate for 2021 (not including inventory purchases) was approximately $37,000 and for the nine months ended September 30, 2022 was approximately $27,000. We have strong short and medium term cash needs. We anticipate that these needs will be satisfied through increased revenues and the issuance of debt or the sale of our securities until such time as our cash flows from operations will satisfy our cash flow needs.

Our cash, current assets, total assets, current liabilities, and total liabilities as of September 30, 2022 and December 31, 2021, respectively, are as follows:

	September 30,	December 31,	Increase/
	2022	2021	(Decrease)

Cash	$73,884	$222,098	$(148,214)
Total Current Assets	2,041,081	2,313,404	(272,323)
Total Assets	2,779,161	3,029,579	(250,418)
Total Current and Total Liabilities	944,248	558,841	385,406

Our total current assets and total assets decreased during the nine months ended September 30, 2022 primarily as a result of our decrease in cash of $148,214, accounts receivable of $32,585, and inventory of $91,524. Our total current and total liabilities increased by $385,407 during the nine months ended September 30, 2022 primarily because of an increase in accounts payable of $76,799, notes payable of $93,174, convertible debt of $189,000, and derivative liabilities of $246,260, offset in part by a decrease in accrued liabilities of $52,330 and notes payable to related party of $170,000. Our accumulated deficit increased during the nine months ended September 30, 2022 by $1,026,538 to $15,970,158.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources. There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

Our cash on hand as of September 30, 2022 was $73,884. Based on our current level of revenues and monthly burn rate of approximately $27,000 per month, we will need to continue to fund operations by raising capital from the sale of our stock and debt financings.

Sources and Uses of Cash

Operating Activities

We had net cash used in operating activities of $(241,015) for the nine months ended September 30, 2022, compared to $(942,175) for the nine months ended September 30, 2021. We use our cash for normal business operations. Our net cash used in operating activities for the nine months ended September 30, 2022 consisted of our net loss of $1,026,538 plus primarily our increase in accrued liabilities of $52,330, offset primarily by our warrants issued for services of $402,100, change in fair value on derivative liability of $246,260, increase in inventory of $91,523, and increase in accounts payable of $76,799. Our net cash used in operating activities for the nine months ended September 30, 2021 consisted of our net loss of

$2,523,857, plus a decrease in inventory of $115,487, a decrease in accounts receivable of $70,311, and a decrease in accounts payable of $41,678, offset in part by a change in fair value on derivative liability of $1,287,971 and warrants issued for services of $434,836.

Investing Activities

We had $(7,987) in cash flows provided by investing activities for the nine months ended September 30, 2022, compared to $(84,888) for the nine months ended September 30, 2021.

Financing Activities

Our net cash provided by financing activities for the nine months ended September 30, 2022 was $100,788, compared to $1,083,000 for the nine months ended September 30, 2021. Our net cash provided by financing activities consisted of proceeds from the issuance of convertible debt of $445,826, offset by proceeds from the issuance of common stock of $(11,386), payments for repayment of convertible debt of $(256,826), and payments for repayment of notes payable related party of $(170,000).

Results of Operations for the Years Ended December 31, 2021 and 2020

Introduction

We had revenues of $1,465,782 for the year ended December 31, 2021, as compared to $1,276,559 for the year ended December 31, 2020, an increase of $377,200, or 29%. Our cost of revenue was $770,704 for the year ended December 31, 2021, as compared to $1,855,001 for the year ended December 31, 2020, a decrease of $1,084,297, or 58%. Our cost of revenue exceeded revenue for the year ended December 31, 2020 because we built up our inventory of bergamot product.

Revenues and Net Operating Loss

Our revenues, operating expenses, and net operating loss for the years ended December 31, 2021 and 2020 were as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Increase/ (Decrease)

Revenue	$1,465,782	$1,276,559	$377,200
Cost of Revenue	770,704	1,855,001	(1,084,297)

Operating expenses:
General and administrative	2,584,256	1,474,891	1,109,365
Total operating expenses	2,584,256	3,054,774	(470,518)

Net operating loss
Other income/(expense)	(97,945)	1,056,841	(1,154,786)

Net gain/(loss)	$(1,987,122)	$(2,576,375)	$589,253

Revenues

We had revenues of $1,465,782 and $1,276,559 for the years ended December 31, 2021 and 2020, respectively, an increase of 29%. The increase in revenues was main due to our increased focus on the Amazon marketplace.

Cost of Revenue

Cost of revenue was $770,704 and $1,855,001 for the years ended December 31, 2021 and 2020, respectively, a decrease of 58%, and consisted of wholesale product costs and packaging. Our cost of revenue exceeded revenue for the year ended December 31, 2020 because we built up our inventory of bergamot product.

General and Administrative

General and administrative expense was $2,584,256 and $1,474,891 for the years ended December 31, 2021 and 2020, an increase of $1,109,365, or 75%. The increase was related to the additional costs of fund raising and the increased administrative costs associated with being a public company. In the year ended December 31, 2021, general and administrative expenses consisted mainly of consulting of $1,010,902, selling expenses of $560,883, accounting and legal fees of $323,658, salary and wages of $147,938, and transfer agent and filing fees of $46,778. In the year ended December 31, 2020, general and administrative expenses consisted mainly of consulting of $607,197, selling expenses of $239,296, accounting and legal fees of $192,198, salary and wages of $156,250, and transfer agent and filing fees of $41,431.

Net Operating Gain/Loss

As a result of the items discussed above, our net operating loss was $1,889,177 and $3,633,216 for the years ended December 31, 2021 and 2020, respectively, a reduction of $1,744,039.

Other Income and Expense

Other income (expense) was $(97,945) and $1,056,841 for the years ended December 31, 2021 and 2020, respectively, a decrease of $1,154,786, of which $1,138,512 was a change in fair value of derivative.

Net Gain/(Loss)

Our net gain (loss) for the year ended December 31, 2021 was $(1,987,122), or $0.01 per share, and our net gain (loss) for the ended December 31, 2020 was $(2,576,375), or $(0.01) per share.

Liquidity and Capital Resources

Introduction

During the years ended December 31, 2021 and 2020, we had negative operating cash flows. Our cash on hand as of December 31, 2021 was $222,098. Our monthly cash flow burn rate in 2021 (not including inventory purchases) was approximately $37,000. Although we have strong short term cash needs, as our operating expenses increase we will face strong medium to long term cash needs. We anticipate that these needs will be satisfied through the issuance of debt or the sale of our securities until such time as our cash flows from operations will satisfy our cash flow needs. With the acquisitions of BergaMet and UBN, we expected to see an increase in revenues that would help us maintain the cash we need to operate our business. However, we have incurred additional expenses in these acquisitions and the additional costs to be incurred through this expansion of our operations will increase our need for additional cash flow.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020	Change

Cash	$222,098	$59,201	$162,897
Total Current Assets	(2,313,404)	2,490,158	(176,754)
Total Assets	(3,029,579)	3,115,430	(85,850)
Total Current Liabilities	(558,841)	261,604	297,237
Total Liabilities	$$558,841	$261,604	$297,237

Our cash increased by $162,897 as of December 31, 2021 as compared to December 31, 2020. Our total current assets decreased by $176,754, despite our increase in cash and accounts receivable as a result of our decrease in inventory. Our total assets decreased by $85,850 despite our increase in cash, accounts receivable, and patents/trademarks from the UBN acquisition.

Our current and total liabilities increased by $297,237, from $261,604 as of December 31, 2020 to $558,841 as of December 31, 2021. Our total liabilities as of the year ended December 31, 2021 consisted primarily of notes payable – related party of $170,866 and convertible debt of $171,750.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources. There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

Our cash on hand as of December 31, 2021 was $222,098. Our monthly cash flow burn rate in 2021 (not including inventory purchases) was approximately $37,000. Although we have strong short term cash needs, as our operating expenses increase we will face strong medium to long term cash needs. We anticipate that these needs will be satisfied through the sale of our securities until such time as our cash flows from operations will satisfy our cash flow needs.

Sources and Uses of Cash

Operations

Our net cash used in operating activities for the years ended December 31, 2021 and 2020 was $901,298 and $1,902,758, respectively, a decrease of $441,581. Our net cash used in operating activities for the year ended December 31, 2021 consisted primary of a net loss of $1,987,122, plus a decrease in accounts receivable of $120,066, offset by an adjustment for warrants issued for services of $608,836 and changes in inventory of $459,717. Our net cash used in operating activities for December 31, 2020 consisted primarily of a net loss of $2,576,375, plus a change in fair value on derivative liability of $1,053,186 and accrued interest to related party of $490,703, offset by impairment of goodwill of $1,579,883 and changes in inventory of $663,476.

Investments

Our cash flow provided by (used in) investing activities for the years ended December 31, 2021 and 2020 was $(96,004) and $(115,740), respectively, a decrease of $19,737. The decrease in 2021 was as a result of a reduction in the value of our trademarks.

Financing

Our net cash provided by financing activities for the years ended December 31, 2021 and 2020 was $1,160,199 and $1,944,248, respectively, a decrease of $784,049. The decrease in 2021 was due to proceeds from the issuance of common stock of $995,199 and proceeds from the issuance of convertible debt of $165,000.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in our consolidated financial statements and related notes. Our significant accounting policies are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

Management considers the following policies critical because they are both important to the portrayal of our financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Recent Accounting Pronouncements

Our management has considered all recent accounting pronouncements issued since the last audit of our financial statements. Our management believes that these recent pronouncements will not have a material effect on our financial statements.

BUSINESS

Overview

We are a platform for acquiring, developing, researching, patenting, marketing, and distributing science-forward, clinically proven, plant-based nutraceuticals.

Our proprietary and patented products target select high-growth categories within the multibillion-dollar nutraceuticals market, such as heart, brain and immune health.

The term “nutraceutical” is derived from the combination of the words “nutrient,” which means a nourishing food component, and “pharmaceutical,” meaning a medical drug. The term was coined in 1989 by Stephen DeFelice, founder and chairman of the Foundation for Innovation in Medicine.

Nutraceuticals are generally considered to be substances that beyond their nutritional value can be used as medicine to achieve a benefit for an existing physiological condition or provide protection against potential aliments. Nutraceuticals may be used to improve health, delay the aging process, help prevent chronic disease, increase life expectancy, or support the structure or function of the body.

In the U.S., nutraceutical products are regulated as drugs, food ingredients and dietary supplements. The term is not defined the same in all countries but is usually defined as a product isolated from foods and generally sold in medicinal forms not usually associated with food.

The primary philosophy behind nutraceuticals is the focus on prevention and the body’s ability use natural rather artificially derived substances to treat disease or dysfunction—or as the Greek physician and father of modern medicine, Hippocrates, famously espoused, “Let food be your Medicine.”

Today, the role of nutraceuticals in human health and wellbeing has become one of the most active and important areas of scientific investigation, with the latest findings presenting wide-raging implications for consumers, health care providers, regulators, nutritional supplement producers and distributors. Our mission is to lead and support this investigation and use our findings to acquire or create products with health and performance benefits that have mass consumer appeal.

Guided by this mission, our first two acquisitions (in 2019 and 2020, respectively) formed our current operating subsidiaries, Bergamet, which offers nutraceutical heart and immune health products, and UBN, which offers nutraceutical products for brain health.

Through more than 17 published clinical trials, our Bergamet products have been shown to support heart health, support immune response, and address metabolic syndrome. Our UBN brain heath formulations have been in development for more than 20 years, over which time it has gained support by more than 100 clinical studies.

On January 13, 2023, we entered into a definitive agreement to acquire nutraceutical manufacturer, Hyperion and its digital marketing affiliate OPM, both based in Lexington, Virginia. We intend to use a portion of the proceeds from this offering to fund this acquisition.  See “Use of Proceeds.”

Hyperion products have been formulated to support brain, memory, vision, sinus and digestive health, as well as healthy sleep and aging. OPM provides online advertising and marketing for Hyperion as well as other companies in the health and wellness space. The closing of these two acquisitions is expected to occur following the completion of and using the proceeds from this Offering. See “Recent Developments – Acquisitions.”

We anticipate the acquisition of Hyperion and OPM to be transformative to our business, significantly strengthening our manufacturing, marketing and distribution capabilities, expanding our nutraceutical product portfolio, adding positive cash flow, and significantly increasing our annualized gross revenues. Revenues for Hyperion and OPM were over $9 million for the nine-months ended September 30, 2022.

We expect the combination of these synergistic and accretive acquisitions to help accelerate our growth and expand our market reach. Our existing natural, clinically-proven heart and brain health formulations are perfect for cross selling with Hyperion’s Green Valley Natural Solutions branded product line. Likewise, we see Green Valley sales benefiting from our established broad marketing channels, which includes subscription-based direct-to-consumer sales, national grocery stores, wholesale distribution, and a strong presence on Amazon.

We also anticipate that the greater financial and operational strength afforded by these two acquisitions to better enable us to make future strategic complementary acquisitions, including some of which we have identified and are currently evaluating.

Our Products

Heart & Immune Health

Our products which are designed to promote heart and immune health have been developed by our BergaMet subsidiary. 47% BPF Bergamet products are currently the only heart health supplements distributed in North America that contain Citrus Bergamot SuperFruit. This exclusive superfruit is of the bergamot orange family, a fragrant citrus fruit about the size of a common orange but with a yellow or green color similar to a lime, depending on its ripeness.

Our Citrus Bergamot SuperFruit varietal is considered a superfruit since it has been shown to have the highest quality and concentration of polyphenols and flavonoids of the citrus bergamia or bergamot orange fruit species, with the healthy heart benefits of these substances demonstrated by multiple clinical studies.

BergaMet currently holds the exclusive rights to distribute Citrus Bergamot SuperFruit 47% BPF products in the U.S. pursuant to a supply agreement with H&AD S.r.L., an Italian limited company, which we entered into on January 1, 2019. The supply agreement has a term of five years and is renewable for up to four additional and successive three-year terms.

Bergamot is a rare citrus fruit native to the Calabrian region of Southern Italy. Due to the fruit’s sensitivity to certain weather and soil conditions, this region accounts for 80 percent of the worldwide production of bergamot. Bergamot has been used for decades in the Calabrian regions for its beneficial effects in promoting overall health, particularly in support of cholesterol, cardiovascular, and metabolic health.

Our Citrus Bergamot SuperFruit formulations contain citrus bergamot extracts approved by the prestigious Academia Del Bergamotto in Reggio Calabria, Italy.

Citrus bergamot contains five unique antioxidant polyphenols in unusually concentrated amounts, which are believed to help protect the human body’s trillions of cells from free radical damage. The juice and albedo of bergamot has a unique profile of flavanoid and glycosides, such as neoeriocitrin, neohesperidin, naringin, rutin, neodesmin, rhoifolin, and poncirin.

Naringin has been shown to be beneficial in animal models of atherosclerosis, while neoeriocitrin and rutin have been found to exhibit a strong capacity to prevent LDL from oxidation. Importantly, bergamot juice is rich in brutieridine and melitidine with an ability to inhibit HMG-CoA reductase, which inhibits the liver’s ability to produce LDL, resulting in reduced cholesterol levels in liver cells.

Bergamot Products

We develop, manufacture and distribute bergamot-based products in tablet and capsule form under the following brands:

•BergaMet Pro+

•BergaMet Mega+O

•BergaMet HERHEART

•BergaMet Cholesterol Command

•BergaMet SPORTSHEART

•BergaMet CLINICAL IMMUNE

All of our BergaMet products are certified organic, vegan friendly, non-GMO and gluten-free, and produced and tested by certified U.S. facilities.

In more than 17 published clinical studies, our Citrus Bergamot has been shown to support heart health, support immune response and address metabolic syndrome. Our Citrus Bergamot has also been clinically shown to naturally reduce cholesterol by lowering LDL and increasing HDL.

According to the CDC, nearly 94 million U.S. adults aged 20 years or older have high cholesterol levels that puts them at risk of heart disease. Every year an estimated 35 million people are prescribed statins to lower cholesterol, according to drugs.com, but these drugs can cause numerous negative side effects.

A peer-reviewed clinical study demonstrated that the naturally-derived, bergamot polyphenolic fraction (BPF) contained in our Citrus Bergamot can significantly enhance the beneficial effects of rosuvastatin, one of the most prescribed drugs for reducing cardiometabolic risk.

Brain Health

Our UBN subsidiary is a science-based company that develops unique, plant-based health technology neuro-products that have been clinically shown to improve brain health, including memory, cognition, focus and neuro-energy. UBN's mission is to naturally create better lifestyles with superior health technology and science-based products.

UBN’s KETONOMICS® proprietary formulations, which have been designed to enhance brain activity, focus, headache and cognitive behavior, provide many sales and intellectual property licensing opportunities.

UBN’s all-natural, sugar-free and caffeine-free proprietary formulations are the result of 20 years of scientific research and are positioned to provide consumer neuro-products that are natural brain solutions.

UBN’s KETONOMICS® supplementation has also been studied in sports physiology, with specific regard to its potential benefits for competitive performance and endurance.

UBN offers several proprietary products, with four unique patent-pending formulations and two patents issued covering brain activity, focus, headache and cognitive behavior.

UBN Products

We have launched four brain health products based upon our proprietary Fuel4Thought® (F4T®) formulations. These brain health products are sold under the following product labels:

•UBN ACTIVATE: a proprietary natural formulation that has been clinically demonstrated to increase key brain activity by as much as 46%. This product is sold direct-to-consumer via our UBN website, either as a singular sale or monthly subscription.

•UBN RELIEF: designed for migraine sufferers, this proprietary, patent-pending natural formulation has been shown to provide relief from symptoms often associated with migraine headaches, while also increasing brain and cognitive activation. This product is sold direct-to consumer on our website as singular sale or monthly subscription, as well as sold in the retail marketplace.

•Brain Activate - Gel, a unique proprietary gel pack formulation which was launched in collaboration with and under the brand name of our top brand influencer, Whitney Johns. The concentrated natural gel formulation provides the perfect “brain food” for sustained mental energy and attention without added sugars. It is sold direct-to-consumer on whitneyjohns.com as a singular sale or by subscription. The gel packs are based on patented gel science developed by Gelteq, a global leader in ingestible gel technology. Gelteq gels offer a super-convenient way to consume nootropics and other nutrients, with the additional benefits of easier digestion and better absorption.

•Brain Activate - ENERGY Gel: a unique proprietary gel pack nootropic formulation with caffeine. It is specially formulated to support focus, memory, cognition, mood and brain health, as well as reduce brain fog and support natural sleep patterns. The product was developed and launched in collaboration with Whitney Johns, and is sold direct-to-consumer on whitneyjohns.com as a singular sale or monthly subscription.

Our F4T® formulation includes highly concentrated medium chain triglycerides, F4T® MCT, which are derived from our patented extraction process. F4T® MCTs have been clinically shown to elevate the level of ketones in the brain—a major alternative energy source.

The F4T® formulation also includes a proprietary blend of other key ingredients, including a naturally sourced nootropic spearmint extract that is clinically demonstrated to support mental focus during the day without disrupting sleep at night and a protective antioxidant found naturally in the body that helps the brain function optimally and promotes better mood and sleep habits. It also includes a unique natural marigold extract that is scientifically shown to block blue light and replenish lutein, which is critical for optimum eye health. The formulation has been in development for more than 20 years, over which time it has gained support by more than 100 clinical studies.

The above EEG brain scan images are from a study that showed a 46% increase in brain activation after a subject consumed our active ingredients. The uniquely concentrated formulation provides the perfect “brain food” for sustained mental energy and attention. There can be no assurance that our formulations will produce the same results as this study using just our active ingredients.

In January 2022, the World Journal of Advanced Research and Reviews published the results of a clinical study which showed that taking a daily serving of UBN RELIEF for 60 days can naturally reduce or alleviate neurological discomfort. It was also shown to improves cognitive function, sleep satisfaction and overall quality of life.

We are in the research and development phase for new products focused on Alzheimer’s disease and dementia. We are finalizing research on additional clinically proven, non-FDA approved, brain health products which focus on dementia and Alzheimer’s disease. We expect the associated clinical trials to be completed in 2024.

Gel-Pack Exclusive Licensing and Manufacturing Agreement

In August 2021, we signed an exclusive U.S. and Canada licensing and manufacturing agreement with Gelteq Pty Ltd, a developer of ingestible gel technology, under which we agreed to develop and manufacture an advanced oral delivery system for our plant-based, clinically proven, heart, immune and brain health formulations.

Through this agreement we secured the exclusive rights to use Gelteq’s internationally patented gelification process in the U.S. and Canada for the development and marketing of natural ingestible gels that contain our Citrus Bergamot or UBN ingredients. Among the many benefits, we believe our new exclusive gel pack format will make our products easier and more convenient to consume.

Citrus Bergamot has been traditionally taken in tablet form which presents several drawbacks. Tablets require a liquid to facilitate swallowing or prevent choking (which still may occur), and proper digestion and absorption can sometimes be challenging. The liquid extract form of Bergamot is typically not preferred due to its unpleasant bitter taste.

The proprietary ingredients used in in our UBN product line are typically available in powder form, with this requiring it be mixed with a liquid in a separate container. This can be messy and inconvenient for today’s on-the-go lifestyles. In contrast, a single-serving, bio-degradable gel pack containing our health-promoting formulations can be easily consumed anytime, anywhere with no liquid or mixing required.

We also believe this gel-based oral delivery technology can be superior to pills, tablets, powders and other delivery methods in terms of greater bioavailability, targeted release times and pleasant taste, while reducing the risk of choking.

We have launched two gel pack products using our patent-protected Fuel4Thought® (F4T®) formulation with Whitney Johns, including Brain Activate - Gel (without caffeine) and Brain Activate - ENERGY Gel. We plan to next introduce heart and immune health gel packs that exclusively feature Citrus Bergamot SuperFruit in 2024.

Our Markets

The overall nutraceutical market is growing at a 7.8% CAGR and is expected to reach $441 billion by 2026, according to ReportLinker. Driving this growth are multiple factors, including changing lifestyles, growing consumer desire to move away from expensive prescription medicine and undesirable side effects, aging population and increased life expectancy.

A growing self-care trend is also driving strong demand for nutraceuticals. Given increasingly hectic lifestyles, and the lack of time for preparing and consuming the required nutrients through a regular diet, the desire to replenish or augment essential nutrients with nutraceuticals is also increasing.

Our BergaMet all-natural Citrus Bergamot SuperFruit formulations address an expanding global heart health ingredients market that is projected to grow at a 4.6% CAGR to reach $55.3 billion by 2027, according to ResearchAndMarkets. This growth is largely being driven by concerns about cardiovascular disease, which remains the leading cause of premature death globally according to the World Health Organization.

Our UBN products tap the fast-growing market for brain health, which is growing at a 9.4% CAGR to reach $15.7 billion by 2030, according to Grandview Research. This market is being driven in part by the rise in the aging adult population in North America and Europe, with consumers increasingly using brain health supplements to prevent or treat mental conditions such as memory loss or dementia, or to improve mental cognition, energy and focus.

Americans consume unhealthy energy shots and drinks every day, with this alone generating over $12.5 billion per year in industry sales. Within this growing market, UBN is advancing its position to meet rising consumer demand for healthy, science-based options backed by clinical studies. Our KETONOMICS® proprietary formulations have been proven to naturally elevate brain energy and function, including memory, cognition and focus.

Our UBN RELIEF product for migraine suffers also address a huge market opportunity, with an estimated 39 million people suffering from migraine headaches in the U.S. and 1 billion worldwide, according to the American Migraine Foundation.

We anticipate launching a gut health gel pack in the second quarter of 2023. The new gut health product will allow us to address a large and expanding global gut health market that is growing at a 7.9% CAGR to reach nearly $72 billion by 2027, according to Fortune Business Insights.

Go-to-Market Strategy

Our approach to the market has been to implement a multi-channel marketing strategy that includes major eCommerce websites, distributors, white and private label, direct-to-consumer, influencer and affiliate programs, and traditional retail marketplaces.

As a key part of our multi-channel strategy, Amazon.com has been generating strong sales, particularly with its popular ‘Subscribe & Save’ option helping to further expand our recurring revenue stream. Amazon complements our director-to-consumer channel on our BergaMet and UBN websites that offer a subscription-based option. Last year our Citrus Bergamot SuperFruit formulations also became available for purchased on Walmart.com.

In the third quarter of 2022, we launched our premium Citrus Bergamot SuperFruit heart health supplement, BergaMet PRO+, on Fullscript.com, the nation’s leading care delivery platform for integrative medicine. This made BergaMet PRO+ available to the more than 70,000 healthcare professionals and their more than 5 million patients on the Fullscript care platform.

The Fullscript launch followed the entry of our natural formulations for brain health into the retail marketplace through Natural Grocers stores nationwide. Natural Grocers is the nation's largest family-operated organic and natural grocery retailer. The retailer also provides extensive free science-based nutrition education programs that help consumers make informed nutritional health choices. The initial two products sold by Natural Grocers where our Ultimate Brain Nutrients (UBN) ACTIVATE and UBN RELIEF.

Influencer Program

We introduced our influencer program in the Fall of 2021 as a cost-effective and efficient way to expand our sales, brand awareness and market share. According to the social commerce platform Poshmark, about 41% of consumers discover new brands from influencers and 33% through social media marketing.

We believe our influencer program is ideally suited for influencers who have more than 500,000 followers in the health and wellness, sports and healthcare markets, and particularly those who would like to enhance their personal brand with unlimited revenue potential. Through this program, qualified influencers can easily introduce their own personally branded nutraceutical products, with Healthy Extracts providing the backend of product development, manufacturing, distribution, order fulfillment and customer service.

As our first major influencer under this program, we teamed with popular fitness coach and entrepreneur, Whitney Johns. Whitney is an accomplished fitness athlete, model, personal trainer and nutrition advocate who has garnerd more than a million followers across Instagram, Facebook, TikTok, Twitter, and YouTube. Some of her popularity is due to her personalized diet and fitness program, Find Your Fit with Whit, which helps individuals from all walks of life achieve their personal nutritional and fitness goals.

Whitney Johns’ new product line of brain, physical performance and women’s hormone health products are based upon our proven all-natural Citrus Bergamot SuperFruit and Ultimate Brain Nutrients formulations. This means they are also vegan-friendly, non-GMO, gluten-free and organic, and made in a certified U.S. facility. Moreover, they are supported by our extensive catalog of published clinical research, which helps influencers like Whitney to provide their full-throated endorsement of our proprietary formulations.

The first Whitney products have included Whitney Johns Nutrition BRAIN ACTIVATE (in powder and gel format), ACTIVE for enhanced physical performance, and WOMEN’S HORMONE SUPPORT. These products are available from whitneyjohns.com as well as on Whitney’s Amazon.com store, with both channels offering subscription options.

Future Growth Drivers

New Sales Channels and Product Launches

In order to drive continued sales growth and leverage our growing customer base, we are planning to expand our product portfolio to include supplements that support gut health as well as introduce more products in gel-pack format. We anticipate this to include a new Whitney Johns gut health gel-pack as well as a new gel pack option for our Ultimate Brain Nutrients RELIEF.

We plan to further expand our sales channels as well as our portfolio of proprietary, clinically proven natural formulations for heart and brain health and other indications.

Strategic Acquisitions

The market for nutraceutical products is highly fragmented, which create many acquisition opportunities. As part of our primary mission, we will continue to evaluate potential acquisition opportunities that could expand our product portfolio and benefit from our marketing strength and multi-channel distribution.

We anticipate that the greater financial and operational strength afforded by the aforementioned planned acquisitions of Hyperion and OPM will better enable us to make future strategic complementary acquisitions.

Patents and Intellectual Property Rights

Our subsidiary, UBN, has four patent-pending formulations and two patents issued. We have not otherwise filed for any intellectual property protection. We rely on intellectual property law that may include a combination of copyright, trade secret and confidentiality agreements to protect our intellectual property.

Status	Serial No.	Date Filed	Title
Pending	15/743,448	January 10, 2018	PROHYLAXIS AND MITIGATION OF MIGRAINE HEADACHES USING MEDIUM CHAIN TRIGLYCERIDES, KETONE ESTER, AND OTHER KETONIC SOURCES
Pending/In Appeal	16/501,502	April 22, 2019	PROHYLAXIS AND MITIGATION OF MIGRAINE HEADACHES USING MEDIUM CHAIN TRIGLYCERIDES, KETONE ESTER, AND OTHER KETONIC SOURCES
Pending	16/350,663	December 19, 2018	COMPOSITIONS OF MEDIUM CHAIN TRIGLYCERIDES AND PLANT-BASED NUTRIENTS FOR BRAIN HEALTH
Issued	16/350,664	December 19, 2018	COMPOSITIONS WITH KETOGENIC AGENTS, CANNABINOIDS, PLANT-DERIVED SUBSTANCES AND MICRONUTRIENTS

Issued	16/501,249 (Patent No. 10,500,182)	December 17, 2018	COMPOSITIONS OF KETOGENIC SOURCES, MICRONUTRIENTS AND HYTOCHEMICALS FOR PROPHYLAXIS AND MITIGATION OF MIGRAINE HEADACHE
Pending	17/011,650	September 3, 2020	PROPHYLAXIS AND MIIGATION OF MIGRAINE HEADACHES USING MEDIUM CHAIN TRIGLYCERIDES, KETONE ESTERS, AND OTHER KETOGENIC SOURCES

Competition

We compete with other manufacturers, distributors and marketers of vitamins, minerals, herbs, and other nutritional supplements both within and outside the U.S.

The nutritional supplement industry is highly fragmented and competition for the sale of nutritional supplements comes from many sources. Such products are sold primarily through retailers (drug store chains, supermarkets, and mass market discount retailers), health and natural food stores, and direct sales channels (network marketing and internet sales).

The nutritional supplement industry is highly competitive, and we expect the level of competition to remain high over the near term. We do not believe it is possible to accurately estimate the total number or size of our competitors. The nutritional supplement industry has undergone some consolidation in the recent past and we expect that trend may continue in the near term.

We believe we have a unique market position in high gross margin categories, with our gross margin ranging from 60% to 80%, depending on product and market channel.

Based upon our exclusive U.S. and Canadian licensing and manufacturing agreement with Gelteq, we believe we are able to offer a unique gel-pack delivery system that our competition in North America cannot provide.

As the exclusive North American provider of the world’s highest strength Citrus Bergamot SuperFruit, our heart and immune products have unique advantages. For example, our BergaMet PRO+ product has 47% BPF Gold potency as compared to the closest competitor at only 38% BPF.

Backed by more than 17 published clinical trials, our citrus bergamot has been shown to support heart health, support immune response, and address metabolic syndrome.

Our peer-reviewed clinical studies that support our health and brain health products also provide us important competitive advantages. Our UBN brain health formulation has been in development for more than 20 years, over which time it has gained support by more than 100 clinical studies.

In January 2022, the World Journal of Advanced Research and Reviews published the results of a clinical study which showed that taking a daily serving of UBN RELIEF for 60 days can naturally reduce or alleviate neurological discomfort. It was also shown to improve cognitive function, sleep satisfaction and overall quality of life.

Employees

On the Healthy Extracts holding company level, are employees are comprised of our officers. Our BergaMet subsidiary has two employees. Our UBN subsidiary currently does not have its own employees since it uses outside contract help on an as-needed basis, with management provided by our officers.

We anticipate all of our employees will continue to work for us for the foreseeable future. We plan to hire appropriate personnel on an as-needed basis and utilize the services of independent contractors as needed.

We anticipate that our planned acquisition of Hyperion and OPM will add approximately 14 employees, which will continue to work out of their existing facilities in Lexington, Virginia.

Recent Developments

Pending Acquisitions

On January 13, 2023, we entered into an Acquisition Agreement for the acquisition of Hyperion, L.L.C. and Online Publishing & Marketing, LLC, both Virginia limited liabilities companies, by merging them into our newly-formed wholly-owned subsidiaries, Green Valley Natural Solutions, LLC (“Green Valley”) and Online Publishing & Marketing, LLC (“OPM”), both Nevada limited liability companies. The closing of the acquisition will take place following the satisfaction of certain closing conditions, including a capital raise of at least $4,000,000 and the commencement of trading, or approval for the commencement of trading, of our common stock on the Nasdaq Capital Market. The total purchase price for the acquisitions will be $1,750,000 in cash, $1,300,000 in the form of secured promissory notes, and $1,250,000 worth of our common stock (based on a 30% premium to the price paid per share of common stock in the above-referenced capital raise, but in no event more than ninety percent (90%) of the volume weighted average price for our common stock for the ninety (90) trading days up to and including the trading day immediately before the day the price is finally determined for securities sold in the capital raise).

The combination of the businesses is expected to significantly increase our current annualized gross revenues. Hyperion is also expected to strengthen our manufacturing and distribution capabilities, as well as expand our product portfolio with 15 unique and proprietary nutraceutical formulations sold under the brand, Green Valley Natural Solutions. These products are formulated to support brain, memory, vision, sinus and digestive health, as well as healthy sleep and aging.

Green Valley Natural Solutions products are manufactured and shipped direct-to-consumer from specially temperature-controlled warehouses in Shenandoah Valley, Virginia. These facilities would add an East Coast presence to our existing warehouse and shipping facilities in Nevada, with this expected to lower customer shipping costs and order delivery times.

Hyperion’s relationships with high-quality contract manufacturers is also expected to lower our manufacturing costs, as well as improve supply chain efficiencies and economies of scale.

OPM specializes in creating digital and affiliate marketing content for Hyperion and will enhance our overall marketing strategy and audience reach. They also bring a large email distribution list of hundreds of thousands of potential customers with a new affiliate marketing channel. OPM also produces engaging digital content such as educational videos and newsletters.

The planned acquisition of Hyperion and OPM is expected to add approximately 14 employees, who would continue to work out of the existing facilities in Lexington, Virginia.

We expect these two synergistic and accretive acquisitions to accelerate and support our growth and expand our market reach. Our natural, clinically-proven heart and brain health formulations are perfect for cross selling or private labeling with Green Valley products, such as their stem cell restore formulation that are sold across various marketing channels. Likewise, Green Valley sales would benefit from our established marketing channels, which includes subscription-based direct-to-consumer, national grocery stores, and a strong presence on Amazon.

On a pro forma basis upon the closing of the acquisitions, we would generate over $12 million in annualized gross revenue, including significant recurring revenue being generated by subscriptions. The anticipated positive cash flow would fund future revenue growth from new product introductions and market expansion, as well as other potential strategic acquisitions.

The completion of the acquisitions is subject to certain closing terms and there can be no assurance that the transactions will be completed as described.

Governmental Controls, Approval and Licensing Requirements

Federal laws related to the advertising, distribution and sale of health supplements.

We expect that the formulation, manufacturing, packaging, labeling, advertising, distribution and sale (hereafter, “sale” or “sold” may be used to signify all of these activities) of our vitamin and nutritional supplement products will be subject to regulation by one or more federal agencies, primarily the Food and Drug Administration (“FDA”) and the Federal Trade Commission (“FTC”), and to a lesser extent the Consumer Product Safety Commission (“CPSC”), the United States Department of Agriculture, and the Environmental Protection Agency. Our activities are also regulated by various governmental agencies for the states and localities in which our products are sold, as well as by governmental agencies in certain countries outside the United States in which our products are sold. Among other matters, regulation by the FDA and the FTC is concerned with product safety and claims made with respect to a product’s ability to provide health-related benefits. Specifically, the FDA, under the Federal Food, Drug, and Cosmetic Act (“FDCA”), regulates the formulation, manufacturing, packaging, labeling, distribution, and sale of food, including dietary supplements and over-the-counter (“OTC”) drugs. The FTC regulates the advertising of these products. The National Advertising Division (“NAD”) of the Council of Better Business Bureaus oversees an industry-sponsored, self-regulatory system that permits competitors to resolve disputes over advertising claims. The NAD has no enforcement authority of its own, but may refer matters that appear to violate the FTC Act or the FDCA to the FTC or the FDA for further action, as appropriate.

Most of the nutritional supplement products that we plan to sell are classified as dietary supplements. The FDA’s revision of nutrition labeling requirements also affects the nutrition labeling of certain dietary supplements. Our affected manufacturers may have to revise labels on some of their dietary supplements in the next two years. Moreover, these manufacturers may need to reformulate their products to maintain eligibility for certain marketing claims.

The Dietary Supplement Health and Education Act (“DSHEA”) was enacted in 1994, amending the FDCA. Among other things, DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as “food additives” and allows the use of statements of nutritional support on product labels and in labeling. DSHEA establishes a statutory class of “dietary supplements,” which includes vitamins, minerals, herbs, amino acids and other dietary ingredients for human use to supplement the diet. Dietary ingredients marketed in the United States before October 15, 1994 may be marketed without the submission of a “new dietary ingredient” (“NDI”) premarket notification to the FDA. Dietary ingredients not marketed in the United States before October 15, 1994 may require the submission, at least 75 days before marketing, of an NDI notification containing information establishing that the ingredient is reasonably expected to be safe for its intended use. The FDA has issued final regulations under DSHEA.

As required by Section 113(b) of the Food Safety Modernization Act, the FDA published in July 2011 a draft guidance document clarifying when the FDA believes a dietary ingredient is an NDI, when a manufacturer or distributor must submit an NDI premarket notification to the FDA, the evidence necessary to document the safety of an NDI and the methods for establishing the identity of an NDI. Industry strongly objected to several aspects of the draft guidance. In 2016, the FDA issued revised draft guidance on what constitutes an NDI and NDI notification requirements. Regardless of whether the FDA finalizes this draft guidance, the FDA has recently acted more aggressively to remove ingredients from the market that the FDA views as unlawful dietary ingredients. This trend, if it continues, may limit the dietary supplement market. Several bills to amend DSHEA in ways that would make this law less favorable to consumers and industry have been proposed in Congress.

The FDA issued a Final Rule on GMPs for dietary supplements on June 22, 2007. The GMPs cover manufacturers and holders of finished dietary supplement products, including dietary supplement products manufactured outside the United States that are imported for sale into the United States. Among other things, the new GMPs: (a) require identity testing on all incoming dietary ingredients, (b) call for a “scientifically valid system” for ensuring finished products meet all specifications, (c) include requirements related to process controls, including statistical sampling of finished batches for testing and requirements for written procedures and (d) require extensive recordkeeping. We have reviewed the GMPs and have taken steps to ensure compliance. While we believe we are in compliance, there can be no assurance that our operations or those of our suppliers will be in compliance in all respects at all times. Additionally, there is a potential risk of increased audits as the FDA and other regulators seek to ensure compliance with the GMPs.

On December 22, 2006, Congress passed the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which went into effect on December 22, 2007. The law requires, among other things, that companies that manufacture or distribute nonprescription drugs or dietary supplements report serious adverse events allegedly associated with their products to the FDA and institute recordkeeping requirements for all adverse events (serious and non-serious). There is a risk that consumers, the press and government regulators could misinterpret reported serious adverse events as evidence of causation by the ingredient or product complained of, which could lead to additional regulations, banned ingredients or products, increased insurance costs and a potential increase in product liability litigation, among other things.

All states regulate foods and drugs under laws that generally parallel federal statutes. We are also subject to state consumer health and safety regulations, such as the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”). Violation of Proposition 65 may result in substantial monetary penalties and compliance with Proposition 65 is a major focus. Contemplated changes in the Proposition 65 labeling requirements could potentially lead to substantial costs. Current legislation in Massachusetts regarding restrictions on weight loss and sports nutrition products could also impact the marketing of dietary supplements generally. Further, state attorneys general have pressured industry to adopt DNA testing for herbal-based products to assure plant identity, and have taken other actions relating to dietary ingredient status. It is uncertain whether these efforts will have a material impact on the dietary supplement market.

Description of Property

We do not currently own, lease or use any office space as we operate on a virtual basis.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions held by each person, and the date such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Family relationships among any of the directors and officers are described below.

Name	Age	Position(s)

Kevin “Duke” Pitts	63	President, Director (2018)

Robert Madden	51	Secretary, Chief Financial Officer (2022)

William Bossung	64	Director (2014)

Bill Croyle	71	Director (2019)

Kevin “Duke” Pitts, age 63, was appointed to our Board of Directors on September 28, 2018, and as our President on September 24, 2019. Mr. Pitts is a proven leader who has 30 years of senior management experience within a technology-driven industry. Mr. Pitts has been the President and Owner of Envision Enterprises, a consumer electronic integration business, where he has worked since 2007. Earlier in his career, Mr. Pitts served as the Director of Direct Marketing at Dish Network, the well-known satellite television provider. His deep experience in senior management and marketing will be of great value to us.

Robert Madden, age 51, was appointed as our Secretary and Chief Financial Officer on June 2, 2022. Mr. Madden has been working in the accounting industry for over 30 years. From 1990 to 2012 he worked for several companies starting as a staff accountant, then assistant controller position, finally the company controller position. During that time, he worked in the wholesale apparel, advertising, television, and special event industries. From 2012 to 2015, he took a sabbatical and lived overseas volunteering for different NGO’s and non-profit organizations. During the sabbatical, he volunteered for a British NGO, worked as their CFO, and was the driving force in getting the organization registered with 2 foreign nations. In 2016, he moved back to the United States and started an accounting consulting business. From 2016 to the present, he was hired to fill either a Controller or CFO position for several private and public companies. He graduated from the University of Utah with a bachelor’s degree in accounting and from Westminster College with an MBA with a certificate of accounting.

William Bossung, age 64, has served as a member of the Board of Directors since our inception, and was our Secretary and Chief Financial Officer from our inception until June 2, 2022. Mr. Bossung has a diverse background in Corporate Finance, Insurance and accounting. From 2003 to August 2006 Mr. Bossung was co-founder of BCF Technology, an insurance software company that was ultimately sold to Vertafore in August of 2006. During January 2012 Mr. Bossung co-founded Splash Beverage Group, (SBEV) a beverage distribution company that distributes both alcohol and non-alcohol products. The company’s products are sold in over 25,000 retail locations Mr. Bossung is the managing partner of Bishop Equity Partners LLC, a small boutique private equity firm that invests in both private and public companies. From 1997 to 2002 Mr. Bossung was the Director of Corporate Finance of Chadmoore Wireless Group, the company was engaged in the business of wireless communications utilizing 800 MHZ frequencies.

Chadmoore aggregated over 5500 Specialized Mobile Radio licenses from the Federal Communications Commission, the licenses were acquired by Nextel, then merged into the Sprint PCS wireless network. Mr. Bossung currently holds an Insurance License and earned a bachelor’s degree in accounting and finance from Bloomsburg State University.

Bill Croyle, age 71, was appointed to our Board of Directors on September 24, 2019. Mr. Croyle is a private investor and an accomplished Senior Executive with more than 40 years of success across the IT, energy, manufacturing, telecommunications, venture capital, and finance industries. His broad areas of expertise include M&A, negotiations, service contracts and delivery, executive development and mentoring, and managing complexities. Since 2009 Bill is has been a founder, owner or executive of EnTX Group, Impact Legacy Partners, FB Oilfield Special Tools and Western Energy Advisors. He is Chairman of the Colorado Chapter of the Marine Corps Scholarship Foundation, and he has served on the boards of Hill City Silica LLC, the University of Colorado Advocates program, the Association for Corporate Growth/Denver, and the Denver Consulting Alliance. Bill served in the Marine Corps 1972-1974. Mr. Croyle holds Certificates in Energy Finance and Management from the University of Denver and International Trade from World Trade Center Denver. He graduated from the University of California, Santa Barbara, with a BA in History and minor in French.

Family Relationships

There are no family relationships between any of our officers or directors.

Other Directorships; Director Independence

Other than as set forth above, none of our officers and directors is a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCQB on which shares of our common stock are quoted does not have any director independence requirements. The NASDAQ definition of “independent director” means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. According to the NASDAQ definition, Mr. Bossung and Mr. Croyle are independent directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Except as set forth below, to our knowledge, none of our officers, directors, or beneficial owners of more than ten percent of our common stock failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the most recent fiscal or prior fiscal year.

Board Committees

Our Board of Directors maintains separate audit, nominating and compensation committees. The members of all three committees are only our two independent directors, William Bossung and Bill Croyle.

Audit Committee. Our audit committee consists of two independent directors. The members of the audit committee are William Bossung and Bill Croyle. The audit committee will consist exclusively of directors who are financially literate. In addition, Mr. Bossung is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations. The audit committee responsibilities include:

•Review and reassess the adequacy of the Audit Committee Charter annually and submit the Charter to the Board for approval.

•Review our annual audited financial statements and any reports or other financial information as the Committee may request, including, without limitation, any material submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the registered public accountants. Discuss major issues and significant changes regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements.

•Review any reports to management prepared by the internal auditing department, together with management’s response. Review with management and the registered public accountants significant financial reporting issues and judgments made in connection with the preparation of our financial statements.

•Review with management and the registered public accountants our annual report on Form 10-K and our quarterly report on Form 10-Q prior to its filing or prior to the release of earnings. The chair of the Committee may represent the entire Committee for purposes of these reviews.

•Review our major financial risk exposures and the steps management has taken to monitor and control such exposures.

•Establish procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

•The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of our registered public accounting firm. The Committee shall monitor the independence and effectiveness and approve the fees and other compensation to be paid to the registered public accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with us to confirm the accountants’ independence.

•Meet with the registered public accountants to review the scope, accuracy, completeness and overall quality of the annual financial statements.

•Receive from the registered public accountants the information they are required to communicate to the Committee under generally accepted auditing standards, including, without limitation a formal written statement delineating all relationships between the registered public accountants and us, consistent with Independence Standards Board Standard No. 1, engage in a dialogue with the registered public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the registered public accountants, and recommend that the Board take appropriate action to enhance the independence of the registered public accountants, and reapprove all auditing services (which may entail providing comfort letters in connection with securities underwritings) and all non-audit services as provided for under Section 202 of Sarbanes-Oxley Act of 2002.

•In consultation with the registered public accountants, review the integrity of our financial reporting processes, both internal and external.

•Meet with management and the registered public accountants to review the planning and staffing of the audit.

•Discuss with the registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or amended, relating to the conduct of the audit.

•Review with the registered public accountants any problems or difficulties the accountants may have encountered and any management letter provided by the accountants and our response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any changes required in the planned scope of the audit.

•make regular reports to the Board of Directors. The Committee shall also prepare the report required by the rules of the Securities and Exchange Commission to be included our annual proxy statement.

Compensation Committee. Our compensation committee consists of two independent directors. The members of the audit committee are William Bossung and Bill Croyle. The compensation committee responsibilities include:

•Review the competitiveness of our executive compensation programs to ensure (a) the attraction and retention of executives, (b) the motivation of executives to achieve our business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of our shareholders. Assist the Board in establishing CEO annual goals and objectives.

•Review trends in executive compensation, oversee the development of new compensation plans, and, when necessary, approve the revision of existing plans.

•Review and approve the compensation structure for executives.

•Oversee an evaluation of the performance of our executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers. Review and approve compensation packages for new executive officers and termination packages for executive officers.

•Review and make recommendations concerning long-term incentive compensation plans, including the use of equity-based plans.

•Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as a director.

•Review periodic reports from management on matters relating to our compensation practices.

•Produce an annual report of the Compensation Committee on executive compensation for our annual proxy statement in compliance with and to the extent required by applicable Securities and Exchange Commission rules and regulations and any relevant listing authority.

•Obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations about, among other things, changes to the charter of the Committee.

Nominating Committee. Our nominating committee consists of two independent directors. The members of the nominating committee are William Bossung and Bill Croyle. The nominating committee responsibilities include screening and recommending to the full Board director candidates for nomination. The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors, although we do not currently have a process for security holders to send communications to the Board.

During the fiscal years ended December 31, 2021 and 2020, the Board of Directors met as necessary.

Involvement in Certain Legal Proceedings

None of our officers or directors has, in the past ten years, filed bankruptcy, been convicted in a criminal proceeding or named in a pending criminal proceeding, been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining him or her from any securities activities, or any other disclosable event required by Item 401(f) of Regulation S-K.

On November 14, 2022, BergaMet NA, LLC, our subsidiary, received a warning letter from the FDA regarding claims we allegedly make about our Cholesterol Command product. On December 1, 2022, we responded to the warning letter notifying the FDA that we had hired a third-party to review our advertising and revise portions of our website, Facebook page, and online product listings.

Other than as set forth above, we are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

Code of Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our code of business conduct and ethics will be posted on our corporate website and is filed as an exhibit to this registration statement. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our corporate website or in filings under the Exchange Act.

EXECUTIVE COMPENSATION

Narrative Disclosure of Executive Compensation

Pitts Independent Contractor Agreement

On October 1, 2019, we entered into an Independent Contractor Agreement with Kevin “Duke” Pitts. Pursuant to this agreement, Mr. Pitts has agreed to serve as our President and Chief Executive Officer in exchange for $120,000 per year. The agreement had an expiration date of December 31, 2021, but has been extended indefinitely since then.

Madden Consulting Agreement

Effective June 1, 2022, we entered into a Consulting Agreement with Robert Madden. Pursuant to the agreement, Madden has agreed to serve as our Chief Financial Officer and Secretary in exchange for $42,000 per year. The agreement is effective for one year, and will automatically renew for successive one year terms.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our President and our Secretary and Chief Financial Officer for the years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other ($)	Total ($)

Kevin “Duke” Pitts	2022	110,000	-0-	-0-	-0-	-0-	-0-	-0-	110,000
President	2021	110,000	-0-	-0-	-0-	-0-	-0-	-0-	110,000
	2020	110,000	-0-	-0-	-0-	-0-	-0-	-0-	110,000

William Bossung (1)	2022	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Secretary and CFO	2021	65,000	-0-	-0-	-0-	-0-	-0-	-0-	65,000
	2020	66,000	-0-	-0-	-0-	-0-	-0-	-0-	66,000

Robert Madden (1)	2022	38,500	-0-	-0-	17,500	-0-	-0-	-0-	56,000
Secretary and CFO

(1)Mr. Bossung resigned as our Secretary and Chief Financial Officer effective June 2, 2022, and was replaced by Robert Madden.

Director Compensation

For the years ended December 31, 2021 and 2020, none of the members of our Board of Directors received compensation for his service as a director.

Outstanding Equity Awards at Fiscal Year-End

On June 10, 2020, our Board of Directors approved the Grey Cloak Tech, Inc. 2020 Omnibus Stock Grant and Option Plan and set aside 250,000 shares of our common stock for issuance thereunder. Pursuant to the plan, officers, directors, key employees and certain consultants may be granted stock options (including incentive stock options and non-qualified stock options), restricted stock awards, unrestricted stock awards, or performance stock awards. As of December 31, 2021, we have awarded an aggregate of 195,000 options to twenty five (25) individuals at an exercise price of $5.00 per share.

On December 26, 2022, we canceled 121,500 of the options and, on that same date, we approved the Healthy Extracts, Inc. 2022 Equity Incentive Plan and set aside 520,000 shares of our common stock for issuance thereunder. On December 26, 2022, we approved a total of 159,750 Restricted Stock Units at $1.00 per share and 360,000 Restricted Stock Awards with a strike price of $0.00 to $1.00 to a total of sixteen (16) individuals.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 9, 2023, certain information with respect to our equity securities owned of record or beneficially by (i) each of our Officers and Directors; (ii) each person who owns beneficially more than 10% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Name and Address (1)	Common Stock Beneficial Ownership	Percentage of Common Stock Beneficial Ownership (2)

Kevin “Duke” Pitts (3)(5)	262,301	7.11%

William Bossung (3)(6)	64,143	1.85%

Bill Croyle (3)(4)(7)	14,637	<1%

Robert Madden (3)(8)	60,000	1.71%

Jay Decker (9)	1,776,475	50.80%

Shelton Decker (10)	251,337	7.25%

Logan Decker (11)	262,837	7.56%

All Officers and Directors as a Group (4 Persons)	401,080	10.41%

(1)	Unless otherwise indicated, the address of the shareholder is c/o Healthy Extracts Inc.

(2)

Unless otherwise indicated, based on 3,451,724 shares of common stock issued and outstanding. Shares of common stock subject to convertible preferred stock and options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3)	Indicates one of our officers or directors.

(4)	Includes 6,637 shares of common stock held by BMJ Estate Matters, LLC, of which Mr. Croyle is the controlling party.

(5)	Includes 160,000 Restricted Stock Awards that have vested, and 80,000 that have not vested.

(6)	Includes 24,750 Restricted Stock Units that have vested.

(7)	Includes 8,000 Restricted Stock Units that have vested.

(8)	Includes 30,000 Restricted Stock Awards that have vested, and 30,000 that have not vested.

(9)	Includes warrants to acquire 45,000 shares of common stock at $5.00 per share. Jay Decker disclaims any ownership of securities held by his adult sons.

(10)	Shelton Decker is the adult son of Jay Decker. Includes warrants to acquire 15,000 shares of common stock at $5.00 per share.

(11)

Logan Decker is the adult son of Jay Decker. Includes warrants to acquire 15,000 shares of common stock at $5.00 per share, 1,000 Restricted Stock Units that have vested, and 10,500 Restricted Stock Units that have not vested.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding.

There are no current arrangements which will result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pitts Independent Contractor Agreement

On October 1, 2019, we entered into an Independent Contractor Agreement with Kevin “Duke” Pitts. Pursuant to this agreement, Mr. Pitts has agreed to serve as our President and Chief Executive Officer in exchange for $120,000 per year. The agreement had an expiration date of December 31, 2021, but has been extended indefinitely since then.

Madden Consulting Agreement

Effective June 1, 2022, we entered into a Consulting Agreement with Robert Madden. Pursuant to the agreement, Madden has agreed to serve as our Chief Financial Officer and Secretary in exchange for $42,000 per year. The agreement is effective for one year, and will automatically renew for successive one year terms.

Jay Decker Transactions

We have entered into numerous transactions with Jay Decker, our majority shareholder, as follows:

BergaMet Acquisition

On February 4, 2019, we acquired BergaMet NA, LLC, a Delaware limited liability company (“BergaMet”). BergaMet is a wholly-owned subsidiary through which we conduct our nutraceuticals business. As a result of the acquisition, Jay Decker became our majority shareholder upon our issuance to him of 85,345,862 shares of our common stock. The shares of common stock issued in the acquisition were equal to approximately 80.1% of our outstanding common stock immediately following the closing.

Ultimate Brain Nutrients, LLC Acquisition

On April 3, 2020, we acquired Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”). UBN is a wholly-owned subsidiary through which we conduct our plant-based neuro-products business. As a result of the acquisition, Jay Decker became a significantly larger shareholder upon our issuance to him of 44,907,968 shares of our common stock. The shares of common stock issued in the acquisition were equal to approximately 42.5% of our outstanding common stock immediately following the closing.

Note Conversion Agreements and Advance Conversion Agreements

Effective April 13, 2020, we entered into a total of eighteen (18) agreements (16 Note Conversion Agreements and 2 Advance Conversion Agreements) whereby an aggregate of $1,508,407.84 in outstanding principal and accrued interest was converted into an aggregate of 392,488 shares of our common stock. The conversion price was either $3.00 per share or $5.00 per share, depending on the individual agreement. The conversions included notes and advances held by our officers and directors and our largest shareholder, as follows:

Name	Aggregate Principal and Interest	Aggregate Shares
Jay W. Decker	$1,282,231.11	334,180
William Bossung	$65,677.84	21,892
First Capital Properties LLC	$16,180.00	5,393
Shelton S. Decker	$33,717.78	7,822
Logan B. Decker	$33,717.78	7,822
Kevin Pitts	$51,255.56	10,251
Innovation Group Holdings, LLC	$25,627.78	5,125

Note Conversion Agreements

Effective September 2, 2020, we entered into five (5) Note Conversion Agreements whereby an aggregate of $1,791,382.56 in outstanding principal and accrued interest was converted into an aggregate of 358,276 shares of our common stock. The conversion price was $5.00 per share. The conversions included a note held by our largest shareholder, as follows:

Name:	No. of Shares
Jay W. Decker	307,350
Genuine Partners	16,926
Dan Bishop	22,000
James Knox	10,000
Matthew Dee Grabau	2,000
Total	358,276

Securities Purchase Agreements

Effective October 15, 2020, we entered into four (4) Securities Purchase Agreements whereby we sold and issued 59,000 shares of our common stock at $5.00 per share for aggregate consideration of $295,000. The purchasers included our officers and directors and our largest shareholder, as follows:

Name	Aggregate Principal and Interest	Aggregate Shares
Jay W. Decker	$100,000	20,000
Shelton S. Decker	$50,000	10,000
Logan B. Decker	$50,000	10,000
Dr. Gerald Haase	$95,000	19,000
Total	$295,000	59,000

Securities Purchase Agreements

On February 10, 2021, and effective December 29, 2020, we entered into Securities Purchase Agreements with Shelton Decker and Logan Decker for the purchase and sale of an aggregate of 20,000 shares of our common stock at $5.00 per share, as follows:

Name:	No. of Shares
Logan Decker	10,000
Jay Decker	10,000
Total	20,000

Promissory Notes

On February 10, 2021, we issued promissory notes to Jay Decker dated December 14, 2020 and December 21, 2020 in the principal amount of $100,000 and $70,000 respectively.

On January 20, 2022, we issued a promissory note to Jay Decker in the principal amount of $185,000. In conjunction therewith and on the same date, we issued to Jay Decker warrants to purchase 20,000 shares of our common stock at an exercise price of $5.00 per share.

On June 24, 2022, we entered into a Note Conversion Agreement with Jay Decker whereby Decker converted $17,000 in principal and $31.07 in interest on an outstanding convertible note into 3,406 shares of our common stock at a conversion price of $5.00 per share.

Warrants

On February 10, 2021, but effective December 21, 2020, we issued warrants to purchase an aggregate of 75,000 shares of our common stock, at an exercise price of $5.00 per share, as follows (the “Warrants”), for consulting services rendered:

Name:	No. of Warrants
Jay Decker	45,000
Logan Decker	15,000
Shelton Decker	15,000
Total	75,000

On January 20, 2022, we issued a promissory note to Jay Decker in the principal amount of $185,000. In conjunction therewith and on the same date, we issued to Jay Decker warrants to purchase 20,000 shares of our common stock at an exercise price of $5.00 per share.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCQB on which shares of common stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Officer” means a person other than an Executive Officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. According to the NASDAQ definition, Mr. Bossung and Mr. Croyle are independent directors.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001, and 750,000 shares of preferred stock, par value $0.001. As of February 9, 2023, there were 3,451,724 shares of our common stock issued and outstanding, and no shares of preferred stock issued or outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common shareholders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock. We are authorized to issue 750,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are issued or outstanding, and no series of preferred stock has been created.

Options and Warrants.

There are currently outstanding options to acquire 104,500 shares of Common Stock at $5.00 per share, warrants to acquire 140,000 shares of Common Stock at either $5.00 or $7.50 per share, warrants to acquire 168 shares of Common Stock at $6,250 per share, Restricted Stock Units to acquire 159,750 shares of Common Stock at $1.00 per share, and 360,000 unvested Restricted Stock Awards.

On a fully diluted basis, the number of shares of common stock that could be issued and outstanding prior to this Offering is 4,408,450 shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material United States federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. This discussion is based on the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the United States Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take, or that a court will not sustain, a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•certain United States expatriates and former citizens or long-term residents of the United States;

•persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•banks, insurance companies, and other financial institutions;

•brokers, dealers or certain traders in securities;

•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

•partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

•tax-exempt organizations or governmental organizations;

•persons deemed to sell our common stock under the constructive sale provisions of the Code;

•persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•tax-qualified retirement plans;

•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•persons who own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below); and

•persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other entities treated as partnerships for United States federal income tax purposes) holding our common stock and the partners in such partnerships (or other entities treated as partnerships for United States federal income tax purposes) should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for United States federal income tax purposes.

A U.S. person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•an individual who is a citizen or resident of the United States;

•a corporation, or an entity treated as a corporation, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for United States federal income tax purposes;

•an estate, the income of which is subject to United States federal income tax regardless of its source; or

•a trust that (1) is subject to the primary supervision of a United States court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in our common stock owned by such Non-U.S. Holder, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “-Sales or Other Taxable Dispositions of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, dividends paid to a Non-U.S. Holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder timely furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate of United States withholding tax, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must timely furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sales or Other Taxable Dispositions of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•our common stock constitutes a United States real property interest, or USRPI, by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain United States source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed United States federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-United States real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition thereof or the Non-U.S. Holder’s holding period.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING ANY POTENTIALLY APPLICABLE INCOME TAX TREATIES THAT MAY PROVIDE FOR DIFFERENT RULES.

Information Reporting and Backup Withholding

Payments of distributions on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-United States status, such as by furnishing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of our common stock within the United States, or conducted through certain United States-related brokers, generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-United States office of a non-United States broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on distributions on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of distributions on our common stock. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of such gross proceeds. In its preamble to these proposed Treasury Regulations, the U.S. Treasury Department stated that taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN OUR COMMON STOCK.

UNDERWRITING

We intend to enter into an underwriting agreement with Spartan Capital Securities, LLC, as the representative of the underwriters and the lead book-running manager of this Offering. Subject to the terms and conditions of the underwriting agreement, each underwriter will agree to purchase from us the number of Shares set forth opposite its name below.

Underwriter	Number of Shares
Spartan Capital Securities, LLC	[•]
[•]	[•]
Total	[•]

We have been advised by the underwriters that they propose to offer the Shares directly to the public at the public offering price set forth on the cover page of this prospectus. Any Shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $[•] per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $[•] per share to other brokers and dealers.

We intend for the underwriting agreement to provide that the underwriters’ obligation to purchase the Shares that we are offering will be subject to the terms and conditions described therein.

Over-Allotment Option

We intend to grant to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to [•] additional shares of Common Stock from us at the initial offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the Offering of the Shares offered by this prospectus.

Underwriting Discount and Expenses

The following table shows the public offering price, underwriting discount of 8%, and proceeds before expenses to us. The information assumes either no exercise or full exercise of the option we granted to the underwriters to purchase additional shares of Common Stock.

Total
	Per share of Common Stock	No exercise of Over-Allotment Option	Full exercise of Over-Allotment Option
Initial public offering price	$[•]	$[•]	$[•]
Underwriting discounts	$[•]	$[•]	$[•]
Proceeds, before expenses, to us	$[•]	$[•]	$[•]

We estimate expenses payable by us in connection with this Offering, other than the underwriting discounts referred to above, will be approximately $280,000. We have agreed to reimburse the underwriters for all reasonable travel and other out-of-pocket expenses, including fees and disbursements related to its legal counsel, in an amount not to exceed $200,000 in the aggregate.

Determination of Public Offering Price

The public offering price of the Shares will be determined by negotiations between us and the underwriters. Among the factors considered in determining the public offering price of the shares of Common Stock will be our historical stock price, the history and prospects of other companies in the industry in which we compete; our financial information; an assessment of our management and their experience; an assessment of our business potential and earning prospects; the prevailing securities markets at the time of this Offering; the recent market prices of, and the demand for, publicly traded shares of generally comparable companies; and other factors deemed relevant. Neither we nor the underwriters can assure that the shares of Common Stock will trade in the public market at or above the public offering price for such shares.

Underwriters’ Warrants

In addition, we intend to agree to issue to the underwriters the Underwriters’ Warrants, exercisable for up to [•] shares of Common Stock, which is equal to 5% of the total number of Shares sold in this Offering (including any such shares of Common Stock sold to cover over-allotments, if any) at an exercise price equal to $[•] per share (110% of the public offering price of $[•] per share of Common Stock). The Underwriters’ Warrants may be purchased in cash or via cashless exercise and will be exercisable at any time after the closing of this Offering of the Shares until the fifth anniversary of the date of commencement of sales of such shares of Common Stock. The Underwriters’ Warrants and the shares of Common Stock underlying the Underwriters’ Warrants will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110. In accordance with FINRA Rule 5110, neither the Underwriters’ Warrants nor any of our shares of Common Stock issued upon exercise of the Underwriters’ Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of the Shares, subject to certain exceptions set forth in FINRA Rule 5110(e)(2).

Stabilization

In connection with this Offering of the Shares, the underwriters may engage in stabilizing transactions and syndicate covering transactions and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the Common Stock while the Offering of the Shares is in progress.

Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Since there is no over-allotment option, if the underwriters would have a naked short position, it can be closed out only by buying shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares of Common Stock in the open market that could adversely affect investors who purchase shares of Common Stock in this Offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common

Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Stock. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Indemnification

We intend to agree, pursuant to the underwriting agreement, to indemnify the underwriters and selected dealers against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters or selected dealers may be required to make for these liabilities.

Listing on the Nasdaq Capital Market

We intend to apply to list our Common Stock on Nasdaq.

Electronic Distribution

A prospectus in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this Offering. The underwriters may agree to allocate a number of shares of our Common Stock for sale to its online brokerage account holders.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters and their respective affiliates may in the future perform various financial advisory, investment banking, and other services for us, for which they may receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may effect transactions for their own account or the accounts of customers, and hold on behalf of themselves or their customers long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to their customers that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

No action has been taken by us or the underwriters that would permit a public offering of the shares of Common Stock in any jurisdiction where action for that purpose is required. None of our shares of Common Stock included in this Offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the shares of Common Stock offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this Offering of shares of Common Stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the shares of Common Stock in any jurisdiction where that would not be permitted or legal.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Clyde Snow & Sessions, PC, Salt Lake City, Utah. The underwriters of this offering are being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The audited financial statements of Healthy Extracts, Inc. as of December 31, 2021 and 2020 appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of BF Borgers CPA PC, given on the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

Clyde Snow & Sessions, PC serves as our legal counsel in connection with this offering. Brian A. Lebrecht, a shareholder at Clyde Snow & Sessions, owns Restricted Stock Units to acquire 10,000 shares of Common Stock at $1.00 per share.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You should refer to the registration statement and its exhibits and schedules for further information. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of documents we file with the Commission, including this prospectus, the registration of which it is a part and the related exhibits, may be read and copies at the Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available through the Commission’s website at the following address: http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We also furnish our shareholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.healthyextractsinc. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the Commission. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

INCORPORATION BY REFERENCE

We “incorporate by reference” information from other documents that we file with the SEC into this prospectus, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus except for any information that is superseded by information included directly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

We are incorporating by reference into this prospectus any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the effective date of the registration statement and prior to the termination of the offering.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Healthy Extracts, Inc.

7375 Commercial Way, Suite 125

Henderson, NV 89011

(702) 463-1004

Attn: Kevin “Duke” Pitts

INDEX TO FINANCIAL STATEMENTS

Healthy Extracts, Inc.:

For the Three and Nine Months ended September 30, 2022 and 2021

For the Years ended December 31, 2021 and 2020

Hyperion, L.L.C.:

For the Nine Months ended September 30, 2022 and 2021

For the Years ended December 31, 2021 and 2020

Online Publishing & Marketing, LLC:

For the Nine Months ended September 30, 2022 and 2021

For the Years ended December 31, 2021 and 2020

Pro Forma:

Combined Balance Sheet as of December 31, 2020	F-63

Combined Statements of Operations for the year ended December 31, 2020	F-64

Combined Balance Sheet as of December 31, 2021	F-65

Combined Statements of Operations for the year ended December 31, 2021	F-66

Combined Balance Sheet as of September 30, 2022	F-67

Combined Statements of Operations for the nine months ended September 30, 2022	F-68

Footnotes to Unaudited Pro Forma Condensed Combined Financial Statements	F-69

HEALTHY EXTRACTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,
	2022	2021
ASSETS

CURRENT ASSETS
Cash	$73,884	$222,098
Accounts receivable	100,755	133,340
Inventory	1,866,442	1,957,966
Total current assets	2,041,081	2,313,404

Fixed assets, net of accumulated depreciation of $49,547 and $45,944, respectively	6,050	1,035
Patents/Trademarks	521,881	521,881
Deposit	16,890	-
Goodwill	193,260	193,260
Total other assets	738,080	716,175

TOTAL ASSETS	$2,779,161	$3,029,579

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$114,066	$37,267
Accrued liabilities	6,934	59,264
Notes payable	93,174	-
Notes payable - related party	866	170,866
Convertible debt, net of discount of $0.00 and $0.00, respectively	360,750	171,750
Convertible debt - related party, net of discount of $0.00 and $0.00, respectively	-	-
Accrued interest payable	29,671	13,050
Accrued interest payable - related party	-	14,118
Derivative liabilities	338,787	92,527
Total current and total liabilities	944,248	558,841

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 75,000,000 shares authorized, none and none shares issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 2,500,000,000 shares authorized, 345,172,442 and 338,384,171 shares issued and outstanding, respectively	345,172	338,384
Additional paid-in capital	17,459,899	17,075,974
Accumulated deficit	(15,970,158)	(14,943,620)
Total stockholders' equity (deficit)	1,834,913	2,470,738

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,779,161	$3,029,579

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDING SEPTEMBER 30,
(Unaudited)

	FOR THE 3 MONTHS ENDING		FOR THE 9 MONTHS ENDING
	SEPTEMBER 30,		SEPTEMBER 30,
	2022	2021	2022	2021

REVENUE
Gross revenue	$573,967	$447,986	$1,668,105	$903,142
Less selling fees	(74,315)	(68,111)	(235,255)	(108,949)
Net revenue	499,653	379,875	1,432,850	794,193

COST OF REVENUE
Cost of goods sold	68,551	72,250	382,038	147,456
Written off inventory	-	-	20,750	-
Total cost of revenue	68,551	72,250	402,788	147,456

GROSS PROFIT	431,102	307,625	1,030,062	646,737

OPERATING EXPENSES
General and administrative	485,568	692,940	1,744,326	1,873,858
Total operating expenses	485,568	692,940	1,744,326	1,873,858

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(11,336)	(19,242)	(68,657)	(48,598)
Change in fair value on derivative	(104,421)	(307,746)	(246,260)	(1,287,971)
Loss on extinguishment of debt	-	-	-	-
SBA loan forgiveness	-	39,833	-	39,833
Gain on sale of asset	-	-	2,643	-

Total other income (expense)	(115,757)	(287,155)	(312,274)	(1,296,736)

Net gain/(loss) before income tax provision	(170,223)	(672,470)	(1,026,538)	(2,523,857)

NET GAIN/(LOSS)	$(170,223)	$(672,470)	$(1,026,538)	$(2,523,857)

Loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted average number of shares outstanding - basic and diluted	341,619,198	316,650,804	342,514,810	317,363,964

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDING DECEMBER 31, 2022 AND 2021
(Unaudited)
					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - December 31, 2020	-	$-	308,887,410	$308,887	15,501,436	$(12,956,498)	$2,853,826

Issuance of common stock for cash	-	-	900,000	900	44,100	-	45,000

Issuance of common stock for cash	-	-	300,000	300	14,700	-	15,000

Issuance of common stock for cash	-	-	3,300,000	3,300	161,700	-	165,000

Issuance of common stock for cash	-	-	-	-	-	-	-

Issuance of common stock for debt	-	-	1,200,000	1,200	85,200	-	86,400

Issuance of common stock for services	-	-	715,000	715	50,765	-	51,480

Issuance of common stock for services	-	-	2,000,000	2,000	142,000	-	144,000

Issuance of common stock for services	-	-	1,000,000	1,000	59,000	-	60,000

Issuance of common stock for services	-	-	1,177,778	1,178	90,778	-	91,956

Issuance of common stock for debt	-	-	1,200,000	1,200	58,800	-	60,000

Issuance of common stock for services	-	-	3,500,000	3,500	171,500	-	175,000

Issuance of common stock for cash	-	-	2,000,000	2,000	98,000	-	100,000

Issuance of common stock for debt	-	-	12,203,983	12,204	597,995	-	610,199

Net (loss) gain for the period	-	-	-	-	-	(1,987,122)	(1,987,122)

Balance - December 31, 2021	-	$-	338,384,171	$338,384	17,075,974	$(14,943,620)	$2,470,738

Cancelation of common stock for debt	-	-	(200,267)	(200)	(9,813)	-	(10,013)

Issuance of common stock for cash	-	-	507,917	508	24,888	-	25,396

Cancelation of common stock for debt	-	-	(600,000)	(600)	(43,200)	-	(43,800)

Issuance of common stock for services	-	-	1,000,000	1,000	63,000	-	64,000

Issuance of common stock for services	-	-	1,000,000	1,000	56,100	-	57,100

Issuance of common stock for services	-	-	4,400,000	4,400	259,600	-	264,000

Issuance of common stock-Note Conversion	-	-	340,621	341	16,690	-	17,031

Issuance of common stock for services	-	-	340,000	340	16,660	-	17,000

Net (loss) gain for the period	-	-	-	-	-	(1,026,538)	(1,026,538)

Balance - August 31, 2022	-	$-	345,172,442	$345,173	17,459,899	$(15,970,158)	$1,834,913

The accompanying notes are an integral part of these financial statements.

HEALTHY EXTRACTS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	FOR THE 9 MONTHS
	ENDING
	SEPTEMBER 30,
	2022	2021
Cash Flows from Operating Activities:
Net Gain/(Loss)	$(1,026,538)	$(2,523,857)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	329	3,825
Warrants issued for services	402,100	434,836
Non-cash compensation	-	-
Change in fair value on derivative liability	246,260	1,287,971
Loss on extinguishment of debt	-	-
Gain on sale of asset	2,643	-
Impairment of goodwill	-	-
Changes in operating assets and liabilities:
Accounts receivable	32,585	(70,311)
Inventory	91,523	(115,487)
Accrued interest receivable	-	-
Deposits	(16,890)	-
Accounts payable	76,799	(41,678)
Accounts payable - related party	-	-
Accrued liabilities	(52,330)	44,913
Accrued interest payable	16,621	27,450
Accrued interest payable - related party	(14,118)	10,162
Net Cash used in Operating Activities	(241,015)	(942,175)

Cash Flows from Investing Activities:

Purchase of fixed assets	(7,987)	-
Cash received from sale of asset	-	-
Purchase of note receivable	-	-
Trademarks	-	(84,888)
Payments of note receivable	-	-
Cash flows provided by (used in) Investing Activities:	(7,987)	(84,888)

Cash Flows from Financing Activities:

Purchase of BergaMet	-	-
Purchase of UBN	-	-
Proceeds from issuance of common stock	(11,386)	225,000
Proceeds from issuance of convertible debt,	445,826	858,000
Payments for repayment of convertible debt	(256,826)	-
Proceeds from issuance of notes payable	93,174	-
Proceeds from issuance of notes payable - related party	-	-
Payments for repayment of notes payable - related party	(170,000)	-
Net Cash provided by Financing Activities	100,788	1,083,000

Increase (decrease) in cash	(148,214)	55,937
Cash at beginning of period	222,098	59,201
Cash at end of period	$73,884	$115,138

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2022 and 2021

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Healthy Extracts Inc. (the “Company”) was incorporated in the State of Nevada on December 19, 2014 as Grey Cloak Tech Inc. On October 23, 2020, we changed our name from Grey Cloak Tech Inc. to Healthy Extracts Inc. to more accurately reflect our business. The Company has acquired BergaMet NA, LLC and Ultimate Brain Nutrients, LLC which market and sell health supplemental products.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2022 and the results of operations and cash flows for the periods presented. The results of operations for the months ending September 30, 2022 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s form 10-K for the year ended December 31, 2021 filed with the SEC on April 1, 2022.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Inventory

Inventories consist of health supplements held for sale in the ordinary course of business. The Company uses the weighted average cost method to value its inventories at the lower of cost or market. An allowance for inventory was established in 2018 and is evaluated each quarter to determine if all items are still sellable due to expiration dates. As of September 30, 2022 and 2021, the total of inventory which was written off as an inventory allowance was $1,914,891 and $1,543,758.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets established in connection with business combinations consist of patents, trademarks, and trade names. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. With the acquisition of Ultimate Brain Nutrients on April 3, 2020 the Company added a purchasing value of $315,604 in patents to its balance sheet.

As of September 30, 2022, the Company believes that based upon qualitative factors, no impairment of indefinite-lived intangible assets is necessary.

Goodwill

In accordance with Goodwill and Other Intangible Assets, goodwill is defined as the excess of the purchase price over the fair value assigned to individual assets acquired and liabilities assumed and is tested for impairment at the reporting unit level on an annual basis in the Company's fourth fiscal quarter or more frequently if indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company's reporting units with each respective reporting unit's carrying amount, including goodwill. The fair value of reporting units is generally determined using the income approach. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The Company sees the goodwill to have a ten-year useful life. No goodwill impairment indicators were present, for the goodwill listed on the books as of September 30, 2022, after working through our analysis of goodwill during the months ending September 30, 2022.

The Company has determined that the method applied represents the fair value of the asset group principally because the valuation of the intangibles with the asset group is based on the anticipated cash flows related to the revenue stream from its customers. The asset group excludes goodwill, long term non-operational assets and liabilities and cash. As such, the principal value from the asset group relates to the cash inflows from its customers and the cash outflows required to service these customers. The fair value for the asset group consists of the following:

•Fair value of net revenues: computed using the income approach. The key input to these computations is the anticipated cash inflows from customers. These valuations include 100% of the cash inflows related to the customer base, and taking cash outflows into consideration.

•Fair value of working capital (including accounts receivable, inventory, accrued expenses, and accounts payables). Due to the short-term nature of the working capital, book value has been determined to be fair value. These accounts represent either avoided future outflows (inventory, prepaids) or future cash flows (accrued expense, AP and AR) related to customer sales.

•Fair value of five years of revenue (2021 to 2025):  we discounted our cash flows to the anticipated cash projected to be received. We also projected the anticipated cash outflows required to service these customers. If the asset group was to be valued as a whole, we would expect an income approach based on the revenues being generated from the customers and expenses required to service those customers, appropriately adjusted for the working capital position. The sum of these values reasonably approximates this approach.

The Company’s revenue streams align directly with the intangibles, which were recorded as a result of the BergaMet acquisition in fiscal 2019. For purposes of the Step 2 recoverability test under ASC 360 subsection 2.3., the net revenues from BergaMet customers base were used. The revenue stream fairly reflects anticipated future cash flows; accordingly, the intangibles associated with these revenue streams have been tested with the expected cash flows.

Due to the purchase of Ultimate Brian Nutrients, LLC being a related party transaction and the new division recording no revenue as of June 30, 2020, the Company found the goodwill to be impaired. Due to the impairment the Company expensed the goodwill related to the purchase as of June 30, 2020.

Revenue Recognition

Beginning January 1, 2019, the Company implemented ASC 606, Revenue from Contracts with Customers. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities within them. These included the development of new policies based on the five-step model provided in the new revenue standard, ongoing contract review requirements, and gathering of information provided for disclosures.

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. Our revenue policy includes all sales channels which include the Company website channel or any other selling channel like Amazon, doctors’ offices, and walk-in sales. To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

The Company recognizes revenue and cost of goods sold from each sale upon shipment of the promised goods to the customers.

Concentration

There is no concentration of revenue for the nine months ended September 30, 2021 and for the nine months ended September 30, 2022 because the revenue was earned from multiple customers.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. For the period ending September 30, 2021 and September 30, 2022, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The derivative liability in connection with the conversion feature of the convertible debt, classified as a Level 3 liability, is the only financial liability measure at fair value on a recurring basis.

The change in Level 3 financial instrument is as follows:

Balance, January 1, 2022	$92,527
Issued during the nine months ended September 30, 2022	328,727
Change in fair value recognized in operations	(3,489)
Converted during the year ended September 30, 2022	(78,978)
Balance, September 30, 2022	$338,787

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements of five–step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract cost, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting period beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

The Company’s revenues are recognized when control of the promised goods or services is transferred to our clients (upon shipment of goods) in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: (1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the Company satisfies a performance obligation.

We adopted ASC 2014-09 on January 1, 2019. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities with them.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”. Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities. During the nine months ended September 30, 2021, the Company issued $354,000 of convertible debt with a bifurcated conversion option.

Common Stock Purchase Warrants

The Company classifies as equity any contracts that require physical settlement or net-share settlement or provide a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 (“Contracts in Entity's Own Equity”). The Company classifies as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of common stock purchase warrants and other free-standing derivatives at each reporting date to determine whether a change in classification is required.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated minimal revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from Inception (December 19, 2014) through the period ended September 30, 2022 of $15,970,158. Due to our negative cash flow, the Company has substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. In addition, the Company’s development activities since inception have been financially sustained through equity financing. Management plans to keep seeking funding through debt and equity financing which are intended to mitigate the conditions that have raise substantial doubt about the entity’s ability to continue as a going concern.

NOTE 4 – RELATED PARTY

For the nine months ended September 30, 2022 and 2021, the Company had expenses totaling $1,000 and $48,000 respectively, to an officer and director for salaries, which is included in general and administrative expenses on the accompanying statement of operations. As of September 30, 2022, there was a total of convertible debt of $0.00 and accrued interest payable of $0.00 due to an officer and director, employees, and shareholders.

NOTE 5 – NOTES PAYABLE

As of September 30, 2022, the Company had the following:

Unsecured debt with shareholders of the Company, no due date, 0% interest,	866
Unsecured debt, due 2/15/23, 10% interest, default interest at 16%.	93,174

TOTAL	$94,040

As of September 30, 2022, the Company has an outstanding total of $15,447 in interest accrued for the above notes.

NOTE 6 – CONVERTIBLE DEBT

As of September 30, 2022, the Company had the following:

Unsecured convertible debt, due 01/19/17, 8% interest, default interest at 18%, converts at a 54% discount to market price based on the lowest trading prices in the last 20 days trading price	6,750

Unsecured convertible debt, due 08/05/23, 10% interest, converts at a market price of $0.05 per share. The proceeds from the sale of the Note were used to satisfy all but $17,000 of our obligations to Jay Decker pursuant to a previously issued promissory note to benefit from terms that our management believes are more favorable to the Company.	154,000

Unsecured convertible debt, due 05/01/23, 12% interest, converts at a market price of $0.05 per share.	200,000

SUBTOTAL	360,750
Less: Discount	-
TOTAL	$360,750

Below represent the Black-Scholes Option Pricing Model calculations for the above convertible note payables:

Payee	Number of options valued	Value of Convertible Option
Unsecured Convertible debt #1	288,159	$ 10,060
Unsecured Convertible debt #2	3,181,811	$ 149,817
Unsecured Convertible debt #3	4,182,667	$ 178,910

As of September 30, 2022, the Company has an outstanding total of $17,560 in accrued interest for the above convertible note.

The convertible promissory notes #1 is in default but management has not been able to make contact with this party, due to them living out of the country. We have calculated the derivative liability as if it is in default (but the note’s default interest rate stays the same at 8%) and will still accrue appropriate interest until the note is fully satisfied or converted into the Company’s common stock.

The Company has determined that the conversion feature embedded in the notes referred to above that contain a potential variable conversion amount constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt.

NOTE 7 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 75,000,000 common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote on any matter on which action of the stockholders of the corporation is sought. During February 2017, the Company increased the authorized number of shares to 500,000,000. Also, the Company increased the authorized preferred stock to 75,000,000 shares and designated 25,000,000 shares of preferred stock to Series A Convertible Preferred Stock. During January 2018, the Company increased its authorized number of common shares to 1,000,000,000. During April 2018, the Company increased its authorized number of common shares to 2,500,000,000. The Board of Directors, in the future, has the authority to increase the authorized capital up to 4,000,000,000 shares based on shareholder approval.

The Company effectuated a reverse stock split of 1-for-250 as of July 23, 2018.

On October 16, 2017, the Company filed an Amended and Restated Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock (the “Amended Certificate”) with the Secretary of State of the State of Nevada. The Amended Certificate reduces the number of preferred shares designated as Series A Preferred Stock from 25,000,000 shares to 1,333,334 shares. The Amended Certificate also changes the conversion and voting rights of the Series A Preferred Stock. The Series A Preferred Stock is now convertible into the number of shares of our common stock equal to 0.00006% of our outstanding common stock upon conversion. The voting rights of the Series A Preferred Stock are now equal to the number of shares of common stock into which the Series A Preferred Stock may convert.

As of September 30, 2022, there are no outstanding shares of preferred stock. All the preferred stock was converted in common stock on February 4, 2019.

Common Share Issuances

During the nine month period ended September 30, 2022, the Company issued 7,588,538 shares of common stock while cancelling a total of 800,267 shares of common stock.

During the third quarter 2022, the Company issued 340,000 shares of common stock for consulting fees along with issuing 340,621 shares of common stock to convert an outstanding note payable to a shareholder.  On May 19, 2022, the Company issued 4,400,000 shares of common stock for broker and consulting fees.  On April 22 and 25, 2022, the Company issued 2,000,000 shares of common stock for broker and funding fees.  On February 4, 2022, the Company issued 507,917 shares of common stock in a direct security purchase agreement.  On January 10, 2022, the Company cancelled 200,267 shares of common stock.  Further, on March 4, 2022, the Company cancelled 600,000 shares of common stock.

During the fourth quarter 2021, the Company issued 3,500,000 shares of common stock for consulting fees. Additionally, the Company raised during the year over $900,000 in direct security purchase agreements which were converted into 15,403,983 shares of the Company’s common stock.  During the third quarter 2021, the Company issued 1,177,778 shares of common stock for advertising and broker fees. On March 18, 2021, the Company raised $340,000 note payable agreement which 1,200,000 shares of the Company’s common stock were issued to the note holder. Additionally, 2,000,000 shares of common stock were issued to a company helping secure the note. Furthermore, 715,000 shares of common stock were issued for marketing services while 1,000,000 shares of common stock were issued for advertising services. During January 2021 the company converted 4,500,000 of securities purchase agreement into common stock shares.

Warrant Issuances

During the year ending December 31, 2021, the Company issued 14,000,000 warrants to 25 parties at a per share price between $0.05 and $0.075.  As of September 30, 2022, there were 14,012,000 warrants outstanding, of which 14,004,000 warrants are fully vested.

Stock Issued for Services

On March 18, 2021, the Company issued 715,000 shares of common stock as the compensation for this agreement. Additionally on March 18, 2021, the Company issued 2,000,000 shares of common stock to a company helping secure the note. During the second and third quarters of 2021, the Company entered into several broker agreements to help raise capital for the Company. 1,177,778 shares of common stock were issued in the third quarter as broker fees. And additional 1,000,000 shares of common stock were issued in the second quarter as advertising fees.

On September 13, 2022, the Company issued 340,000 shares of common stock for consulting fees.  During the period ending June 30, 2022, the Company issued 6,400,000 shares of common stock for broker, consulting, and funding fees.

Share Conversion Agreements

All of the holders of the Company’s Series A Convertible Preferred Stock (the “Preferred Holders”) entered into a Preferred Stock Conversion Agreement. Pursuant to the Conversion Agreements, the Preferred Holders converted their shares of preferred stock into common stock, effective as of the Exchange. As a result, no shares of the Company’s Series A Convertible Preferred Stock are outstanding. An aggregate of 15,592,986 shares of common stock were issued to the Preferred Holders. The Preferred Holders agreed to convert each share of Series A Convertible

Preferred Stock into eighteen (18) shares of common stock and agreed to retire a total of 467,057 shares of Series A Convertible Preferred Stock. The Company cancelled the retired shares.

Omnibus Stock Grant and Option Plan

On December 31, 2021, the Company approved stock option agreements in the amount of 7,500,000 shares with a strike price of $0.05 to twenty-one individuals.

Offering Circular

During the first part of the 2021, the Company filed a Regulation A Offering Circular with the U.S. Securities and Exchange Commission. The Offering Circular was qualified during August 2021.

NOTE 8 – BUSINESS SEGMENT INFORMATION

As of September 30, 2022, the Company operated in two reportable segments (Corporate and Health Supplements) supported by a corporate group which conducts activities that are non-segment specific. The following table presents selected financial information about the Company’s reportable segments for the nine months ended September 30, 2022.

	CONSOLIDATED	HEALTH SUPPLEMENTS		CORPORATE
		BergaMet	UBN
Revenue	1,668,105	1,668,105	-	-
Less Selling Fees	(235,255)	(235,255)
Cost of Revenue	382,038	382,038	-	-
Long-lived Assets	732,030	193,260	538,771	-
Gain (Loss) Before Income Tax	(1,026,538)	(83,534)	(313)	(942,691)
Identifiable Assets	1,866,442	1,866,442	-	-
Depreciation and Amortization	329	329	-	-

NOTE 9 – SUBSEQUENT EVENTS

COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The Company is monitoring this closely, and although operations have not been materially affected by the coronavirus outbreak to date, the ultimate severity of the outbreak is uncertain. Further the uncertain nature of its spread globally may impact our business operations resulting from quarantines of employees, customers, and third-party service providers. At this time, the Company is unable to estimate the impact of this event on its operations.

The Company evaluated its September 30, 2022 financial statements for subsequent events through October 12, 2022, the date the financial statements were available to be issued.  The Company received a loan for $200,000 in October 2022.  The term of the loan is 12 months in which the first three months will be interest only payments and the last eight payments will be principal and interest.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Healthy Extracts Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Healthy Extracts Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s minimal activities raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC
BF Borgers CPA PC

PCAOB ID 5041

We have served as the Company’s auditor since 2020

Lakewood, CO
March 31, 2022

HEALTHY EXTRACTS, INC.
CONSOLIDATED BALANCE SHEETS
(Audited)

	DECEMBER 31,	DECEMBER 31,
	2021	2020
ASSETS

CURRENT ASSETS
Cash	$222,098	$59,201
Accounts receivable	133,340	13,274
Inventory	1,957,966	2,417,683
Total current assets	2,313,404	2,490,158

Fixed assets, net of accumulated depreciation of $45,944 and $36,895, respectively	1,035	6,135
Patents/Trademarks	521,881	425,877
Goodwill	193,260	193,260
Total other assets	716,175	625,272

TOTAL ASSETS	$3,029,579	$3,115,430

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable	$37,267	$64,836
Accrued liabilities	59,264	9,054
Notes payable	-	-
Notes payable - related party	170,866	170,866
Convertible debt, net of discount of $0.00 and $0.00, respectively	171,750	6,750
Convertible debt - related party, net of discount of $0.00 and $0.00, respectively	-	-
Accrued interest payable	13,050	2,379
Accrued interest payable - related party	14,118	518
Derivative liabilities	92,527	7,202
Total current and total liabilities	558,841	261,604

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 75,000,000 shares authorized, none and none shares issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 2,500,000,000 shares authorized, 338,384,171 and 308,887,410 shares issued and outstanding, respectively	338,384	308,887
Additional paid-in capital	17,075,974	15,501,436
Accumulated deficit	(14,943,620)	(12,956,498)
Total stockholders’ equity (deficit)	2,470,738	2,853,826

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,029,579	$3,115,430

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE 12 MONTHS ENDING DECEMBER 31, 2021 AND 2020
(Audited)

	FOR THE 12 MONTHS ENDED
	DECEMBER 31,
	2021	2020
REVENUE
Gross revenue	$1,676,598	$1,299,398
Less selling fees	(210,816)	(22,839)
Net revenue	1,465,782	1,276,559

COST OF REVENUE
Cost of goods sold	346,156	465,010
Written off inventory	424,548	1,389,991
Total cost of revenue	770,704	1,855,001

GROSS PROFIT	695,078	(578,442)

OPERATING EXPENSES
General and administrative	2,584,256	1,474,891
Impairment of assets	-	1,579,883
Total operating expenses	2,584,256	3,054,774

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(52,453)	(72,882)
Change in fair value on derivative	(85,325)	1,053,186
Loss on extinguishment of debt	-	46,836
SBA loan forgiveness	39,833	29,700
Gain on sale of asset	-	-

Total other income (expense)	(97,945)	1,056,841

Net gain/(loss) before income tax provision	(1,987,122)	(2,576,375)

NET GAIN/(LOSS)	$(1,987,122)	$(2,576,375)

Loss per share - basic and diluted	$(0.01)	$(0.01)

Weighted average number of shares outstanding - basic and diluted	319,209,932	237,300,091

HEALTHY EXTRACTS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE 12 MONTHS ENDING DECEMBER 2021 AND 2020
(Audited)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - December 31, 2019	-	$-	121,610,085	$121,610	9,392,903	$(10,380,123)	$(865,610)

Issuance of shares acquisition of UBN	-	-	90,000,960	90,001	1,800,019	-	1,890,020

Issuance of common stock for debt conversion	-	-	39,248,714	39,249	1,465,159	-	1,504,408

Issuance of common stock for debt conversion	-	-	13,200,000	13,200	646,800	-	660,000

Issuance of common stock for debt conversion	-	-	35,827,651	35,828	1,755,555	-	1,791,383

Issuance of common stock for cash	-	-	5,900,000	5,900	289,100	-	295,000

Issuance of common stock for cash	-	-	800,000	800	39,200	-	40,000

Issuance of common stock for cash	-	-	300,000	300	14,700	-	15,000

Issuance of common stock for cash	-	-	2,000,000	2,000	98,000	-	100,000

Net (loss) gain for the period	-	-	-	-	-	(2,576,375)	(2,576,375)

Balance - December 31, 2020	-	$-	308,887,410	$308,887	15,501,436	$(12,956,498)	$2,853,826

Issuance of common stock for cash	-	-	900,000	900	44,100	-	45,000

Issuance of common stock for cash	-	-	300,000	300	14,700	-	15,000

Issuance of common stock for cash	-	-	3,300,000	3,300	161,700	-	165,000

Issuance of common stock for cash	-	-	-	-	-	-	-

Issuance of common stock for debt	-	-	1,200,000	1,200	85,200	-	86,400

Issuance of common stock for services	-	-	715,000	715	50,765	-	51,480

Issuance of common stock for services	-	-	2,000,000	2,000	142,000	-	144,000

Issuance of common stock for services	-	-	1,000,000	1,000	59,000	-	60,000

Issuance of common stock for services	-	-	1,177,778	1,178	90,778	-	91,956

Issuance of common stock for debt	-	-	1,200,000	1,200	58,800	-	60,000

Issuance of common stock for services	-	-	5,500,000	5,500	269,500	-	275,000

Issuance of common stock for debt	-	-	12,203,983	12,204	597,995	-	610,199

Net (loss) gain for the period	-	-	-	-	-	(1,987,122)	(1,987,122)

Balance - December 31, 2021	-	$-	338,384,171	$338,384	17,075,974	$(14,943,620)	$2,470,738

The accompanying notes are an integral part of these financial statements.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Audited)

	FOR THE 12 MONTHS
	ENDING
	DECEMBER 31,
	2021	2020
Cash Flows from Operating Activities:
Net Gain/(Loss)	$(1,987,122)	$(2,576,375)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,100	9,048
Warrants issued for services	608,836	-
Non-cash compensation	-	-
Change in fair value on derivative liability	85,325	(1,053,186)
Loss on extinguishment of debt	-	(46,836)
Gain on sale of asset	-	-
Impairment of goodwill	-	1,579,883
Changes in operating assets and liabilities:
Accounts receivable	(120,066)	13,199
Inventory	459,717	663,476
Accrued interest receivable	-	-
Accounts payable	(27,569)	43,711
Accounts payable - related party	-	-
Accrued liabilities	50,210	2,549
Accrued interest payable	10,671	(47,524)
Accrued interest payable - related party	13,600	(490,703)
Net Cash used in Operating Activities	(901,298)	(1,902,758)

Cash Flows from Investing Activities:

Purchase of fixed assets	-	-
Cash received from sale of asset	-	-
Purchase of note receivable	-	-
Trademarks	(96,004)	(115,740)
Payments of note receivable	-	-
Cash flows provided by (used in) Investing Activities:	(96,004)	(115,740)

Cash Flows from Financing Activities:

Purchase of BergaMet	-	-
Purchase of UBN	-	-
Proceeds from issuance of common stock	995,199	4,405,791
Proceeds from issuance of convertible debt	165,000	(1,501,876)
Payments for repayment of convertible debt	-	-
Proceeds from issuance of notes payable	-	(79,667)
Proceeds from issuance of notes payable - related party	-	(880,000)
Payments for repayment of notes payable - related party	-	-
Net Cash provided by Financing Activities	1,160,199	1,944,248

Increase (decrease) in cash	162,897	(74,250)
Cash at beginning of period	59,201	133,451
Cash at end of period	$222,098	$59,201

The accompanying notes are an integral part of these unaudited consolidated financial statements.

HEALTHY EXTRACTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Healthy Extracts, Inc. (the “Company”) was incorporated in the State of Nevada on December 19, 2014 as Grey Cloak Tech Inc. On October 23, 2020, we changed our name from Grey Cloak Tech Inc. to Healthy Extracts Inc. to more accurately reflect our business. The Company has acquired BergaMet NA, LLC and ultimate Brain Nutrients, LLC which market and sell health supplemental products.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of December 31, 2021 and the results of operations and cash flows for the periods presented. The results of operations for the year ending December 31, 2021 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s form 10-K for the year ended December 31, 2020 filed with the SEC on February 19, 2021.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Inventory

Inventories consist of health supplements held for sale in the ordinary course of business. The Company uses the weighted average cost method to value its inventories at the lower of cost or market. An allowance for inventory was established in 2018 and is evaluated each quarter to determine if all items are still sellable due to expiration dates. As of December 31, 2021 and 2020, the total of inventory which was written off as an inventory allowance was $1,914,891 and $1,892,008.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets established in connection with business combinations consist of patents, trademarks, and trade names. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. With the acquisition of Ultimate Brain Nutrients on April 3, 2020 the Company added a purchasing value of $315,604 in patents to its balance sheet.

As of December 31, 2021, the Company believes that based upon qualitative factors, no impairment of indefinite-lived intangible assets is necessary.

Goodwill

In accordance with Goodwill and Other Intangible Assets, goodwill is defined as the excess of the purchase price over the fair value assigned to individual assets acquired and liabilities assumed and is tested for impairment at the reporting unit level on an annual basis in the Company’s fourth fiscal quarter or more frequently if indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company’s reporting units with each respective reporting unit’s carrying amount, including goodwill. The fair value of reporting units is generally determined using the income approach. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The Company sees the goodwill to have a ten-year useful life. No goodwill impairment indicators were present, for the goodwill listed on the books as of December 31, 2021, after working through our analysis of goodwill during the year ending December 31, 2021.

The Company has determined that the method applied represents the fair value of the asset group principally because the valuation of the intangibles with the asset group is based on the anticipated cash flows related to the revenue stream from its customers. The asset group excludes goodwill, long term non-operational assets and liabilities and cash. As such, the principal value from the asset group relates to the cash inflows from its customers and the cash outflows required to service these customers. The fair value for the asset group consists of the following:

●

Fair value of net revenues: computed using the income approach. The key input to these computations is the anticipated cash inflows from customers. These valuations include 100% of the cash inflows related to the customer base, and taking cash outflows into consideration.

●

Fair value of working capital (including accounts receivable, inventory, accrued expenses, and accounts payables). Due to the short-term nature of the working capital, book value has been determined to be fair value. These accounts represent either avoided future outflows (inventory, prepaids) or future cash flows (accrued expense, AP and AR) related to customer sales.

●

Fair value of five years of revenue (2021 to 2025): we discounted our cash flows to the anticipated cash projected to be received. We also projected the anticipated cash outflows required to service these customers. If the asset group was to be valued as a whole, we would expect an income approach based on the revenues being generated from the customers and expenses required to service those customers, appropriately adjusted for the working capital position. The sum of these values reasonably approximates this approach.

The Company’s revenue streams align directly with the intangibles, which were recorded as a result of the BergaMet acquisition in fiscal 2019. For purposes of the Step 2 recoverability test under ASC 360 subsection 2.3., the net revenues from BergaMet customers base were used. The revenue stream fairly reflects anticipated future cash flows; accordingly, the intangibles associated with these revenue streams have been tested with the expected cash flows.

Due to the purchase of Ultimate Brian Nutrients, LLC being a related party transaction and the new division recording no revenue as of June 30, 2020, the Company found the goodwill to be impaired. Due to the impairment the Company expensed the goodwill related to the purchase as of June 30, 2020.

Revenue Recognition

Beginning January 1, 2019, the Company implemented ASC 606, Revenue from Contracts with Customers. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities within them. These included the development of new policies based on the five-step model provided in the new revenue standard, ongoing contract review requirements, and gathering of information provided for disclosures.

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. Our revenue policy includes all sales channels which include the Company website channel or any other selling channel like Amazon, doctors’ offices, and walk-in sales. To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

The Company recognizes revenue and cost of goods sold from each sale upon shipment of the promised goods to the customers.

Concentration

There is no concentration of revenue for the months ended December 31, 2020 and for the months ended December 31, 2021 because the revenue was earned from multiple customers.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. For the period ending December 31, 2020 and December 31, 2021, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The derivative liability in connection with the conversion feature of the convertible debt, classified as a Level 3 liability, is the only financial liability measure at fair value on a recurring basis.

The change in Level 3 financial instrument is as follows:

Balance, January 1, 2021	$7,202
Issued during the year ended December 31, 2021	1,446,469
Change in fair value recognized in operations	(556,465)
Converted during the year ended December 31, 2021	(804,679)
Balance, December 31, 2021	$92,527

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements of five–step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract cost, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting period beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

The Company’s revenues are recognized when control of the promised goods or services is transferred to our clients (upon shipment of goods) in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: (1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the Company satisfies a performance obligation.

We adopted ASC 2014-09 on January 1, 2019. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities with them.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities. During the year ended December 31, 2021, the Company issued $9,550,000 of convertible debt with a bifurcated conversion option.

Common Stock Purchase Warrants

The Company classifies as equity any contracts that require physical settlement or net-share settlement or provide a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 (“Contracts in Entity’s Own Equity”). The Company classifies as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of common stock purchase warrants and other free-standing derivatives at each reporting date to determine whether a change in classification is required.

Gain on Extinguishment of debt

Note Satisfaction Agreements

The Company entered into a Note Satisfaction Agreement with each of Auctus Fund, Crown Bridge Partners, LLC, Power Up Lending Group Ltd., GS Capital Partners LLC, Oakmore Opportunity Fund I LP, and Adar Bays, LLC. All of these entities were holders of the Company’s convertible debt, and these Note Satisfaction Agreements terminate their convertible notes unless the Company fails to perform its payment obligations. The Company agreed to pay these note holders an aggregate of $520,658 plus interest. The Company paid an aggregate of $353,908 on or before February 15, 2019. The balance owed and outstanding of $160,000 plus interest was agreed to be purchased by some third-party individuals. During the third quarter 2020, these third-party individuals decided to convert the outstanding notes into 2,400,000 shares of the Company’s common stock.

Various other holders of Convertible Promissory Notes agreed to convert their notes for an aggregate of 806,015 shares of common stock prior to the Exchange. As a result of these transactions, no convertible promissory notes remain outstanding, except for those convertible notes subject to revival if the Company fails to make payments pursuant to the Note Satisfaction Agreements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated minimal revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from Inception (December 19, 2014) through the period ended December 31, 2021 of $14,943,620. Due to our negative cash flow, the Company has substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. In addition, the Company’s development activities since inception have been financially sustained through equity financing. Management plans to keep seeking funding through debt and equity financing which are intended to mitigate the conditions that have raise substantial doubt about the entity’s ability to continue as a going concern.

NOTE 4 – RELATED PARTY

For the months ended December 31, 2021 and 2020, the Company had expenses totaling $65,000 and $51,000 respectively, to an officer and director for salaries, which is included in general and administrative expenses on the accompanying statement of operations. As of December 31, 2021, there was a total of convertible debt of $0.00 and accrued interest payable of $0.00 due to an officer and director, employees, and shareholders.

NOTE 5 – CONVERTIBLE DEBT – RELATED PARTY

In 2020, the Company converted the outstanding convertible debt which was due to a related party.

NOTE 6 – NOTES PAYABLE

As of December 31, 2021, the Company had the following:

Unsecured debt with shareholders of the Company, no due date, 0% interest,	866

Unsecured debt with shareholders of the Company, no due date, 8% interest,	170,000

TOTAL	$170,866

As of December 31, 2021, the Company has an outstanding total of $14,118 in interest accrued for the above note.

NOTE 7 – CONVERTIBLE DEBT

As of December 31, 2021, the Company had the following:

Unsecured convertible debt, due 01/19/17, 8% interest, default interest at 18%, converts at a 54% discount to market price based on the lowest trading prices in the last 20 days trading price	6,750

Unsecured convertible debt, due 03/17/22, 10% interest, default interest at 16%, converts at $0.05/share. Original note value $340,000	150,000

1 unsecured convertible debt were issued during the third quarter 2021, due 03/31/23, 6% interest, converts at $0.05/share.	15,000

SUBTOTAL	171,750
Less: Discount	-
TOTAL	$171,750

Below represent the Black-Scholes Option Pricing Model calculations for the above convertible note payables:

Payee	Number of options valued	Value of Convertible Option
Unsecured Convertible debt #1	421,432	$8,026
Unsecured Convertible debt #2	5,010,000	$68,443
	507,917	$16,058

As of December 31, 2021, the Company has an outstanding total of $92,527 in accrued interest for the above convertible notes.

The convertible promissory notes #1 is in default but management has not been able to make contact with this party, due to them living out of the country. We have calculated the derivative liability as if it is in default (but the note’s default interest rate stays the same at 8%) and will still accrue appropriate interest until the note is fully satisfied or converted into the Company’s common stock.

The Company has determined that the conversion feature embedded in the notes referred to above that contain a potential variable conversion amount constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt.

NOTE 8 – STOCKHOLDERS’ EQUITY

Authorized Stock

The Company has authorized 75,000,000 common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote on any matter on which action of the stockholders of the corporation is sought. During February 2017, the Company increased the authorized number of shares to 500,000,000. Also, the Company increased the authorized preferred stock to 75,000,000 shares and designated 25,000,000 shares of preferred stock to Series A Convertible Preferred Stock. During January 2018, the Company increased its authorized number of common shares to 1,000,000,000. During April 2018, the Company increased its authorized number of common shares to 2,500,000,000. The Board of Directors, in the future, has the authority to increase the authorized capital up to 4,000,000,000 shares based on shareholder approval.

The Company effectuated a reverse stock split of 1-for-250 as of July 23, 2018.

On October 16, 2017, the Company filed an Amended and Restated Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock (the “Amended Certificate”) with the Secretary of State of the State of Nevada. The Amended Certificate reduces the number of preferred shares designated as Series A Preferred Stock from 25,000,000 shares to 1,333,334 shares. The Amended Certificate also changes the conversion and voting rights of the Series A Preferred Stock. The Series A Preferred Stock is now convertible into the number of shares of our common stock equal to 0.00006% of our outstanding common stock upon conversion. The voting rights of the Series A Preferred Stock are now equal to the number of shares of common stock into which the Series A Preferred Stock may convert.

As of December 31, 2021, there are no outstanding shares of preferred stock. All the preferred stock was converted in common stock on February 4, 2019. See recent developments for details.

Common Share Issuances

During the year ended December 31, 2021, the Company issued 29,496,761 shares of common stock. During the fourth quarter 2021, the Company issued 3,500,000 shares of common stock for consulting fees. Additionally, the Company raised during the year over $900,000 in direct security purchase agreements which were converted into 15,403,983 shares of the Company’s common stock. During the third quarter 2021, the Company issued 1,177,778 shares of common stock for advertising and broker fees. On March 18, 2021, the Company raised $340,000 note payable agreement which 1,200,000 shares of the Company’s common stock were issued to the note holder. Additionally, 2,000,000 shares of common stock were issued to a company helping secure the note. Furthermore, 715,000 shares of common stock were issued for marketing services while 1,000,000 shares of common stock were issued for advertising services. During January 2021 the company converted 4,500,000 of securities purchase agreement into common stock shares.

During the year ended December 31, 2020, the Company issued 41,727,651 shares of common stock. On several dates in September 2020, the Company raised $295,000 in direct security purchase agreement which equal to 5,900,000 shares of the Company’s common stock. During the fourth quarter of 2020, the Company raised $155,000 in direct security purchase agreement which equal to 3,100,000 shares of the Company’s common stock.

Warrant Issuances

During the third quarter 2021, the Company issued 6,500,000 warrants to 20 parties at $0.075 per share. In December 2020, the Company issued 7,500,000 warrants to three individuals at $0.05 per share. These warrants will need to be exercised between the date of issue and three years thereafter. As of December 31, 2021, there were 14,012,000 warrants outstanding, of which 14,004,000 warrants are fully vested.

Stock Issued for Services

On January 28, 2019, the Company entered into a marketing and sales consulting agreement with an individual for a period of six months. On March 18, 2021, the Company issued 715,000 shares of common stock as the compensation for this agreement. Additionally on March 18, 2021, the Company issued 2,000,000 shares of common stock to a company helping secure the note. During the second and third quarters of 2021, the Company entered into several broker agreements to help raise capital for the Company. 1,177,778 shares of common stock were issued in the third quarter as broker fees. And additional 1,000,000 shares of common stock were issued in the second quarter as advertising fees.

Share Conversion Agreements

All of the holders of the Company’s Series A Convertible Preferred Stock (the “Preferred Holders”) entered into a Preferred Stock Conversion Agreement. Pursuant to the Conversion Agreements, the Preferred Holders converted their shares of preferred stock into common stock, effective as of the Exchange. As a result, no shares of the Company’s Series A Convertible Preferred Stock are outstanding. An aggregate of 15,592,986 shares of common stock were issued to the Preferred Holders. The Preferred Holders agreed to convert each share of Series A Convertible Preferred Stock into eighteen (18) shares of common stock and agreed to retire a total of 467,057 shares of Series A Convertible Preferred Stock. The Company cancelled the retired shares.

Omnibus Stock Grant and Option Plan

On December 31, 2021, the Company approved stock option agreements in the amount of 7,500,000 shares with a strike price of $0.05 to twenty-one individuals.

On May 30, 2020, the Company approved stock option agreements in the amount of 12,000,000 shares with a strike price of $0.05 to nineteen individuals.

Offering Circular

During the first part of the 2021, the Company filed a Regulation A Offering Circular with the U.S. Securities and Exchange Commission. The Offering Circular was qualified during August 2021.

NOTE 9 – ACQUISITIONS

Acquisition of Ultimate Brain Nutrients, LLC

On April 3, 2020, the Company entered into a Share Exchange Agreement by and among Grey Cloak Tech Inc., Ultimate Brain Nutrients, LLC, a Delaware limited liability company (“UBN”), and the members of UBN, whereby we issued and exchanged 90,000,960 shares of our common stock for all of the outstanding equity securities of UBN. UBN is now our wholly-owned subsidiary. The shares of common stock issued in the Exchange are equal to approximately 42.5% of our outstanding common stock immediately following the exchange.

The assets acquired and liabilities assumed as part of our acquisition were recognized at their fair values as of the effective acquisition date, April 3, 2020. The following table summarizes the fair values assigned to the assets acquired and liabilities assumed.

Cash	$(5,466)
Current assets	315,604
Current liabilities	0
Net assets acquired	$310,137

The purchase price method was used when calculating the fair market value of the UBN purchase. On April 3, 2020 the closing stock price for GRCK was $0.021. The total number of shares exchanged multiplied by the closing stock price equaled a purchase value of $1,890,020. The difference between the net assets acquired and the purchase value was recorded as $1,579,883 of goodwill for the purchase. Due to the goodwill impairment, the Company fully expensed the goodwill recorded in this transaction. The Company viewed UBN’s balance sheet as being fairly valued as of April 3, 2020 so no adjustment was needed under the purchase price method of valuation.

NOTE 10 – BUSINESS SEGMENT INFORMATION

As of December 31, 2021, the Company operated in two reportable segments (Corporate and Health Supplements) supported by a corporate group which conducts activities that are non-segment specific. The following table presents selected financial information about the Company’s reportable segments for the Year ended December 31, 2021.

	CONSOLIDATED	HEALTH SUPPLEMENTS		CORPORATE
		BergaMet	UBN
Revenue	1,676,598	1,676,598	-	-
Less Selling Fees	(210,816)	(210,816)
Cost of Revenue	770,704	770,704	-	-
Long-lived Assets	715,140	212,413	502,727	-
Gain (Loss) Before Income Tax	(1,975,971)	(701,833)	(136,308)	(1,137,830)
Identifiable Assets	2,092,341	2,092,341	-	-
Depreciation and Amortization	5,100	5,100	-	-

As of December 31, 2021, the Company operated in two reportable segments (Corporate and Health Supplements) supported by a corporate group which conducts activities that are non-segment specific. The following table presents selected financial information about the Company’s reportable segments for the Quarter ended December 31, 2021.

	CONSOLIDATED	HEALTH SUPPLEMENTS		CORPORATE
		BergaMet	UBN
Revenue	766,372	766,372	-	-
Less Selling Fees	(94,783)	(94,783)
Cost of Revenue	623,248	623,248	-	-
Long-lived Assets	715,140	212,413	502,727	-
Gain (Loss) Before Income Tax	(1,975,971)	(701,833)	(136,308)	(1,137,830)
Identifiable Assets	2,092,341	2,092,341	-	-
Depreciation and Amortization	1,275	1,275	-	-

NOTE 11 – SUBSEQUENT EVENTS

COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The Company is monitoring this closely, and although operations have not been materially affected by the coronavirus outbreak to date, the ultimate severity of the outbreak is uncertain. Further the uncertain nature of its spread globally may impact our business operations resulting from quarantines of employees, customers, and third-party service providers. At this time, the Company is unable to estimate the impact of this event on its operations.

On February 22, 2022, the Company entered into a Common Stock Purchase Warrant and a Promissory Note. The warrants are to acquire two million (2,000,000) shares of our common stock, are exercisable for three (3) years at an exercise price of $0.05 per share, and contain a cashless exercise option for the holder. The note is in the principal amount of Two Hundred Thousand Dollars ($200,000), bears interest at a rate of ten percent (10%) per annum, and has a maturity date of February 15, 2023.

On March 1, 2022, the Company paid the remaining balance on the One Hundred Fifty Thousand Dollars ($150,000) promissory note that was due on March 17, 2022.

The Company evaluated its December 31, 2021 financial statements for subsequent events through March 4, 2022, the date the financial statements were available to be issued.

HYPERION LLC
BALANCE SHEETS
(Audited)

	SEPTEMBER 30,	DECEMBER 31,
	2022	2021 (audited)
ASSETS

CURRENT ASSETS
Cash	$1,500,955	$1,659,500
Accounts receivable	18,773	17,522
Inventory	595,441	550,437
Prepaid expenses	148,054	139,039
Note receivable - Due from related party	-	65,595
Total current assets	2,263,223	2,432,093

Fixed assets, net of accumulated depreciation of $62,466 and $60,735, respectively	55,101	56,832
Goodwill	-	-
Total other assets	55,101	56,832

TOTAL ASSETS	$2,318,324	$2,488,925

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$306,816	$354,145
Accrued liabilities	34,770	48,076
Total current and total liabilities	341,586	402,221

STOCKHOLDERS' EQUITY (DEFICIT)
Accumulated deficit	1,976,738	2,086,704
Total stockholders' equity (deficit)	1,976,738	2,086,704

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,318,324	$2,488,925

The accompanying notes are an integral part of these audited consolidated financial statements.

HYPERION LLC
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDING SEPTEMBER 30,
(Audited)

	FOR THE NINE MONTHS ENDING
	SEPTEMBER 30,
	2022	2021

REVENUE
Gross revenue	$8,749,749	$8,436,190
Less selling fees	(949,652)	(914,569)
Net revenue	7,800,097	7,521,621

COST OF REVENUE
Cost of goods sold	1,533,620	1,449,205
Total cost of revenue	1,533,620	1,449,205

GROSS PROFIT	6,266,477	6,072,416

OPERATING EXPENSES
General and administrative	6,007,284	5,709,324
Total operating expenses	6,007,284	5,709,324

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	841	140
Miscellaneous Income	-	2,500
Loss on extinguishment of debt	-	-
SBA loan forgiveness	-	-
Gain on sale of asset	-	7,000

Total other income (expense)	841	9,640

Net gain/(loss) before income tax provision	260,034	372,732

NET GAIN/(LOSS)	$260,034	$372,732

The accompanying notes are an integral part of these audited consolidated financial statements.

HYPERION LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Audited)

	FOR THE NINE
	MONTHS ENDING
	SEPTEMBER 30,
	2022	2021
Cash Flows from Operating Activities:
Net Gain/(Loss)	$260,034	$372,732

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,731	20,516
Gain on sale of asset	-	(7,000)
Impairment of goodwill	-	-
Changes in operating assets and liabilities:
Accounts receivable	(1,251)	(6,631)
Inventory	(45,004)	(46,150)
Prepaid expenses	(9,015)	(59,276)
Accrued interest receivable	-	-
Deposits	-	-
Accounts payable	(47,329)	165,043
Accounts payable - related party	-	-
Accrued liabilities	(13,306)	(9,153)
Accrued interest payable	-	-
Accrued interest payable - related party	-	-
Net Cash used in Operating Activities	145,860	430,081

Cash Flows from Investing Activities:

Purchase of fixed assets	-	(22,387)
Cash received from sale of asset	-	-
Purchase of note receivable	-	-
Trademarks	-	-
Payments of note receivable	65,595	9,063
Cash flows provided by (used in) Investing Activities:	65,595	(13,324)

Cash Flows from Financing Activities:

Proceeds from issuance of common stock	-	-
Proceeds from issuance of convertible debt,	-	-
Payments for repayment of long-term debt	-	-
Proceeds from issuance of noted payable	-	-
Proceeds from issuance of noted payable - related party	-	-
Payments for repayment of notes payable - related party	-	-
Distribution payments	(370,000)	(812,000)
Net Cash provided by Financing Activities	(370,000)	(812,000)

Increase (decrease) in cash	(158,545)	(395,243)
Cash at beginning of period	1,659,500	1,837,277
Cash at end of period	$1,500,955	$1,442,034

The accompanying notes are an integral part of these audited consolidated financial statements.

HYPERION, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2022 and 2021

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Hyperion, LLC (the “Company”) was incorporated in the State of Virginia on June 6, 2003 as Hyperion LLC. The owner originally incorporated the business for other purposes but didn’t begin functioning as the current nutritional supplement business until 2012. The Company, in 2014 created the doing business as (DBA) Green Valley Natural Solutions, is an LLC partnership that develops its own line of nutritional supplements and uses contract manufacturers to produce the finished products which are then sold and shipped direct to individual retail customers. Customers purchase the products either through email marketing, from the Company webstore or through direct mail advertising mailed to customers through the postal service.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements.  Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying audited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2022 and the results of operations and cash flows for the periods presented. The results of operations for the year ending September 30, 2022 and September 30, 2021 are not necessarily indicative of the operating results for the full fiscal year or any future period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Inventory

Inventories consist of nutritional supplements held for sale in the ordinary course of business. The Company uses the first in, first out to value its inventories at the lower of cost or market.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line and accelerated methods over the useful lives of the assets, generally from five to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

Revenue Recognition

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. Our revenue policy includes all sales channels which include the Company website channel or direct mail/phone solicitation sales. To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

The Company recognizes revenue and cost of goods sold from each sale upon shipment of the promised goods to the customers.

Concentration

There is no concentration of revenue for the months ended September 30, 2021 and for the months ended September 30, 2022 because the revenue was earned from multiple customers.

Income Taxes

The Company approved the ongoing payment of quarterly distributions to stockholders.  Distributions are paid primarily to satisfy the income tax liabilities of the stockholders.  For the period ending September 30, 2022 and September 30, 2021, the Company paid a total of $370,000 and $812,000, respectively, in distributions were declared for payment to stockholders.

Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The update removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. In addition, the update adds an example disclosure in Risks and Uncertainties (Topic 275) to illustrate one way that an entity that has not begun planned principal operations could provide information about the risks and uncertainties related to the company’s current activities. Furthermore, the update removes an exception provided to development stage entities in Consolidations (Topic 810) for determining whether an entity is a variable interest entity-which may change the consolidation analysis, consolidation decision, and disclosure requirements for a company that has an interest in a company in the development stage. The update is effective for the annual reporting periods beginning after December 15, 2014, including interim periods therein. Early application with the first annual reporting period or interim period for which the entity’s financial statements have not yet been issued (Public business entities) or made available for issuance (other entities). The Company adopted this pronouncement for the year ended December 31, 2014.

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-12, “Compensation – Stock Compensation ( Topic 718 ); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this ASU either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

NOTE 3 – ACCOUNTS RECEIVABLE

For the months ended September 30, 2022 and 2021, the Company had a balance of $18,773 and $8,004.

NOTE 4 – INVENTORY

For the months ended September 30, 2022 and 2021, the Company had a balance of $595,441 and $512,991.

NOTE 5 – PREPAID EXPENSES

For the months ended September 30, 2022 and 2021, the Company had a balance of $148,054 and $91,890.  These expenses are made up of pre-paid postage, independent contractors’ retainers, pre-paid advertising, and pre-paid insurance.

NOTE 6 – RELATED PARTY

For the months ended September 30, 2022 and 2021, the Company had an note receivable due from a related party.  The note was non-interest bearing.  As of the months ended September 30, 2022 and September 30, 2021, the Company had a balance of $0 and $90,937.

NOTE 7 – PROPERTY AND EQUIPMENT

Depreciation expense for the years ended September 30, 2022 and September 30, 2021, was $1,731 and $20,516.

NOTE 8 – ACCOUNTS PAYABLE & ACCRUED LIABILITIES

Accounts payables consists of all overhead and inventory purchases which are due Net 30.  As of the months ended September 30, 2022 and September 30, 2021, the Company had a balance of $306,816 and $447,128.

NOTE 9 – SUBSEQUENT EVENTS

COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The Company is monitoring this closely, and although operations have not been materially affected by the coronavirus outbreak to date, the ultimate severity of the outbreak is uncertain. Further the uncertain nature of its spread globally may impact our business operations resulting from quarantines of employees, customers, and third-party service providers. At this time, the Company is unable to estimate the impact of this event on its operations.

The Company evaluated its September 30, 2022 financial statements for subsequent events through November 10, 2022, the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Hyperion LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hyperion LLC as of December 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2022

Lakewood, CO

February 9, 2023

HYPERION LLC
BALANCE SHEETS
(Audited)

	DECEMBER 31,	DECEMBER 31,
	2021	2020
ASSETS

CURRENT ASSETS
Cash	$1,659,500	$1,837,277
Accounts receivable	17,522	1,373
Inventory	550,437	466,841
Prepaid expenses	139,039	32,614
Note receivable - Due from related party	65,595	100,000
Accrued interest receivable	-	-
Total current assets	2,432,093	2,438,105

Fixed assets, net of accumulated depreciation of $60,735 and $55,427, respectively	56,832	59,697
Website, net of accumulated amortization of $2,800 and $2,800, respectively	-	-
Patents/Trademarks	-	-
Deposit	-	-
Goodwill	-	-
Total other assets	56,832	59,697

TOTAL ASSETS	$2,488,925	$2,497,802

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$354,145	$282,085
Accrued liabilities	48,076	46,771
Notes payable	-	-
Notes payable - related party	-	-
Convertible debt, net of discount of $0.00 and $0.00, respectively	-	-
Convertible debt - related party, net of discount of $0.00 and $0.00, respectively	-	-
Accrued interest payable	-	-
Accrued interest payable - related party	-	-
Derivative liabilities	-	-
Total current and total liabilities	402,221	328,856

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 75,000,000 shares authorized,
none and none shares issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 2,500,000,000 shares authorized,
345,172,442 and 338,887,410 shares issued and outstanding, respectively	-	-
Additional paid-in capital	-	-
Accumulated deficit	2,086,704	2,168,946
Total stockholders' equity (deficit)	2,086,704	2,168,946

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,488,925	$2,497,802

The accompanying notes are an integral part of these audited consolidated financial statements.

HYPERION LLC
STATEMENT OF OPERATIONS
FOR THE YEAR ENDING DECEMBER 31,
(Audited)

	FOR THE YEAR ENDING
	DECEMBER 31,
	2021	2020

REVENUE
Gross revenue	$11,402,269	$12,077,870
Less selling fees	(1,184,114)	(1,543,506)
Net revenue	10,218,155	10,534,364

COST OF REVENUE
Cost of goods sold	1,939,685	1,964,930
Total cost of revenue	1,939,685	1,964,930

GROSS PROFIT	8,278,470	8,569,434

OPERATING EXPENSES
General and administrative	7,558,447	7,489,752
Total operating expenses	7,558,447	7,489,752

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	235	4,445
Miscellaneous Income	2,500	-
Loss on extinguishment of debt	-	-
SBA loan forgiveness	-	105,000
Gain on sale of asset	7,000	-

Total other income (expense)	9,735	109,445

Net gain/(loss) before income tax provision	729,758	1,189,127

NET GAIN/(LOSS)	$729,758	$1,189,127

The accompanying notes are an integral part of these audited consolidated financial statements.

HYPERION LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Audited)

	FOR THE YEAR
	ENDING
	DECEMBER 31,
	2021	2020
Cash Flows from Operating Activities:
Net Gain/(Loss)	$729,758	$1,189,127

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	32,253	2,935
Gain on sale of asset	(7,000)	-
Impairment of goodwill	-	-
Changes in operating assets and liabilities:
Accounts receivable	(16,149)	3,327
Inventory	(83,596)	111,720
Prepaid expenses	(106,425)	88,405
Accrued interest receivable	-	-
Deposits	-	-
Accounts payable	72,060	(351,161)
Accounts payable - related party	-	-
Accrued liabilities	1,305	(25,188)
Accrued interest payable	-	-
Accrued interest payable - related party	-	-
Net Cash used in Operating Activities	622,206	1,019,165

Cash Flows from Investing Activities:

Purchase of fixed assets	(22,388)	(28,721)
Cash received from sale of asset	-	-
Purchase of note receivable	-	-
Trademarks	-	-
Payments of note receivable	34,405	-
Cash flows provided by (used in) Investing Activities:	12,017	(28,721)

Cash Flows from Financing Activities:

Proceeds from issuance of common stock	-	-
Proceeds from issuance of convertible debt,	-	-
Payments for repayment of convertible debt	-	-
Proceeds from issuance of noted payable	-	-
Proceeds from issuance of notes payable - related party	-	-
Payments for repayment of notes payable - related party	-	-
Distribution payments	(812,000)	(1,080,000)
Net Cash provided by Financing Activities	(812,000)	(1,080,000)

Increase (decrease) in cash	(177,777)	(89,556)
Cash at beginning of period	1,837,277	1,926,833
Cash at end of period	$1,659,500	$1,837,277

The accompanying notes are an integral part of these audited consolidated financial statements.

HYPERION, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Hyperion, LLC (the “Company”) was incorporated in the State of Virginia on June 6, 2003 as Hyperion LLC. The owner originally incorporated the business for other purposes but didn’t begin functioning as the current nutritional supplement business until 2012. The Company, in 2014 created the doing business as (DBA) Green Valley Natural Solutions, is an LLC partnership that develops its own line of nutritional supplements and uses contract manufacturers to produce the finished products which are then sold and shipped direct to individual retail customers. Customers purchase the products either through email marketing, from the Company webstore or through direct mail advertising mailed to customers through the postal service.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements.  Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying audited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of December 31, 2021 and the results of operations and cash flows for the periods presented. The results of operations for the year ending December 31, 2021 and December 31, 2020 are not necessarily indicative of the operating results for the full fiscal year or any future period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Inventory

Inventories consist of nutritional supplements held for sale in the ordinary course of business. The Company uses the first in, first out to value its inventories at the lower of cost or market.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line and accelerated methods over the useful lives of the assets, generally from five to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

Revenue Recognition

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. Our revenue policy includes all sales channels which include the Company website channel or direct mail/phone solicitation sales. To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

The Company recognizes revenue and cost of goods sold from each sale upon shipment of the promised goods to the customers.

Concentration

There is no concentration of revenue for the months ended December 31, 2020 and for the months ended December 31, 2021 because the revenue was earned from multiple customers.

Income Taxes

The Company approved the ongoing payment of quarterly distributions to stockholders.  Distributions are paid primarily to satisfy the income tax liabilities of the stockholders.  For the period ending December 31, 2021 and December 31, 2020, the Company paid a total of $812,000 and $1,080,000, respectively, in distributions were declared for payment to stockholders.

Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The update removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. In addition, the update adds an example disclosure in Risks and Uncertainties (Topic 275) to illustrate one way that an entity that has not begun planned principal operations could provide information about the risks and uncertainties related to the company’s current activities. Furthermore, the update removes an exception provided to development stage entities in Consolidations (Topic 810) for determining whether an entity is a variable interest entity-which may change the consolidation analysis, consolidation decision, and disclosure requirements for a company that has an interest in a company in the development stage. The update is effective for the annual reporting periods beginning after December 15, 2014, including interim periods therein. Early application with the first annual reporting period or interim period for which the entity’s financial statements have not yet been issued (Public business entities) or made available for issuance (other entities). The Company adopted this pronouncement for the year ended December 31, 2014.

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-12, “Compensation – Stock Compensation ( Topic 718 ); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this ASU either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

NOTE 3 – ACCOUNTS RECEIVABLE

For the months ended December 31, 2021 and 2020, the Company had a balance of $17,522 and $1,373.

NOTE 4 – INVENTORY

For the months ended December 31, 2021 and 2020, the Company had a balance of $550,437 and $466,841.

NOTE 5 – PREPAID EXPENSES

For the months ended December 31, 2021 and 2020, the Company had a balance of $139,039 and $32,614.  These expenses are made up of pre-paid postage, independent contractors’ retainers, pre-paid advertising, and pre-paid insurance.

NOTE 6 – RELATED PARTY

For the months ended December 31, 2021 and 2020, the Company had an note receivable due from a related party.  The note was non-interest bearing.  As of the months ended December 31, 2021 and December 31, 2020, the Company had a balance of $65,595 and $100,000.

NOTE 7 – PROPERTY AND EQUIPMENT

Depreciation expense for the years ended December 31, 2021 and December 31, 2020, was $32,253 and $2,935.

NOTE 8 – ACCOUNTS PAYABLE & ACCRUED LIABILITIES

Accounts payables consists of all overhead and inventory purchases which are due Net 30.  As of the months ended December 31, 2021 and December 31, 2020, the Company had a balance of $354,145 and $282,085.

NOTE 9 – SUBSEQUENT EVENTS

COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The Company is monitoring this closely, and although operations have not been materially affected by the coronavirus outbreak to date, the ultimate severity of the outbreak is uncertain. Further the uncertain nature of its spread globally may impact our business operations resulting from quarantines of employees, customers, and third-party service providers. At this time, the Company is unable to estimate the impact of this event on its operations.

The Company evaluated its December 31, 2021 financial statements for subsequent events through February 3, 2022, the date the financial statements were available to be issued.

ONLINE PUBLISHING & MARKETING LLC
BALANCE SHEETS
(Audited)

	SEPTEMBER 30,	DECEMBER 31,
	2022	2021 (audited)
ASSETS

CURRENT ASSETS
Cash	$115,862	$577,986
Accounts receivable	38,165	47,671
Inventory	157,262	178,818
Prepaid expenses	1,125	59,509
Note receivable - Due from related party	-	-
Total current assets	312,414	863,984

Fixed assets, net of accumulated depreciation of $35,342 and $35,286, respectively	11,224	11,224
Other assets	246,744	-
Goodwill	64,855	91,190
Total other assets	322,823	102,414

TOTAL ASSETS	$635,237	$966,398

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$17,865	$23,248
Accrued liabilities	17	153
Notes payable - related party	-	65,595
Total current and total liabilities	17,882	88,996

STOCKHOLDERS' EQUITY (DEFICIT)
Accumulated deficit	617,355	877,402
Total stockholders' equity (deficit)	617,355	877,402

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$635,237	$966,398

The accompanying notes are an integral part of these audited consolidated financial statements.

ONLINE PUBLISHING & MARKETING LLC
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDING SEPTEMBER 30,
(Audited)

	FOR THE NINE MONTHS ENDING
	SEPTEMBER 30,
	2022	2021

REVENUE
Gross revenue	$346,384	$979,217
Less selling fees	(3,254)	(16,297)
Net revenue	343,130	962,920

COST OF REVENUE
Cost of goods sold	21,556	30,930
Total cost of revenue	21,556	30,930

GROSS PROFIT	321,574	931,990

OPERATING EXPENSES
General and administrative	581,621	946,381
Total operating expenses	581,621	946,381

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	-	-

Total other income (expense)	-	-

Net gain/(loss) before income tax provision	(260,047)	(14,391)

NET GAIN/(LOSS)	$(260,047)	$(14,391)

The accompanying notes are an integral part of these audited consolidated financial statements.

ONLINE PUBLISHING & MARKETING LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Audited)

	FOR THE NINE
	MONTHS ENDING
	SEPTEMBER 30,
	2022	2021
Cash Flows from Operating Activities:
Net Gain/(Loss)	$(260,047)	$(14,391)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	26,335	26,391
Gain on sale of asset	-	-
Impairment of goodwill	-	-
Changes in operating assets and liabilities:
Accounts receivable	9,506	(10,374)
Inventory	21,556	27,294
Prepaid expenses	58,384	(22,204)
Accrued interest receivable	-	-
Deposits	-	-
Accounts payable	(5,383)	32,133
Accounts payable - related party	-	-
Accrued liabilities	(136)	28,013
Accrued interest payable	-	-
Accrued interest payable - related party	-	-
Net Cash used in Operating Activities	(149,785)	66,862

Cash Flows from Investing Activities:

Purchase of fixed assets	-	(1)
Cash received from sale of asset	-	-
Purchase of note receivable	-	-
Other assets	(246,744)	-
Payments of note receivable	-	-
Cash flows provided by (used in) Investing Activities:	(246,744)	(1)

Cash Flows from Financing Activities:

Proceeds from issuance of common stock	-	-
Proceeds from issuance of convertible debt,	-	-
Payments for repayment of convertible debt	-	-
Proceeds from issuance of noted payable	-	-
Proceeds from issuance of noted payable - related party	-	(100,000)
Payments for repayment of notes payable - related party	(65,595)	-
Distribution payments	-	-
Net Cash provided by Financing Activities	(65,595)	(100,000)

Increase (decrease) in cash	(462,124)	(33,139)
Cash at beginning of period	577,986	707,514
Cash at end of period	$115,862	$674,375
	-	-

The accompanying notes are an integral part of these audited consolidated financial statements.

ONLINE PUBLISHING & MARKING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2022 and 2021

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Online Publishing & Marketing, LLC (the “Company”) was incorporated in the State of Virginia in 2005 as Online Publishing & Marketing, LLC. The Company is a book/video publishing business specializing in alternative health subjects involving cancer treatments, Alzheimer’s and general health. Sales mainly involve the sale of books on Amazon and several video series dealing with the prevention and treatment of dementia sold online through periodical video launch events.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements.  Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying audited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2022 and the results of operations and cash flows for the periods presented. The results of operations for the year ending September 30, 2022 and September 30, 2021 are not necessarily indicative of the operating results for the full fiscal year or any future period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Inventory

Inventories consist of nutritional supplements held for sale in the ordinary course of business. The Company uses the first in, first out to value its inventories at the lower of cost or market.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line and accelerated methods over the useful lives of the assets, generally from five to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

Revenue Recognition

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. Our revenue policy includes all sales channels which include the Company website channel or direct mail/phone solicitation sales. To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

The Company recognizes revenue and cost of goods sold from each sale upon shipment of the promised goods to the customers.

Concentration

There is no concentration of revenue for the months ended September 30, 2021 and for the months ended September 30, 2022 because the revenue was earned from multiple customers.

Income Taxes

The Company approved the ongoing payment of quarterly distributions to stockholders, as needed. Distributions are paid primarily to satisfy the income tax liabilities of the stockholders.  For the period ending September 30, 2022 and September 30, 2021, the Company did not pay out any distributions as payment to stockholders.

Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The update removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. In addition, the update adds an example disclosure in Risks and Uncertainties (Topic 275) to illustrate one way that an entity that has not begun planned principal operations could provide information about the risks and uncertainties related to the company’s current activities. Furthermore, the update removes an exception provided to development stage entities in Consolidations (Topic 810) for determining whether an entity is a variable interest entity-which may change the consolidation analysis, consolidation decision, and disclosure requirements for a company that has an interest in a company in the development stage. The update is effective for the annual reporting periods beginning after December 15, 2014, including interim periods therein. Early application with the first annual reporting period or interim period for which the entity’s financial statements have not yet been issued (Public business entities) or made available for issuance (other entities). The Company adopted this pronouncement for the year ended December 31, 2014.

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-12, “Compensation – Stock Compensation ( Topic 718 ); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this ASU either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

NOTE 3 – ACCOUNTS RECEIVABLE

For the months ended September 30, 2022 and 2021, the Company had a balance of $38,165 and $60,346.

NOTE 4 – INVENTORY

For the months ended September 30, 2022 and 2021, the Company had a balance of $157,262 and $182,953.

NOTE 5 – PREPAID EXPENSES

For the months ended September 30, 2022 and 2021, the Company had a balance of $1,125 and $21,125.  These expenses are made up of pre-paid postage, independent contractor retainers, pre-paid advertising, and pre-paid insurance.

NOTE 6 – PROPERTY AND EQUIPMENT

Depreciation expense for the month ended September 30, 2022 and September 30, 2021, was $0 and $42.

NOTE 7 – INTANGIBLES

The Company’s goodwill originated from the organizational expense costs from June 1, 2006 of $675,890, amortized over 15 years.  This was fully amortized at December 31, 2020.  Additionally, goodwill was created after an owner of the Company passed away and a stepped-up basis was created for his heirs.  The value of the goodwill created on December 12, 2009 was $526,697, amortized over 15 years.  Amortization expense for the month ended December 31, 2021 and December 31, 2020, was $35,132 and $35,158.

NOTE 8 – RELATED PARTY

For the months ended September 30, 2022 and 2021, the Company had a note payable due to a related party.  The note was non-interest bearing.  As of the months ended September 30, 2022 and September 30, 2021, the Company had a balance of $0 and $90,937.

NOTE 9 – OTHER CURRENT LIABILITIES

Accounts payables consists of all overhead and inventory purchases which are due Net 30.  As of the months ended September 30, 2022 and September 30, 2021, the Company had a balance of $17,865 and $27,966.

NOTE 10 – SUBSEQUENT EVENTS

COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The Company is monitoring this closely, and although operations have not been materially affected by the coronavirus outbreak to date, the ultimate severity of the outbreak is uncertain. Further the uncertain nature of its spread globally may impact our business operations resulting from quarantines of employees, customers, and third-party service providers. At this time, the Company is unable to estimate the impact of this event on its operations.

The Company evaluated its September 30, 2022 financial statements for subsequent events through November 11, 2022, the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Online Publishing & Marketing LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Online Publishing & Marketing LLC as of December 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2022

Lakewood, CO

February 9, 2023

ONLINE PUBLISHING & MARKETING LLC
BALANCE SHEETS
(Audited)

	DECEMBER 31,	DECEMBER 31,
	2021	2020
ASSETS

CURRENT ASSETS
Cash	$577,986	$707,514
Accounts receivable	47,671	49,972
Inventory	178,818	210,247
Prepaid expenses	59,509	1,875
Note receivable - Due from related party	-	-
Total current assets	863,984	969,608

Fixed assets, net of accumulated depreciation of $35,342 and $35,286, respectively	11,224	11,280
Goodwill	91,190	126,322
Total other assets	102,414	137,602

TOTAL ASSETS	$966,398	$1,107,210

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$23,248	$58,805
Accrued liabilities	153	223
Notes payable - related party	65,595	100,000
Total current and total liabilities	88,996	159,028

STOCKHOLDERS' EQUITY (DEFICIT)
Accumulated deficit	877,402	948,182
Total stockholders' equity (deficit)	877,402	948,182

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$966,398	$1,107,210

The accompanying notes are an integral part of these audited consolidated financial statements.

ONLINE PUBLISHING & MARKETING LLC
STATEMENT OF OPERATIONS
FOR THE YEAR ENDING DECEMBER 31,
(Audited)

	FOR THE YEAR ENDING
	DECEMBER 31,
	2021	2020

REVENUE
Gross revenue	$1,174,094	$1,233,756
Less selling fees	(20,935)	(19,457)
Net revenue	1,153,159	1,214,299

COST OF REVENUE
Cost of goods sold	37,222	43,643
Total cost of revenue	37,222	43,643

GROSS PROFIT	1,115,937	1,170,656

OPERATING EXPENSES
General and administrative	1,186,717	913,416
Total operating expenses	1,186,717	913,416

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	-	-

Total other income (expense)	-	-

Net gain/(loss) before income tax provision	(70,780)	257,240

NET GAIN/(LOSS)	$(70,780)	$257,240

The accompanying notes are an integral part of these audited consolidated financial statements.

ONLINE PUBLISHING & MARKETING LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Audited)

	FOR THE YEAR
	ENDING
	DECEMBER 31,
	2021	2020
Cash Flows from Operating Activities:
Net Gain/(Loss)	$(70,780)	$257,241

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	35,189	35,271
Gain on sale of asset	-	-
Impairment of goodwill	-	-
Changes in operating assets and liabilities:
Accounts receivable	2,301	90,841
Inventory	31,429	44,076
Prepaid expenses	(57,634)	-
Accrued interest receivable	-	-
Deposits	-	-
Accounts payable	(35,557)	(5,740)
Accounts payable - related party	-	-
Accrued liabilities	(70)	(623)
Accrued interest payable	-	-
Accrued interest payable - related party	-	-
Net Cash used in Operating Activities	(95,122)	421,066

Cash Flows from Investing Activities:

Purchase of fixed assets	(1)	-
Cash received from sale of asset	-	-
Purchase of note receivable	-	-
Trademarks	-	-
Payments of note receivable	-	-
Cash flows provided by (used in) Investing Activities:	(1)	-

Cash Flows from Financing Activities:

Proceeds from issuance of common stock	-	-
Proceeds from issuance of convertible debt,	-	-
Payments for repayment of convertible debt	-	-
Proceeds from issuance of noted payable	-	-
Proceeds from issuance of noted payable - related party	-	-
Payments for repayment of notes payable - related party	(34,405)	-
Distribution payments	-	-
Net Cash provided by Financing Activities	(34,405)	-

Increase (decrease) in cash	(129,528)	421,066
Cash at beginning of period	707,514	286,448
Cash at end of period	$577,986	$707,514

The accompanying notes are an integral part of these audited consolidated financial statements.

ONLINE PUBLISHING & MARKING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Online Publishing & Marketing, LLC (the “Company”) was incorporated in the State of Virginia in 2005 as Online Publishing & Marketing, LLC. The Company is a book/video publishing business specializing in alternative health subjects involving cancer treatments, Alzheimer’s and general health. Sales mainly involve the sale of books on Amazon and several video series dealing with the prevention and treatment of dementia sold online through periodical video launch events.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements.  Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying audited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of December 31, 2021 and the results of operations and cash flows for the periods presented. The results of operations for the year ending December 31, 2021 and December 31, 2020 are not necessarily indicative of the operating results for the full fiscal year or any future period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivables

Accounts receivables are recorded at the invoice amount and do not bear interest.

Inventory

Inventories consist of nutritional supplements held for sale in the ordinary course of business. The Company uses the first in, first out to value its inventories at the lower of cost or market.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciated using the straight-line and accelerated methods over the useful lives of the assets, generally from five to seven years. Upon sale or disposal of property and equipment, the related asset cost and accumulated depreciation or amortization are removed from the respective accounts and any gain or loss is reflected in current operations.

Revenue Recognition

The Company recognizes revenue and cost of goods sold from product sales or services rendered when control of the promised goods are transferred to our clients in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. Our revenue policy includes all sales channels which include the Company website channel or direct mail/phone solicitation sales. To achieve this core principle, we apply the following five steps:  identify the contract with the client, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to performance obligations in the contract and recognize revenues when or as the Company satisfies a performance obligation.

The Company recognizes revenue and cost of goods sold from each sale upon shipment of the promised goods to the customers.

Concentration

There is no concentration of revenue for the months ended December 31, 2020 and for the months ended December 31, 2021 because the revenue was earned from multiple customers.

Income Taxes

The Company approved the ongoing payment of quarterly distributions to stockholders, as needed. Distributions are paid primarily to satisfy the income tax liabilities of the stockholders.  For the period ending December 31, 2021 and December 31, 2020, the Company did not pay out any distributions as payment to stockholders.

Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The update removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. In addition, the update adds an example disclosure in Risks and Uncertainties (Topic 275) to illustrate one way that an entity that has not begun planned principal operations could provide information about the risks and uncertainties related to the company’s current activities. Furthermore, the update removes an exception provided to development stage entities in Consolidations (Topic 810) for determining whether an entity is a variable interest entity-which may change the consolidation analysis, consolidation decision, and disclosure requirements for a company that has an interest in a company in the development stage. The update is effective for the annual reporting periods beginning after December 15, 2014, including interim periods therein. Early application with the first annual reporting period or interim period for which the entity’s financial statements have not yet been issued (Public business entities) or made available for issuance (other entities). The Company adopted this pronouncement for the year ended December 31, 2014.

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-12, “Compensation – Stock Compensation ( Topic 718 ); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this ASU either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This updated guidance is not expected to have a material impact on our results of operations, cash flows or financial condition. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

NOTE 3 – ACCOUNTS RECEIVABLE

For the months ended December 31, 2021 and 2020, the Company had a balance of $47,671 and $49,972.

NOTE 4 – INVENTORY

For the months ended December 31, 2021 and 2020, the Company had a balance of $178,818 and $210,247.

NOTE 5 – PREPAID EXPENSES

For the months ended December 31, 2021 and 2020, the Company had a balance of $59,509 and $1,875. These expenses are made up of pre-paid postage, independent contractor retainers, pre-paid advertising, and pre-paid insurance.

NOTE 6 – PROPERTY AND EQUIPMENT

Depreciation expense for the years ended December 31, 2021 and December 31, 2020, was $57 and $113.

NOTE 7 – INTANGIBLES

The Company’s goodwill originated from the organizational expense costs from June 1, 2006 of $675,890, amortized over 15 years.  This was fully amortized at December 31, 2020.  Additionally, goodwill was created after an owner of the Company passed away and a stepped-up basis was created for his heirs. The value of the goodwill created on December 12, 2009 was $526,697, amortized over 15 years. Amortization expense for the month ended December 31, 2021 and December 31, 2020, was $35,132 and $35,158.

NOTE 8 – RELATED PARTY

For the months ended December 31, 2021 and 2020, the Company had a note payable due to a related party.  The note was non-interest bearing.  As of the months ended December 31, 2021 and December 31, 2020, the Company had a balance of $65,595 and $100,000.

NOTE 9 – OTHER CURRENT LIABILITIES

Accounts payables consists of all overhead and inventory purchases which are due Net 30.  As of the months ended December 31, 2021 and December 31, 2020, the Company had a balance of $23,248 and $58,805.

NOTE 10 – SUBSEQUENT EVENTS

COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The Company is monitoring this closely, and although operations have not been materially affected by the coronavirus outbreak to date, the ultimate severity of the outbreak is uncertain. Further the uncertain nature of its spread globally may impact our business operations resulting from quarantines of employees, customers, and third-party service providers. At this time, the Company is unable to estimate the impact of this event on its operations.

The Company evaluated its December 31, 2021 financial statements for subsequent events through March 3, 2022, the date the financial statements were available to be issued.

Unaudited Pro Forma Condensed Combined Financial Statements

On January 13, 2023, pursuant to a Acquisition Agreement (“Exchange Agreement”) dated January 13, 2023, Health Extracts, Incorporated (“HYEX”) will be acquiring 100% ownership interest in Hyperion, LLC (“HYP”), a Virginia limited liability company and Online Publishing and Marketing, LLC (“OPM”), a Virginia limited liability company, in exchange for $3,050,000 in cash and the issuance of $1,250,000 in shares of Health Extracts’ common stock (approximately 25,000,000 shares valued at $0.05), to the former owner of HYP and OPM, resulting in HYP and OPM becoming a wholly-owned subsidiary of the Company.

For financial accounting purposes, the acquisition of HYP and OPM by HYEX (referred to as the “Merger”) will be valued under the purchase price method. Accordingly, financial statements presented following the Merger will be viewed as being fairly valued as of January 13, 2023 or the date the acquisition is closed, and represent the operations of HYEX prior to the Merger. The Company’s will continue to operating under the names Green Valley Natural Solutions and Online Publishing and Marketing, LLC.

Prior to the Merger, all the companies involved had fiscal year ends of December 31, respectively. The accompanying audited pro forma condensed combined financial statements are prepared based on a December 31 year end, while the period ending of September 30, 2022 has been prepared as unaudited pro forma condensed combined financial statements. The audited and unaudited pro forma condensed combined balance sheet at September 30, 2022, December 31, 2021, and December 31, 2020 combines the historical consolidated balance sheets of HYP, OPM and HYEX, giving effect to the Merger as if it had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the period ended September 30, 2022 combines the historical consolidated statements of income of HYP, OMP, and HYEX, giving effect to the Merger as if it had occurred on January 1, 2022. The audited pro forma combined financial data should be read in connection with the notes to these unaudited pro forma condensed combined financial statements and the following:

•The Company’s separate historical audited consolidated financial statements and the related notes year ended December 31, 2021 and 2020;

•The Company’s separate historical unaudited consolidated financial statements and the related notes for the period ended September 30, 2022;

•HYEX’s separate historical audited consolidated financial statements and related notes as of and for the year ended December 31, 2021.

The audited and unaudited pro forma condensed combined financial statements have been prepared for informational purposes only. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Merger and (2) factually supportable and reasonable under the circumstances.

The unaudited pro forma adjustments represent management’s estimates based on information available at this time. The unaudited pro forma combined financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the consolidated company. The unaudited pro forma combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, future underwriting decisions or changes in the book of business that may result from the acquisition.

PRO FORMA CONDENSED
COMBINED BALANCE SHEETS
(Audited)
December 31, 2020

	HISTORICAL			PRO FORMA
	HYEX	HYPERION	OP&M	ADJUST-MENTS	COMBINED
ASSETS

CURRENT ASSETS
Cash	$59,201	$1,837,277	$707,514	$-	$2,603,992
Accounts receivable	13,274	1,373	49,972	-	64,619
Inventory	2,417,683	466,841	210,247	-	3,094,771
Prepaid expenses	-	32,614	1,875	-	34,489
Note receivable	-	100,000	-	-	100,000
Accrued interest receivable	-	-	-	-	-
Total current assets	2,490,158	2,438,105	969,608	-	5,897,871

Property and equipment, net	6,135	59,697	11,280		77,112
Patents/Trademarks	425,877	-	-		425,877
Goodwill, net	193,260	-	126,322		319,582
Total other assets	625,272	59,697	137,602	-	822,571

TOTAL ASSETS	$3,115,430	$2,497,802	$1,107,210	$-	$6,720,442

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$64,836	$282,085	$58,805		$405,726
Accrued liabilities	9,054	46,771	223		56,048
Notes payable - related party	170,866	-	100,000		270,866
Convertible debt	6,750	-	-		6,750
Accrued interest payable	2,379	-	-		2,379
Accrued interest payable - related party	518	-	-		518
Derivative liabilities	7,202	-	-		7,202
Total current and total liabilities	261,604	328,856	159,028	-	749,488

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	-	-	-		-
Common stock	308,887	-	-		308,887
Additional paid-in capital	15,501,436	-	-		15,501,436
Accumulated deficit	(12,956,498)	2,168,946	948,182		(9,839,370)
Total stockholders' equity (deficit)	2,853,826	2,168,946	948,182	-	5,970,954

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,115,430	$2,497,802	$1,107,210	$-	$6,720,442

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
(Audited)
December 31, 2020

	HISTORICAL			PRO FORMA
	HYEX	HYPERION	OP&M	ADJUST-MENTS	COMBINED

REVENUE
Gross revenue, net	$1,276,559	$10,534,364	$1,214,299		$13,025,222
Net revenue	1,276,559	10,534,364	1,214,299	-	13,025,222

COST OF REVENUE
Cost of goods sold	465,010	1,964,930	43,643		2,473,583
Written off inventory	1,389,991	-	-		1,389,991
Total cost of revenue	1,855,001	1,964,930	43,643	-	3,863,574

GROSS PROFIT	(578,442)	8,569,434	1,170,656	-	9,161,648

OPERATING EXPENSES
General and administrative	1,474,891	7,489,752	913,416		9,878,059
Impairment of assets	1,579,883	-	-		1,579,883
Total operating expenses	3,054,774	7,489,752	913,416	-	11,457,942

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(72,882)	4,445	-		(68,437)
Change in fair value on derivative	1,053,186	-	-		1,053,186
Miscellaneous Income	-	-	-		-
Loss on extinguishment of debt	46,836	-	-		46,836
SBA loan forgiveness	29,700	105,000	-		134,700
Gain on sale of asset	-	-	-		-

Total other income (expense)	1,056,841	109,445	-	-	1,166,286

Net gain/(loss) before income tax provision	(2,576,375)	1,189,127	257,240	-	(1,130,008)

NET GAIN/(LOSS)	$(2,576,375)	$1,189,127	$257,240	$-	$(1,130,008)

Loss per share - basic and diluted	$(0.011)				$(0.005)

Weighted average number of shares outstanding
Basic and diluted	237,300,091				237,300,091

The accompanying notes are an integral part of these audited consolidated financial statements.

PRO FORMA CONDENSED
COMBINED BALANCE SHEETS
(Audited)
December 31, 2021

	HISTORICAL			PRO FORMA
	HYEX	HYPERION	OP&M	ADJUST-MENTS	COMBINED
ASSETS

CURRENT ASSETS
Cash	$222,098	$1,659,500	$577,986	$-	$2,459,584
Accounts receivable	133,340	17,522	47,671	-	198,533
Inventory	1,957,966	550,437	178,818	-	2,687,221
Prepaid expenses	-	139,039	59,509	-	198,548
Note receivable	-	65,595	-	-	65,595
Accrued interest receivable	-	-	-	-	-
Total current assets	2,313,404	2,432,093	863,984	-	5,609,481

Property and equipment, net	1,035	56,832	11,224		69,091
Patents/Trademarks	521,881	-	-		521,881
Goodwill, net	193,260	-	91,190		284,450
Total other assets	716,175	56,832	102,414	-	875,421

TOTAL ASSETS	$3,029,579	$2,488,925	$966,398	$-	$6,484,902

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$37,267	$354,145	$23,248		$414,660
Accrued liabilities	59,264	48,076	153		107,493
Notes payable - related party	170,866	-	65,595		236,461
Convertible debt	171,750	-	-		171,750
Accrued interest payable	13,050	-	-		13,050
Accrued interest payable - related party	14,118	-	-		14,118
Derivative liabilities	92,527	-	-		92,527
Total current and total liabilities	558,841	402,221	88,996	-	1,050,058

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	-	-	-		-
Common stock	338,384	-	-		338,384
Additional paid-in capital	17,075,974	-	-		17,075,974
Accumulated deficit	(14,943,620)	2,086,704	877,402		(11,979,514)
Total stockholders' equity (deficit)	2,470,738	2,086,704	877,402	-	5,434,844

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,029,579	$2,488,925	$966,398	$-	$6,484,902

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
(Audited)
December 31, 2021

	HISTORICAL			PRO FORMA
	HYEX	HYPERION	OP&M	ADJUST-MENTS	COMBINED

REVENUE
Gross revenue, net	$1,465,782	$10,218,155	$1,153,159		$12,837,096
Net revenue	1,465,782	10,218,155	1,153,159	-	12,837,096

COST OF REVENUE
Cost of goods sold	346,156	1,939,685	37,222		2,323,063
Written off inventory	424,548	-	-		424,548
Total cost of revenue	770,704	1,939,685	37,222	-	2,747,611

GROSS PROFIT	695,078	8,278,470	1,115,937	-	10,089,485

OPERATING EXPENSES
General and administrative	2,584,256	7,558,447	1,186,717		11,329,420
Impairment of assets	-	-	-		-
Total operating expenses	2,584,256	7,558,447	1,186,717	-	11,329,420

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(52,453)	235	-		(52,218)
Change in fair value on derivative	(85,325)	-	-		(85,325)
Miscellaneous Income	-	2,500	-		2,500
SBA loan forgiveness	39,833	-	-		39,833
Gain on sale of asset	-	7,000	-		7,000

Total other income (expense)	(97,945)	9,735	-	-	(88,210)

Net gain/(loss) before income tax provision	(1,987,123)	729,758	(70,780)	-	(1,328,145)

NET GAIN/(LOSS)	$(1,987,123)	$729,758	$(70,780)	$-	$(1,328,145)

Loss per share - basic and diluted	$(0.006)				$(0.004)

Weighted average number of shares outstanding
Basic and diluted	319,209,932				319,209,932

The accompanying notes are an integral part of these audited consolidated financial statements.

PRO FORMA CONDENSED
COMBINED BALANCE SHEETS
(Unaudited)
September 30, 2022

	HISTORICAL			PRO FORMA
	HYEX	HYPERION	OP&M	ADJUST-MENTS		COMBINED
ASSETS

CURRENT ASSETS
Cash	$73,884	$1,500,955	$115,862	$(1,416,817)	(a)	$273,884
Accounts receivable	100,755	18,773	38,165	-		157,693
Inventory	1,866,442	595,441	157,262	-		2,619,145
Prepaid expenses	-	148,054	1,125	-		149,179
Note receivable	-	-	-	-		-
Accrued interest receivable	-	-	-	-		-
Total current assets	2,041,081	2,263,223	312,414	(1,416,817)		3,199,901

Property and equipment, net	6,050	55,101	11,224	-		72,375
Patents/Trademarks	521,881	-	-	-		521,881
Other assets	16,890	-	246,744	-		263,634
Goodwill, net	193,260	-	64,855	3,122,711	(b)	3,380,826
Total other assets	738,080	55,101	322,823	3,122,711		4,238,715

TOTAL ASSETS	$2,779,161	$2,318,324	$635,237	$1,705,894		$7,438,616

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable	$114,066	$306,816	$17,865	$-		$438,747
Accrued liabilities	6,934	34,770	17	-		41,721
Notes payable	93,174	-	-	-		93,174
Notes payable - related party	866	-	-	-		866
Convertible debt	360,750	-	-	-		360,750
Accrued interest payable	29,671	-	-	-		29,671
Accrued interest payable - related party	-	-	-	-		-
Derivative liabilities	338,787	-	-	-		338,787
Total current and total liabilities	944,248	341,586	17,882	-		1,303,716

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock		-	-	-		-
Common stock	345,172	-	-	86,000	(b)	431,172
Additional paid-in capital	17,459,899	-	-	4,214,000	(b)	21,673,899
Accumulated deficit	(15,970,158)	1,976,738	617,355	(2,594,106)	(c)	(15,970,171)
Total stockholders' equity (deficit)	1,834,913	1,976,738	617,355	1,705,894		6,134,900

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,779,161	$2,318,324	$635,237	$1,705,894		$7,438,616

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
(Unaudited)
September 30, 2022

	HISTORICAL			PRO FORMA
	HYEX	HYPERION	OP&M	ADJUST-MENTS	COMBINED

REVENUE
Gross revenue, net	$1,432,850	$7,800,097	$343,130	$-	$9,576,077
Net revenue	1,432,850	7,800,097	343,130	-	9,576,077

COST OF REVENUE
Cost of goods sold	382,038	1,533,620	21,556	-	1,937,214
Written off inventory	20,750	-	-	-	20,750
Total cost of revenue	402,788	1,533,620	21,556	-	1,957,964

GROSS PROFIT	1,030,062	6,266,477	321,574	-	7,618,113

OPERATING EXPENSES
General and administrative	1,744,326	6,007,284	581,621	-	8,333,231
Impairment of assets	-	-	-	-	-
Total operating expenses	1,744,326	6,007,284	581,621	-	8,333,231

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(68,657)	841	-	-	(67,816)
Change in fair value on derivative	(246,260)	-	-	-	(246,260)
Miscellaneous Income	-	-	-	-	-
SBA loan forgiveness	-	-	-	-	-
Gain on sale of asset	2,643	-	-	-	2,643

Total other income (expense)	(312,274)	841	-	-	(311,433)

Net gain/(loss) before income tax provision	(1,026,538)	260,034	(260,047)	-	(1,026,551)

NET GAIN/(LOSS)	$(1,026,538)	$260,034	$(260,047)	$-	$(1,026,551)

Loss per share - basic and diluted	$(0.003)				$(0.003)

Weighted average number of shares outstanding
Basic and diluted	319,209,932				319,209,932

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

On January 13, 2023, pursuant to a Acquisition Agreement (“Exchange Agreement”) dated January 13, 2023, Health Extracts, Incorporated (“HYEX”) will be acquiring 100% ownership interest in Hyperion, LLC (“HYP”), a Virginia limited liability company and Online Publishing and Marketing, LLC (“OPM”), a Virginia limited liability company, in exchange for the $3,050,000 in cash and the issuance of $1,250,000 in shares of Health Extracts’ common stock (approximately 25,000,000 shares valued at $0.05), to the former owner of HYP and OPM, resulting in HYP and OPM becoming a wholly-owned subsidiary of the Company.

For financial accounting purposes, the acquisition of HYP and OPM by HYEX (referred to as the “Merger”) will be valued under the purchase price method. Accordingly, financial statements presented following the Merger will be viewed as being fairly valued as of January 13, 2023, and represent the operations of HYEX prior to the Merger. The Company’s will continue to operating under the names Green Valley Natural Solutions and Online Publishing and Marketing, LLC.  See Note 2 for further discussion.

The unaudited pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and operations of the combined company based upon the historical financial statements of HYP, OPM, and HYEX, after giving effect to the Merger and adjustments described in the following footnotes, and are intended to reflect the impact of the Merger on a pro forma basis. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The accompanying unaudited pro forma condensed combined balance sheet at September 30, 2022 combines the historical consolidated balance sheets of HYP, OPM, and HYEX, giving effect to the Merger as if it had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the period ended September 30, 2022 combines the historical consolidated statements of operations of HYP, OPM, and HYEX, giving effect to the Merger as if it had occurred on January 1, 2022. Prior to the Merger, HYP, OPM, and HYEX, had fiscal year ends of December 31, respectively. As of the Merger date, the Company kept December 31 as its fiscal year end.

Note 2 - Merger

HYEX, will be acquiring 100% ownership interest in HYP and OPM in exchange for $3,050,000 in cash and the issuance of $1,250,000 in shares of Health Extracts’ common stock (approximately 25,000,000 shares valued at $0.05), to the former owner of HYP and OPM, resulting in HYP and OPM becoming a wholly-owned subsidiary of the Company.

The preliminary purchase price for the Acquired Businesses have been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The purchase price allocations herein are preliminary. The final purchase price allocations for the Acquired Businesses will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Acquisitions. Accordingly, the final acquisition accounting adjustments could differ materially from the accounting adjustments included in the pro forma financial statements presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

HYP and OPM Preliminary Purchase Price Allocation

The acquisition of HYP and OPM is being accounted for as a business combination under Financial Accounting Standards Board Accounting Standards Codification (ASC) 805.  The following information summarizes the provisional purchase consideration and preliminary allocation of the fair values assigned to the assets at the purchase date:

Preliminary Purchase Price Allocation Based On Estimated Fair Values Of The Net Assets Acquired
January 13, 2023
Purchase consideration
Cash consideration paid	$ 1,750,000
Cash placed in escrow for purchase of the company’s	1,300,000
Common stock shares issued	1,250,000
Total Purchase Consideration	$ 4,300,000

Purchase price allocation
Cash	$ 200,000
Accounts receivables	56,938
Inventory	752,703
Prepaid expenses	149,179
Property and equipment, net	66,325
Other assets	246,744
Goodwill	3,187,579
Accounts payable	324,681
Accrued Liabilities	34,787
Net assets acquired	$ 4,300,000

Finite-lived intangible assets
Customer Relationships – Additional goodwill	3,122,724
Total intangible assets	$ 3,122,724

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the accompanying pro forma balance sheets and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of long-lived assets, (2) changes in the allocation of purchase consideration in excess of fair value to separately identifiable intangible assets and (3) other changes to assets and liabilities. Adjusted total goodwill to account for $13 difference in net loss for 2022.

Note 3 - Pro Forma Adjustments

Pro forma adjustments are necessary to reflect events that are: directly attributable to the Merger; factually supportable, and expected to have a continuing impact. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To remove carrying value of HYP and OPMs’ net assets that either did not carry over or were settled in conjunction with the merger.

(b)	HYEX issued equity immediately prior to the Merger to raise the funds needed for the merger. Entries added the equity and goodwill created from the merger.

(c)	To eliminate HYP and OPMs’ historical members’ equity balance as of September 30, 2022.

Note 4 –Loss per Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

The combined entity’s financial statements are prepared as if the transaction had been completed at the beginning of the period. The net loss and shares used in computing the net income loss per share for the period ended September 30, 2022 is based on weighted average common shares outstanding during the period. The effect of the additional shares of common stock issued as part of the Merger has been included for purposes of presenting pro forma net loss per share.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of our securities being registered. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$1,350
FINRA filing fee	Approximately	5,000
Nasdaq listing fee	Approximately	50,000
Transfer Agent Fees	Approximately	1,500
Costs of Printing and Engraving	Approximately	5,000
Legal Fees	Approximately	30,000
Accounting and Audit Fees	Approximately	30,000
Total		$122,850

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Each of our officers and directors is a party to an Indemnification Agreement with the Company that provides for indemnification to the fullest extent permitted under applicable law.

Section 78.751 of the General Corporation Law of the State of Nevada states that the articles of incorporation of a Nevada corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition. It further states that indemnification does not exclude any other rights that an officer or director may have pursuant to the articles, bylaws, shareholders agreement or otherwise, and that it continues for a person who has ceased to be a director, officer, or employee of the company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of unregistered sales of equity securities issued by the Company from January 1, 2020 through the date hereof. All share amounts reflect the anticipated 1-for-100 reverse stock split of our outstanding shares of Common Stock.

Note Conversion Agreements and Advance Conversion Agreements

Effective April 13, 2020, we entered into a total of eighteen (18) agreements (16 Note Conversion Agreements and 2 Advance Conversion Agreements) whereby an aggregate of $1,508,407.84 in outstanding principal and accrued interest was converted into an aggregate of 392,488 shares of our common stock. The conversion price was either $3.00 per share or $5.00 per share, depending on the individual agreement. The conversions included notes and advances held by our officers and directors and our largest shareholder, as follows:

Name	Aggregate Principal and Interest	Aggregate Shares
Jay W. Decker	$1,282,231.11	334,180
William Bossung	$65,677.84	21,892
First Capital Properties LLC	$16,180.00	5,393
Shelton S. Decker	$33,717.78	7,822
Logan B. Decker	$33,717.78	7,822
Kevin Pitts	$51,255.56	10,251
Innovation Group Holdings, LLC	$25,627.78	5,125

The shares of common stock issued pursuant to the Note Conversion Agreements and the Advance Conversion Agreements were offered and sold in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The investors have acquired the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The securities were not issued through any general solicitation or advertisement.

Securities Purchase Agreements

On October 15, 2020, we entered into four (4) Securities Purchase Agreements to document transactions prior to September 30, 2020 whereby we sold and issued 59,000 shares of our common stock at $5.00 per share for aggregate consideration of $295,000. The purchasers included our officers and directors and our largest shareholder, as follows:

Name	Aggregate Principal and Interest	Aggregate Shares
Jay W. Decker	$100,000	20,000
Shelton S. Decker	$50,000	10,000
Logan B. Decker	$50,000	10,000
Dr. Gerald Haase	$95,000	19,000
Total	$295,000	59,000

The shares of common stock issued pursuant to the Securities Purchase Agreements were offered and sold in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The investors have acquired the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The securities were not issued through any general solicitation or advertisement.

Note Conversion Agreements

Effective September 2, 2020, we entered into five (5) Note Conversion Agreements whereby an aggregate of $1,791,382.56 in outstanding principal and accrued interest was converted into an aggregate of 358,276 shares of our common stock. The conversion price was $0.05 per share. The conversions included a note held by our largest shareholder, as follows:

Name:	No. of Shares
Jay W. Decker	307,350
Genuine Partners	16,926
Dan Bishop	22,000
James Knox	10,000
Matthew Dee Grabau	2,000
Total	358,276

The shares of common stock issued pursuant to the Note Conversion Agreements were offered and sold in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The investors have acquired the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The securities were not issued through any general solicitation or advertisement.

Note and Warrants

On March 18, 2021, we entered into a Securities Purchase Agreement whereby we issued a Promissory Note in the principal amount of $340,000. The Note has an original issue discount of $20,000, a maturity date of one year, and bears interest at the rate of ten percent (10%) per annum. We received a net amount of $320,000, minus expenses, upon issuance of the Note. We can prepay the Note at any time without penalty. If we have not previously prepaid the Note, after 180 days the holder may convert the Note, in whole or in part, into our common stock at a conversion price of $5.00 per share. As additional consideration, we issued an aggregate of 12,000 shares of our common stock to the note holder. If we prepay the Note in 180 days or less, 6,000 of the shares will be returned to us without additional consideration.

On March 18, 2021, we issued 27,150 shares of common stock, restricted in accordance with Rule 144, to two (2) shareholders for services rendered.

The note, warrants, and common stock were offered and sold in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The investors have acquired the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The securities were not issued through any general solicitation or advertisement.

Notes and Warrants

From May through September 2021, we issued convertible promissory notes with an aggregate face value of $625,000, plus warrants to acquire an aggregate of 62,500 shares of our common stock, to a total of twenty (20) investors. The notes are convertible into our common stock at the election of the holder at $5.00 per share. The warrants are exercisable for a period of five (5) years at $7.50 per share. In connection with the sale of the notes and warrants to U.S. investors, HP Securities, Inc. or its affiliates was paid ten percent (10%) of the offering proceeds from investors introduced by them in cash, and issued one million (10,000) shares of our common stock and warrants to acquire 1,000 shares of our common stock at an exercise price of $5.00 per share; Carter Terry & Co was issued 1,777 shares of our common stock.

The note, warrants, and common stock were offered and sold in reliance on an exemption from registration pursuant to Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. The investors have acquired the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The securities were not issued through any general solicitation or advertisement.

Note

On May 25, 2022, we entered into a Securities Purchase Agreement with a single purchaser, whereby we sold to the purchaser a Convertible Promissory Note in the principal amount of $154,000. The Note contained an original issue discount of 10%, and thus the proceeds to us was $138,600. The Note bears interest at a rate of ten percent (10%) per annum, has a maturity date of August 5, 2023, and is payable in equal monthly installments of $14,488.49 per month beginning on October 5, 2022. The Note is convertible into our common stock at the election of the holder at $5.00 per share.

The proceeds from the sale of the Note were used to satisfy all but $17,000 of our obligations to Jay Decker pursuant to a previously issued promissory note to benefit from terms that our management believes are more favorable to the Company.

Common Stock

On April 22, 2022, April 25, 2022, and May 19, 2022, we issued an aggregate of 64,000 shares of our common stock to four parties in exchange for services. The issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, there was no solicitation involved in the offerings, and the parties were all accredited.

Note Conversion

On June 24, 2022, we entered into a Note Conversion Agreement with Jay Decker whereby Decker converted $17,000 in principal and $31.07 in interest on an outstanding convertible note into 3,406 shares of our common stock at a conversion price of $5.00 per share.

Common Stock

On September 13, 2022, we issued an aggregate of 3,400 shares of our common stock to two parties in exchange for services. The issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, there was no solicitation involved in the offerings, and the parties were either sophisticated or accredited.

Restricted Stock Units and Restricted Stock Awards

On December 26, 2022, we approved the Healthy Extracts, Inc. 2022 Equity Incentive Plan and set aside 5,200 shares of our common stock for issuance thereunder. On December 26, 2022, we approved a total of 1,597 Restricted Stock Units at $1.00 per share and 3,600 Restricted Stock Awards with a strike price of $0.00 to $1.00 to a total of sixteen (16) individuals.

The issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, there was no solicitation involved in the offerings, and the parties were either sophisticated or accredited.

Convertible Notes and Warrants

On January 24, 2023, we entered into a Securities Purchase Agreement for the sale of convertible notes in the aggregate principal amount of $388,888, and warrants to acquire 74,216 shares of our common stock at an exercise price of $4.72 per share, to two investors. The Notes contained an original issue discount of 10%, and thus the proceeds to us was $350,000. The Notes do not bear interest unless we are in default, have a maturity date of October 24, 2023, and all amounts are payable on the maturity date. The Notes are convertible into our common stock at the election of the holder at means ninety percent (90%) of the lowest

VWAP of our common stock for the five (5) consecutive Trading Days immediately preceding the date of the issuance of a Conversion Election.

The issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, there was no solicitation involved in the offerings, and the parties were either sophisticated or accredited.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)The exhibits listed on the Exhibit Index at the end of this Registration Statement are incorporated herein and filed as part of this registration statement.

(b)Financial Statement Schedules.

No financial statement schedules have been provided because the information is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

A.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(i)The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that:

(i)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada.

Healthy Extracts, Inc.

Dated: February 9, 2023	/s/ Kevin “Duke” Pitts
By:Kevin “Duke” Pitts
Its:President

Dated: February 9, 2023	/s/ Robert Madden
By:Robert Madden
Its:Chief Financial Officer, Secretary, and Principal Accounting Officer

POWER OF ATTORNEY

We, the undersigned hereby severally constitute and appoint each of Kevin “Duke” Pitts and Robert Madden our true and lawful attorney and agent, with full power to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: February 9, 2023	/s/ Kevin “Duke” Pitts
Name:Kevin “Duke” Pitts Title:President and Director

Dated: February 9, 2023	/s/ William Bossung
Name:William Bossung Title:Director

Dated: February 9, 2023	/s/ Bill Croyle
Name:Bill Croyle Title:Director

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

3.1 (1)	Articles of Incorporation of Grey Cloak Tech Inc.

3.2 (2)	Certificate of Amendment of Articles of Incorporation

3.3 (1)	Bylaws of Grey Cloak Tech Inc.

5.1**	Opinion of Clyde Snow & Sessions, PC

10.1*	Supply Agreement with H&AD S.r.L. dated January 1, 2019, as amended

10.2 (3)	Share Exchange Agreement dated February 4, 2019 by and among Grey Cloak Tech Inc., BergaMet NA, LLC, and the Members of BergaMet

10.3 (4)	Independent Contractor Agreement by and between the Company and Kevin “Duke” Pitts, dated October 1, 2019

10.4 (5)	Share Exchange Agreement with Ultimate Brain Nutrients, LLC and its members

10.5 (6)	Securities Purchase Agreement dated March 18, 2021

10.6 (6)	Promissory Note dated March 18, 2021

10.7*	Licensing Agreement with Gelteq Ptd Ltd.

10.8 (7)	Common Stock Purchase Warrant dated February 10, 2022

10.9 (7)	Promissory Note dated February 22, 2022

10.10 (8)	Securities Purchase Agreement dated May 25, 2022

10.11 (8)	Convertible Promissory Note dated May 25, 2022

10.12*	Consulting Agreement with Robert Madden

10.13 (9)	Loan Agreement with Amazon Capital Services, Inc. entered into on October 7, 2022

10.14 (10)	Acquisition Agreement with Hyperion, L.L.C. and Online Publishing & Marketing, LLC dated January 13, 2023

10.15 (10)	Securities Purchase Agreement dated January 24, 2023

10.16 (10)	10% OID Promissory Note dated January 24, 2023

10.17 (10)	Common Stock Purchase Warrant dated January 24, 2023

10.18**	Form of Underwriter’s Warrant

14.1*	Code of Ethics

23.1*	Consent of BF Borgers CPA PC, independent registered public accounting firm

23.2**	Consent of Clyde Snow & Sessions, PC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)

101.INS	XBRL Instance Document

101.SCH	XBRL Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

101.LAB	XBRL Labels Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

107*	Filing Fee Table

* Filed herewith

**To be filed by amendment

(1)	Incorporated by reference from our Registration Statement on Form S-1 dated and filed with the Commission on March 6, 2015.

(2)	Incorporated by reference from our Annual Report on Form 10-K dated and filed with the Commission on February 19, 2021.

(3)	Incorporated by reference from our Quarterly Report on Form 10-Q dated and filed with the Commission on May 28, 2020.

(4)	Incorporated by reference from our Regulation A Offering Statement on Form 1-A dated and filed with the Commission on May 7, 2021.

(5)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 8, 2020

(6)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on March 19, 2021

(7)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on March 2, 2022.

(8)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on June 7, 2022.

(9)	Incorporated by reference from our Quarterly Report on Form 10-Q dated and filed with the Commission on November 8, 2022.

(10)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on January 26, 2023.